UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

EDEN BIOSCIENCE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a 6(i)(1) and 0 11.
1) Title of each class of securities to which transaction applies: N/A (Cash consideration only)
2) Aggregate number of securities to which transaction applies: N/A
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 11 (set forth the amount on which the filing fee is calculated and state how it was determined): $2,500,000 cash consideration, including interest on the deferred portion thereof.
4) Proposed maximum aggregate value of transaction: $2,550,000
5) Total fee paid: $510
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

(PRELIMINARY COPY)

EDEN BIOSCIENCE CORPORATION
Notice of Special Meeting of Shareholders

TO THE SHAREHOLDERS:

A Special Meeting of Shareholders of Eden Bioscience Corporation will be held at Country Inn & Suites By Carlson, 19333 North Creek Parkway, Bothell, WA 98011 on Monday, February 26, 2007, at 9:00 a.m., Pacific time, for the following purposes:

1.	To consider and vote upon a proposal to approve the sale of our Harpin Protein Technology, pursuant to the asset purchase agreement dated as of December 1, 2006, between us and Plant Health Care, Inc. and Plant Health Care plc, as described in more detail in the accompanying proxy statement.

2.	To consider and vote upon a proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1.

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are discussed in more detail in the attached proxy statement. A copy of the asset purchase agreement is included with the proxy statement as Annex A. You are encouraged to read the entire proxy statement carefully. In particular, you should consider the discussion entitled “Risk Factors” beginning on page 30.

Our board of directors has fixed the close of business on December 22, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Each share of Eden Bioscience common stock is entitled to one vote on all matters presented at the special meeting or any adjournments or postponements thereof. We cannot complete the sale of our Harpin Protein Technology, which constitutes a sale of substantially all of our assets, unless the holders of at least two-thirds of the shares of our common stock outstanding on the record date vote to approve the sale.

Holders of our common stock are entitled to assert dissenters’ rights with respect to the sale of our Harpin Protein Technology under Chapter 23B.13 of the Washington Business Corporation Act, as more fully described in the attached proxy statement.

YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the special meeting in person, PLEASE VOTE BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT PROMPTLY IN THE POSTAGE PAID REPLY ENVELOPE PROVIDED OR, IF YOUR PROXY CARD OR VOTING INSTRUCTION FORM SO INDICATES, VIA THE INTERNET OR TELEPHONE. The proxy is revocable by you at any time prior to its use at the special meeting. If your shares are held at a brokerage firm or a bank, you must provide them with instructions on how to vote your shares. If you do not vote at all, it will, in effect, count as a vote against the sale of our Harpin Protein Technology.

Our board of directors has unanimously approved the sale of our Harpin Protein Technology upon the terms set forth in the asset purchase agreement and determined that the sale is in the best interests of our shareholders and our company. The board of directors unanimously recommends that you vote “FOR” approval of all proposals described in this proxy statement.

Copies of our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the quarter ended September 30, 2006, which contain important business and financial information about us and should be read carefully, are delivered with this notice and proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Bradley S. Powell
President and Chief Financial Officer

January [  ], 2007
Bothell, Washington

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	10

THE SPECIAL MEETING	12
General	12
Record Date and Voting Securities	12
Quorum	12
Required Votes	12
Voting by Proxy	13
Revocation of Proxy	13
Expenses of Solicitation	13
Voting in Person	13
Abstentions and Broker Non-Votes	13
Dissenters’ Rights of Appraisal	14

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	15

PROPOSAL 1: THE PROPOSED SALE	16
General	16
Parties to the Asset Purchase Agreement	16
Background of the Proposed Sale	16
Reasons for the Proposed Sale	22
Recommendation of the Board of Directors	23
Required Vote	24
Use of Proceeds	24
Dissenter’s Rights of Appraisal	24
Regulatory Matters	27
Material Federal Income Tax Consequences	27
Interests of Certain Parties in the Transactions	29

RISK FACTORS	30

SUMMARY OF TERMS OF THE SALE	45
Asset Purchase Agreement	45
Related Agreements	53

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	56

PROPOSAL 2: ADJOURNMENT OF SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES	62

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	63

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING	65

OTHER BUSINESS	65

INCORPORATION BY REFERENCE	65

ANNEX A — ASSET PURCHASE AGREEMENT	A-1

ANNEX B — CHAPTER 23B.13 RCW DISSENTERS’ RIGHTS	B-1

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. To understand fully the details of the sale of our Harpin Protein Technology to Plant Health Care, Inc. and for a more complete description of the terms of the sale, you should carefully read this entire document and the documents delivered with and incorporated by reference into this proxy statement. See “Incorporation by Reference.”

THE PARTIES TO THE SALE

Eden Bioscience Corporation 11816 North Creek Parkway N. Bothell, Washington 98011-8201
We are a plant technology company focused on developing, manufacturing and marketing innovative, natural protein-based products for agriculture. Our products are based on naturally occurring proteins called “harpins,” which activate a plant’s intrinsic ability to protect itself through growth and stress-defense responses. These responses enhance overall plant health, improve plant vigor and stamina and result in improved plant quality, yield and shelf life.

Our proprietary harpin protein-based technology and substantially all of our assets used in our worldwide agricultural and horticultural markets, which are the assets we are proposing to sell to PHC, are collectively referred to in this proxy statement as our Harpin Protein Technology.

We also sell our harpin protein-based products for the protection of plants and seeds and the promotion of overall plant health to the general public, to resellers or businesses that offer our harpin protein-based products to the general public and to businesses that incorporate harpin protein-based products into existing or new products to be sold to the general public. In this proxy statement, we refer to this business as our Home and Garden Business and to this market as the Home and Garden Market. To date, we have limited experience conducting our Home and Garden Business.

If the sale is approved by our shareholders and is consummated, we will sell to PHC all of our Harpin Protein Technology and thereafter will be engaged principally in our Home and Garden Business. You can find more information about us in the documents that are delivered with and incorporated by reference into this proxy statement. See “Incorporation by Reference.”

Eden Bioscience Mexico, S. de R.L. de C.V. and Eden Bioscience Europe SARL 11816 North Creek Parkway N. Bothell, Washington 98011-8201
Eden Bioscience Mexico, S. de R.L. de C.V. and Eden Bioscience Europe SARL are private foreign companies and our controlled subsidiaries. These subsidiaries are parties to the asset purchase agreement because they own or have rights in the Harpin Protein Technology to be sold to PHC.

Plant Health Care, Inc. 440 William Pitt Way Pittsburgh, Pennsylvania 15238
Plant Health Care, Inc., referred to as PHC, is a private microbial biotechnology company specializing in the development of plant heath care products and natural systems solutions for the commercial tree care, horticulture, turfgrass, forestry and land reclamation industries.

Plant Health Care plc. 440 William Pitt Way Pittsburgh, Pennsylvania 15238	Plant Health Care plc is a UK public company listed on the London Stock Exchange Alternative Investment Market (AIM) and is the indirect parent of PHC.

THE SPECIAL MEETING

Time and Place	The special meeting will take place at the Country Inn & Suites By Carlson, 19333 North Creek Parkway, Bothell, WA 98011 on February 26, 2007 at 9:00 a.m., Pacific time.

The Proposals	At the special meeting, our shareholders will consider and vote upon:

1. A proposal to approve the sale of our Harpin Protein Technology pursuant to the asset purchase agreement dated as of December 1, 2006 between us and PHC and Plant Health Care, plc; and

2. A proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1.

Voting and Revocation of Proxies (See pages 12 and 13)
All shareholders of record as of December 22, 2006 are entitled to vote at the special meeting. Approval of the sale of our Harpin Protein Technology, which constitutes a sale of substantially all of our assets, requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock. Approval of the proposal to grant discretionary authority to the proxy holders to adjourn the special meeting to solicit additional proxies will be approved if the votes cast in favor of the proposal by holders of shares entitled to vote at the meeting exceed the votes cast against the proposal at the special meeting. See “The Special Meeting — Record Date and Voting Securities,” “— Quorum,” and “— Required Votes.”

Any proxy given may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by submitting a new proxy bearing a later date, by notifying Mellon Investor Services, LLC, our proxy solicitor, in writing or by attending the special meeting and voting in person. However, your attendance at the special meeting will not, by itself, revoke your proxy. See “The Special Meeting — Revocation of Proxy.”

PROPOSAL 1: THE PROPOSED SALE

Overview

Reasons for the Sale of our Harpin Protein Technology (See page 22)
We believe that the sale of our Harpin Protein Technology upon the terms set forth in the asset purchase agreement is in the best interests of our company and our shareholders. The proposed sale of our Harpin Protein Technology will enable us to significantly reduce our future operating losses and liabilities, generate cash for our Home and Garden Business and preserve the potential future value of our remaining business assets, primarily our tax loss carryforwards. Our business strategy following the sale will be to use revenues generated by our Home and Garden Business to support our continued operations while we explore whether there may be opportunities to realize potential value from our remaining business assets, primarily our tax loss carryforwards. These and other reasons for approving and recommending the sale are discussed further in this proxy statement. See “Proposal 1: The Proposed Sale — Background of the Proposed Sale,” “— Reasons for the Proposed Sale” and “— Recommendation of the Board of Directors.”

Risks Associated with the Sale of our Harpin Protein Technology (See page 30)
If the sale is completed, we will be a development stage company, and our only business and source of revenue will be our Home and Garden Business. Our Home and Garden Business has a limited operating history, has had only limited revenues to date and involves a high degree of risk. For the nine months ended September 30, 2006, our Home and Garden Business generated revenue of $377,000, which accounted for approximately 10% of our total net revenue for that period. We have no current intention of making substantial investments to grow our Home and Garden Business, and there can be no assurance that our available resources following the sale will be sufficient in any event to successfully operate our Home and Garden Business. Our plan to explore whether there may be opportunities to realize potential value from our remaining business assets, primarily our tax loss carryforwards, is extremely speculative, may require significant time and cost and ultimately may be unworkable or unsuccessful. Following completion of the sale of our Harpin Protein Technology, we expect to continue to trade as a public company on the Nasdaq Capital Market. However, we cannot predict the trading price of our common stock following the sale of our Harpin Protein Technology to PHC or our ability to maintain compliance with other requirements for continued listing on the Nasdaq Capital Market. As of the date of this proxy statement, we were not in compliance with the Nasdaq Capital Market’s $1.00 minimum bid price requirement. If we cannot regain compliance with this requirement, our common stock ultimately could be delisted. If this occurs, our shareholders will find it more difficult to dispose of, or obtain accurate quotations for the price of, our common stock.

We have incurred significant costs and expenses in connection with the proposed sale. If the sale is not completed, we may need to raise additional capital to operate our business, which may not be available on terms that are acceptable to us on a timely basis, or at all. If our existing funds are not sufficient to operate our business, and if adequate funds are not available, our ability to continue as a viable business will be materially impaired and we may be forced to explore liquidation alternatives.

These and other risks relating to the proposed sale are more fully discussed under the heading “Risk Factors.”

Recommendation of our Board of Directors (See pages 22 and 23)
Our board of directors has determined that the sale of our Harpin Protein Technology upon the terms set forth in the asset purchase agreement is in the best interests of our shareholders and our company. Accordingly, our board of directors unanimously recommends that our shareholders vote to approve the sale. In reaching its conclusions, our board of directors considered the factors described under “Proposal 1: The Proposed Sale — Background of the Proposed Sale,” “— Reasons for the Proposed Sale,” and “— Recommendation of the Board of Directors.”

Required Vote (See page 24)	Approval of the sale of our Harpin Protein Technology requires the affirmative vote of two-thirds of the shares of our common stock outstanding on the record date.

Dissenters’ Rights of Appraisal (See page 24 and Annex B)
Under Washington law, you are entitled to assert dissenters’ rights in connection with the sale of our Harpin Protein Technology and receive the fair value of your shares following completion of the sale if you strictly comply with all of the statutory requirements of Chapter 23B.13 of the Washington Business Corporation Act, as described in “Proposal 1: The Proposed Sale — Dissenters’ Rights of Appraisal.”

Under the asset purchase agreement, we are not required to complete the sale if the number of dissenting shares exceeds 20% of the total number of shares of our common stock outstanding on the closing of the sale.

THE ASSET PURCHASE AGREEMENT

The following description is qualified in its entirety by reference to the complete text of the asset purchase agreement and its exhibits, which are incorporated by reference and attached to this proxy statement as Annex A.

Purchase Price (See page 46)
Under the terms of the asset purchase agreement, PHC has agreed to pay us $2.5 million for our Harpin Protein Technology, subject to adjustments based on the recorded value at closing of the equipment and inventory being sold. See “Summary of Terms of the Sale — Asset Purchase Agreement — Purchase Price and Post-Closing Adjustment.”

In addition, PHC has agreed to assume certain of the liabilities relating to or arising out of our Harpin Protein Technology, as described below.

Assets Being Sold (See page 45)
We are selling to PHC our Harpin Protein Technology, which includes substantially all of our assets used in the creation of plant health technology incorporating harpin proteins and the manufacture of biopesticide, plant health and nutrient products utilizing our Harpin Protein Technology. These assets include all intellectual property, contracts (including our license agreement with the Cornell Research Foundation and our leases), equipment and inventory related to our worldwide agricultural and horticultural markets.

Assumed Liabilities (See page 46)	PHC will assume specified liabilities relating to or arising out of our Harpin Protein Technology, including:

•  all obligations and liabilities arising after the closing date under the contracts and leases assumed by PHC, including our license agreement with Cornell Research Foundation, our office and manufacturing facility lease and our change of control agreement with our Chief Scientific Officer;

• all obligations and liabilities arising out of products sold or services rendered in connection with the Harpin Protein Technology by PHC after the closing date; and

•  all obligations and liabilities relating to non-compliance with environmental laws or the release or discharge of hazardous substances relating to PHC’s operation of the Harpin Protein Technology or PHC’s leasing, owning or operation of real property after the closing date.

Assets Being Retained (See page 45)
We will retain our cash, accounts receivable, tax attributes and assets relating to our Home and Garden Business, consisting primarily of inventory designated for the Home and Garden Market. We will continue to have the exclusive right to sell harpin protein-based products in the Home and Garden Market pursuant to a license and supply agreement to be entered into by us and PHC at closing. See “Summary of Terms of the Sale — Related Agreements — License and Supply Agreement.”

Retained Liabilities (See page 46)
Generally, we will retain all liabilities associated with the Home and Garden Business and all liabilities associated with our Harpin Protein Technology that occurred or existed prior to the closing that are not specifically assumed by PHC.

Certain Covenants of Eden Bioscience and PHC

Exclusive Dealing (See page 50)
We have agreed not to solicit other offers for the sale of our business or assets. However, we may enter into negotiations or an agreement with respect to any third party offer that our board of directors determines is more favorable to our shareholders than the sale to PHC.

Conduct of Business Prior to Closing (See page 48)	We have agreed to maintain our Harpin Protein Technology and conduct our business in the ordinary course, consistent with past practice prior to the closing date.

Non-Solicitation (See page 49)
We have agreed not to solicit any business of customers of PHC or to attempt to hire any employees of PHC for a period of two years after the closing date. The asset purchase agreement specifically provides that this non-solicitation prohibition will not apply to activities relating to or in connection with our Home and Garden Business or any future activities that we may undertake relating to the development, testing, manufacture, sale or distribution of synthetic chemistry pesticides in the agricultural, horticultural and retail markets.

Non-Competition (See page 49)
We have agreed not to engage in or control any interest (except as an investor in no more than 5% of the outstanding equity of a public company) in any entity that directly competes with PHC in its Harpin Protein Technology business for a period of two years after the closing date. The asset purchase agreement specifically provides that our Home and Garden Business is not deemed to compete with PHC’s Harpin Protein Technology business. The non-competition provision also does not apply to any future activities that we may undertake relating to the development, testing, manufacture, sale or distribution of synthetic chemical pesticides in the agricultural, horticultural and retail markets.

Conditions to Completion of the Sale (See page 51)	The asset purchase agreement contains various conditions to closing, including:

• approval by our shareholders and assertion of dissenters’ rights as to not more than 20% of our outstanding common stock;

•  receipt of required third party consents, including the consent of Cornell Research Foundation to the transfer of our license agreement with Cornell and the consent of the landlord under our office and manufacturing facility lease to transfer the lease;

• accuracy of representations and warranties given by us to PHC and Plant Health Care plc;

• accuracy of representations and warranties given by PHC and Plant Health Care plc to us;

•  performance in all material respects of obligations under the asset purchase agreement by us and by PHC and Plant Health Care plc, including execution and delivery of the security agreement, the guaranty and the license and supply agreement;

• the absence of a material adverse effect with respect to our Harpin Protein Technology or our ability to perform our obligations in connection with the sale;

• the absence of a material adverse effect with respect to the respective businesses of PHC and Plant Health Care plc or their abilities to perform their obligations in connection with the sale; and

• the absence of any law, court order or decree prohibiting the sale.

See “Summary of the Terms of the Sale — Asset Purchase Agreement — Conditions to Completion of Sale.”

Termination of the Purchase Agreement (See page 50)	The asset purchase agreement may be terminated at any time prior to the closing:

• by mutual written consent of all parties;

•  by either PHC or us if the sale has not been completed by February 28, 2007, or 30 days thereafter if the special meeting has been adjourned or postponed for the purpose of soliciting additional proxies to vote in favor of the sale;

• by either PHC or us if any governmental entity issues a law or court order that prohibits the sale;

• by either PHC or us if our shareholders do not approve the sale;

•  by either PHC or us if there has been a breach of any representation or warranty by the other party that has a material adverse effect, or if there has been a material breach of any covenant or agreement that, if curable, is not cured within 30 days after written notice of such breach; and

• by us if we determine to enter into an agreement with respect to a more favorable third party offer or by PHC because we violated the exclusive dealing provisions of the asset purchase agreement.

See “Summary of Terms of the Sale — Asset Purchase Agreement — Exclusive Dealing; Termination of Asset Purchase Agreement — Termination.”

Obligation upon Termination (See page 51)
All obligations of either party will cease upon termination of the asset purchase agreement except that each of our confidentiality obligations will survive any termination of the asset purchase agreement. In addition, if the asset purchase agreement is terminated by us because we decide to enter into an agreement with respect to a more favorable third party offer or by PHC because we violated the exclusive dealing provisions of the asset purchase agreement, we will be obligated to pay PHC $100,000 within two business days after the termination. See “Summary of Terms of the Sale — Asset Purchase Agreement — Termination of Asset Purchase Agreement — Termination Fee.”

Indemnification (See page 52)
We have agreed to indemnify PHC and Plant Health Care plc, and PHC and Plant Health Care plc have agreed to indemnify us, for any damages incurred in connection with a breach of our or PHC’s and Plant Health Care plc’s respective representations and warranties, covenants or obligations contained in the asset purchase agreement.

We have also agreed to indemnify PHC in connection with any losses relating to liabilities and obligations that we will retain after the sale of our Harpin Protein Technology, and PHC and Plant Health Care plc have agreed to indemnify us against any losses relating to liabilities and obligations that PHC will assume in connection with the purchase of the Harpin Protein Technology or that arise in connection with the ownership and operation of Harpin Protein Technology after the closing.

The indemnification obligation will not apply until the aggregate amount of losses for which any party otherwise is entitled to be indemnified exceeds $50,000, at which time the indemnified party will be entitled to be paid for the full amount of all losses, up to a maximum amount of $1.0 million. See “Summary of Terms of the Sale — Asset Purchase Agreement — Indemnification.”

Additional Agreements Related to the Asset Purchase Agreement

Promissory Note (See page 53)
As part of the purchase price for the assets, PHC will deliver to us at closing a promissory note in the principal amount of $1.0 million (subject to adjustment as described in the asset purchase agreement) payable on December 28, 2007. The promissory note will have an interest rate of 5% per annum and will be secured by certain assets acquired by PHC and guaranteed by Plant Health Care plc as described below. The terms of the promissory note are described below in the section entitled “Summary of Terms of the Sale — Related Agreements — Secured Promissory Note.” The form of promissory note is included as Exhibit A to the asset purchase agreement attached as Annex A to this proxy statement.

Security Agreement (See page 53)
To secure its obligations under the promissory note, PHC will deliver at closing a security agreement, pursuant to which we will receive a first priority security interest in the equipment and certain intellectual property and other assets acquired by PHC in the sale. The terms of the security agreement are described in the section entitled “Summary of Terms of the Sale — Related Agreements — Security Agreement and Patent and Trademark Security Agreement,” and the form of the security agreement is included as Exhibit D to the asset purchase agreement attached as Annex A to this proxy statement.

Guaranty (See page 54)
The promissory note to be delivered by PHC will be unconditionally guaranteed by PHC’s indirect parent, Plant Health Care plc, pursuant to a guaranty delivered to us by Plant Health Care plc at closing. The guaranty is described in the section entitled “Summary of Terms of the Sale — Related Agreements — Guaranty,” and the form of the guaranty is included as Exhibit C to the asset purchase agreement attached as Annex A to this proxy statement.

License and Supply Agreement (See page 54)
In conjunction with the closing of the sale of our Harpin Protein Technology, we will enter into a license and supply agreement with PHC, pursuant to which PHC will grant us an exclusive worldwide right and license to sell harpin protein-based products in the Home and Garden Market and a royalty free, exclusive license to use the Messenger, MightyPlant and Harp-N-Tek trademarks in connection with our sale of such products. Under the license and supply agreement, PHC will supply us harpin proteins and harpin-protein based products for our Home and Garden Business. The license and supply agreement will be effective at closing and will continue until the expiration of the last U.S. or foreign patent relating to the products held or acquired by PHC in connection with the asset purchase agreement and for an automatic additional term of five years. The license and supply agreement is described in the section entitled “Summary of Terms of the Sale — Related Agreements — License and Supply Agreement,” and the form of the license and supply agreement is included as Exhibit B to the asset purchase agreement attached as Annex A to this proxy statement.

Other Considerations

Use of Proceeds (See page 24)
We plan to use the net proceeds of the sale for general working capital purposes related to our Home and Garden Business and to explore whether there may be opportunities to realize potential value from our remaining business assets, primarily our tax loss carryforwards. None of the proceeds of the sale will be distributed to our shareholders. See “Proposal No. 1: The Proposed Sale — Use of Proceeds.”

Material Federal Income Tax Consequences (See page 27)
The sale should not have any direct federal income tax consequences to you. However, the sale will constitute a taxable sale of assets and we expect to recognize a tax loss with respect to the sale. See “Proposal 1: The Proposed Sale — Material Federal Income Tax Consequences.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The Special Meeting

Q:	Why am I receiving this document? (See page 12)

A: You are receiving this proxy statement and the enclosed proxy card from us because you held shares of our common stock at the close of business on December 22, 2006, the record date, and are entitled to vote at the special meeting to be held on February 26, 2007. This proxy is being mailed to our shareholders beginning January [ ], 2007. This proxy statement contains important information about the items to be voted at the special meeting, and we recommend that you read it in its entirety. The enclosed proxy card allows you to vote your shares by proxy without attending the special meeting.

Q:	What am I being asked to vote on? (See pages 16 and 62)

A: The first proposal you are being asked to approve is the sale of our Harpin Protein Technology to PHC pursuant to the terms of an asset purchase agreement entered into among us, our subsidiaries, PHC and Plant Health Care plc, dated as of December 1, 2006. See “Proposal 1: The Proposed Sale,” “Risk Factors,” “Summary of Terms of the Sale,” and “Unaudited Proforma Condensed Consolidated Financial Statements” for a more detailed description of the proposed transaction with PHC.

The second proposal you are being asked to approve would grant discretionary authority to the proxy holders to adjourn the special meeting, if necessary in their judgment, to solicit additional proxies to vote in favor of Proposal 1. See “Proposal 2: Adjournment of Special Meeting to Solicit Additional Proxies” for a more detailed description of Proposal 2.

Q:	Is my vote important? (See page 12)

A: Yes. The sale of our Harpin Protein Technology to PHC must be approved by the affirmative vote of the holders of at least two-thirds of the shares of our common stock outstanding on the record date. If you do not vote, it will have the same effect as a vote against the sale.

Q: If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me? (See page 13)

A: No. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should fill out the voter instruction form sent to you by your broker with the proxy statement.

Q:	What do I need to do now? (See page 13)

A: You should carefully read and consider the information contained and incorporated by reference in this proxy statement, including its annexes. You should complete, sign and date the enclosed proxy card and return it to us in the postage prepaid envelope as soon as possible so that your shares may be represented and voted at the special meeting. If your proxy card or voting instruction form so indicates, you may also vote electronically via the Internet or telephone. A majority of shares of common stock outstanding and entitled to vote must be represented at the special meeting to enable us to conduct business at the special meeting. For a further discussion on the voting process, please see “The Special Meeting.” Our board recommends that you vote “FOR” Proposals 1 and 2.

Q:	Can I change my vote after I have mailed my signed proxy? (See page 13)

A: Yes. You can change your vote at any time before proxies are voted at the special meeting. You can change your vote in any one of three ways. First, you can send a written notice bearing a date later than the date of your proxy card to Mellon Investor Services, LLC, our proxy solicitor. Second, you can sign and deliver to Mellon Investor Services, LLC a new proxy card relating to the same shares and bearing a later date. Third, you can attend the special meeting and vote in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed proxy card, as the case may be, to Mellon Investor Services, LLC at the following address: Mellon Investor Services, LLC, 480 Washington Boulevard, 27th Floor, Jersey City, NJ 07310.

Q:	What happens if I do not indicate how to vote my proxy? (See page 13)

A: If you sign and send in your proxy, but do not include instructions on how to vote your properly signed proxy card, your shares will be voted “FOR” Proposals 1 and 2.

Q:	Am I entitled to appraisal or dissenters’ rights? (See page 14)

A: Yes. Under Washington law, you are entitled to assert dissenters’ rights in connection with the sale of our Harpin Protein Technology and receive the fair value of your Eden Bioscience shares following completion of the sale if you strictly comply with all of the requirements of Chapter 23B.13 of the Washington Business Corporation Act, as described in “Proposal 1: The Proposed Sale — Dissenters’ Rights of Appraisal” and Annex B of this proxy statement.

Under the asset purchase agreement, we are not required to complete the sale if the number of dissenting shares exceeds 20% of the total number of shares of our common stock outstanding on the closing of the sale.

Q:	When is the sale to PHC expected to be completed? (See page 51)

A: We currently plan to complete the transaction shortly following the special meeting of our shareholders, assuming our shareholders approve the sale and the other conditions to completion of the sale set out in the asset purchase agreement are satisfied or waived. However, because the sale is subject to some conditions which are beyond our control, the exact timing of the completion of the transaction cannot be predicted. For a more detailed description of the conditions to completion of the sale, see the section of this proxy statement entitled “Summary of Terms of the Sale — Asset Purchase Agreement — Conditions to Completion of Sale.”

Q:	Who can help answer questions about the proposals?

A: If you have any questions about the annual meeting or the proposals presented in this proxy statement, you should contact:

Mellon Investor Services, LLC
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Telephone: (800) 814-0304

or

Bradley S. Powell, President
Eden Bioscience Corporation
11816 North Creek Parkway N.
Bothell, WA 98011-8201
Telephone (425) 806-7300

EDEN BIOSCIENCE CORPORATION

11816 North Creek Parkway N.
Bothell, Washington 98011-8201

THE SPECIAL MEETING

General

This proxy statement is furnished in connection with the solicitation by the board of directors of Eden Bioscience Corporation of proxies in the accompanying form for use at the special meeting of shareholders to be held on Monday, February 26, 2007, and any adjournments or postponements thereof. The special meeting will be held at 9:00 a.m., Pacific time, at the Country Inn & Suites By Carlson, 19333 North Creek Parkway, Bothell, WA 98011.

Our principal office is located at 11816 North Creek Parkway N., Bothell, Washington 98011-8201, and our telephone number is (425) 806-7300. The approximate date of mailing this proxy statement and the accompanying proxy card is January [  ], 2007.

Record Date and Voting Securities

Only holders of shares of our common stock outstanding at the close of business on December 22, 2006, the record date for the special meeting, are entitled to vote at the special meeting. On the record date, there were [8,149,554] shares of common stock outstanding.

Each holder of common stock is entitled to one vote for each share of common stock held of record in such person’s name on the record date. Holders of common stock are entitled to vote on all proposals properly presented at the special meeting.

Quorum

Under Washington law, a quorum consisting of a majority of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the special meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Broker non-votes, which occur when a broker has not received customer instructions and indicates that the broker does not have discretionary authority to vote a particular matter on the proxy card, also will be deemed present for purposes of determining whether a quorum is achieved.

Required Votes

Required Vote for Proposal 1. The proposal to approve the sale of our Harpin Protein Technology will be adopted if approved by the affirmative vote of two-thirds of the shares of our common stock outstanding on the record date. Abstentions from voting and broker non-votes will have the effect of a vote against the sale.

Required Vote for Proposal 2. The proposal to grant discretionary authority to the proxy holders to adjourn the special meeting to solicit additional proxies will be approved if the votes cast in favor of the proposal by the holders of shares entitled to vote thereon exceed the votes cast against the proposal at the special meeting. Abstentions from voting and broker non-votes will have no impact on the vote on Proposal 2.

Our board of directors unanimously recommends voting “FOR” approval of both Proposals 1 and 2.

Voting by Proxy

Our board of directors selected Rhett Atkins and Bradley S. Powell, the persons named as proxies in the proxy card accompanying this proxy statement, to serve as proxies at the special meeting. Dr. Atkins is one of our directors and, until December 15, 2006, served as our President and Chief Executive Officer. Mr. Powell is our President and Chief Financial Officer. The shares of common stock represented by each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, the proxy will be voted in favor of Proposals 1 and 2. The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of this proxy statement, but that properly may be presented for action at the special meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR, IF YOUR PROXY CARD OR VOTING INSTRUCTION FORM SO INDICATES, TO VOTE ELECTRONICALLY VIA THE INTERNET OR TELEPHONE.

Revocation of Proxy

You may revoke a proxy or change your vote at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to Mellon Investor Services, LLC, our proxy solicitor;

•	signing and delivering to Mellon Investor Services, LLC, a new proxy card relating to the same shares and bearing a later date; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or completed new proxy card, as the case may be, to Mellon Investor Services, LLC at the following address: Mellon Investor Services, LLC, 480 Washington Boulevard, 27th Floor, Jersey City, NJ 07310.

Expenses of Solicitation

We have retained Mellon Investor Services, LLC to help solicit proxies. We will pay the cost of their services, which is estimated at approximately $15,000, plus reasonable expenses. Proxies will be solicited by personal interview, mail and telephone. In addition, we may reimburse brokerage firms and other persons who represent beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to beneficial owners. Our directors, officers and regular employees also may solicit proxies, personally or by telephone or facsimile, without additional compensation.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Abstentions and Broker Non-Votes

Only shares affirmatively voted “FOR” Proposal 1, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the approval of the sale of our Harpin Protein Technology.

Brokers who hold shares of our common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this proxy statement without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as broker non-votes. If your broker holds your common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote and fill out the voter instruction form, if applicable.

Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting, but will have the same effect as voting against the approval of the sale of our Harpin Protein Technology.

Dissenters’ Rights of Appraisal

Holders of our common stock will be entitled to assert dissenters’ rights under Chapter 23B.13 of the Washington Business Corporation Act in connection with the sale of our Harpin Protein Technology and receive cash equal to the fair value of their Eden Bioscience common shares if the sale is completed.

In order to be entitled to dissenters’ rights under Chapter 23B.13, you must:

•	deliver to Eden Bioscience, before the special meeting, written notice of your intention to exercise your dissenters’ rights and demand payment for your shares of Eden Bioscience common stock if the sale is completed;

•	not vote in person or by proxy in favor of the proposal to approve the sale of our Harpin Protein Technology; and

•	follow the statutory procedures for perfecting dissenters’ rights under Washington law, which are described in the section of this proxy statement entitled “Proposal 1: The Proposed Sale — Dissenters’ Rights of Appraisal.”

Your failure to vote in favor the sale of our Harpin Protein Technology will not be sufficient to satisfy the notice requirements of the statute; you must also deliver the required notice before the vote occurs. Shareholders who wish to exercise their statutory dissenters’ rights are urged to consult legal counsel for assistance in exercising their rights. Shareholders entitled to dissenters’ rights who fail to comply completely and on a timely basis with all requirements of Chapter 23B.13 for perfecting dissenters’ rights will lose their rights.

Under the asset purchase agreement, we are not required to complete the sale if the number of dissenting shares exceeds 20% of the total number of shares of our common stock outstanding on the closing date of the sale.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “predicts” or “continue,” or the negative of these terms or other comparable terminology and include, without limitation, statements regarding: the completion of the proposed sale of our Harpin Protein Technology to PHC; the anticipated benefits of the proposed sale; the transaction costs incurred in the sale and the payment of unforeseen liabilities; management’s projections; our expectations concerning material federal tax consequences to our shareholders; our plans following the closing, including our ability and to operate our Home and Garden Business, our ability to realize potential value from our remaining business assets, primarily our tax loss carryforwards, and our ability to retain Nasdaq listing of our common stock. Forward-looking statements are based on the opinions, expectations, forecasts, assumptions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results or the level of activity, performance or achievements expressed or implied by such statements to differ materially from our expectations of future results, level of activity, performance or achievements expressed or implied by those statements. Factors that could affect actual results, level of activity, performance or achievements include, among others, our ability to obtain shareholder approval of the sale; the ability of all parties to perform their respective obligations under the asset purchase agreement in a timely matter, or at all; the risk that we may not have sufficient funds to operate our remaining business following the closing; the speculative nature and risk associated with our plan to explore opportunities to realize potential value from our remaining assets, primarily our tax loss carryforwards; risks associated with our dependence on PHC for our supply of harpin protein-based products for our Home and Garden Business after the closing; the risk that we may have liabilities and expenses that arise which are currently unforeseen; the risk that the continuity of our operations will be disrupted as a consequence of the failure to complete the sale; risks associated with PHC’s acting as our exclusive master distributor; the risk that the costs of completing the sale will exceed our estimates; the competitive nature of the markets in which we operate; a change in economic conditions; our ability to retain existing customers and to obtain new customers; our ability to retain qualified personnel; our anticipated operating losses; uncertainties concerning the availability of additional capital; and the risks and uncertainties described under the heading “Risk Factors” beginning on page 30 of this proxy statement and described in our annual report on Form 10-K for the year ended December 31, 2005, our most recent quarterly report on Form 10-Q and our other reports filed with the Securities and Exchange Commission.

Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this proxy statement. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

PROPOSAL 1: THE PROPOSED SALE

General

On December 1, 2006, our board of directors unanimously approved the asset purchase agreement among Eden Bioscience, our subsidiaries, Plant Health Care (PHC) and Plant Health Care plc, pursuant to which we will to sell PHC our proprietary harpin protein-based technology and substantially all of our assets used in our worldwide agricultural and horticultural markets, which collectively are referred to in this proxy statement as our Harpin Protein Technology. Subject to certain adjustments and indemnification obligations, each as more fully described below, we expect to receive $2.5 million from PHC, payable in a combination of cash at closing and by PHC’s delivery to us of a secured promissory note payable on December 28, 2007. As part of the transaction, PHC also will assume certain of our liabilities relating to or arising out of our Harpin Protein Technology. The material terms of the asset purchase agreement are summarized in the section “Summary of Terms of the Sale — Asset Purchase Agreement” below. A copy of the asset purchase agreement is attached to this proxy statement as Annex A and is incorporated herein by reference. We encourage you to read the asset purchase agreement in its entirety.

Parties to the Asset Purchase Agreement

Eden Bioscience is a plant technology company that markets a line of products based on its proprietary Harpin Protein Technology and manufacturing processes. These products are marketed under the umbrella brand name of Harp-N-Tek™ and are used in agricultural and horticultural production, as well as the Home and Garden Market. Two foreign subsidiaries of Eden Bioscience, Eden Bioscience Mexico, S. de R.L. de C.V. and Eden Bioscience Europe SARL, also are parties to the asset purchase agreement.

Eden Bioscience maintains its principal office at 11816 North Creek Parkway N., Bothell, Washington 98100-8201, telephone (425) 806-7300.

PHC is a private microbial biotechnology company specializing in the development of plant health care products and natural solutions for the commercial tree care, horticulture, turfgrass, forestry and land reclamation industries.

Plant Health Care plc is a UK public company listed on the London Stock Exchange Alternative Investment Market (AIM) and is the indirect parent of PHC.

Both PHC and Plant Health Care plc maintain their principal offices at 440 William Pitt Way, Pittsburgh, Pennsylvania 15238, telephone (412) 826-5488.

Background of the Proposed Sale

General

The asset purchase agreement, which was executed by us, our subsidiaries, PHC and Plant Health Care plc on December 1, 2006, provides for the sale to PHC of our Harpin Protein Technology and the assumption by PHC of the liabilities relating to or arising out of our Harpin Protein Technology. Subject to certain purchase price adjustments and indemnification obligations, each as described more fully below, we expect to receive $2.5 million from the sale. See “Summary of Terms of the Sale — Asset Purchase Agreement — Purchase Price.”

Background

At the meetings of our board of directors held on November 15, 2005 and January 24, 2006, Dr. Rhett Atkins, our then President and Chief Executive Officer, reported that forecasted revenue for 2006 was $7.0 million, with $6.0 million in revenue being the minimum level necessary to meet objectives for continuing operations of our company. Dr. Atkins advised the board that achieving either of these revenue levels would require strong sales growth in three major markets: the U.S. agricultural market, Spain and the U.S. home and garden market. Dr. Atkins further reported that, based on past sales history, approximately 75% of yearly sales occur in the first half of the year and a revenue level of $4.5 million by July 1 would be needed in order for our company to reasonably expect to meet its $6.0 minimum revenue requirement for 2006. Based on Dr. Atkins’ report, our board agreed that if Eden Bioscience did not achieve sales revenue of at least $4.0 million by the end of the first half of 2006, the board would need to substantially change our company’s business model and examine alternatives for the future.

At the March 14 board meeting, Dr. Atkins reported that sales in the U.S. agricultural market, especially of new products containing the harpin&agr;&bgr; protein were strong, but that sales in the U.S. home and garden market, although early in the year, were not growing as quickly as expected and that sales in Spain were significantly below our expectations. Dr. Atkins advised the board that our company would not achieve $4.0 million minimum revenue unless sales in Spain returned to at least 2005 levels. At the time, reports from Spain indicated that sales would increase to 2005 levels in the second quarter of 2006.

On April 14, John A. Brady, the President and Chief Executive Office of PHC, met with Dr. Atkins at our offices in Bothell, Washington. During that meeting, Mr. Brady expressed confidence in a new seed treatment that PHC had in development and inquired whether our company might be interested in creating a joint sales force with PHC in the U.S. to target direct sales of that product. Dr. Atkins informed Mr. Brady that such an arrangement was inconsistent with Eden Bioscience’s current distribution strategy, but that our board may decide to change the company’s business model in the future. Dr. Atkins advised that, if this happens, it most likely would be after Eden Bioscience’s second quarter sales information becomes available. Dr. Atkins suggested that PHC consider making us an offer if Eden Bioscience’s publicly announced sales did not increase in the first half of 2006.

On April 24, Dr. Atkins traveled to Spain to meet with Eden Bioscience’s European personnel and our largest Spanish distributor. This meeting revealed that channel inventory of Messenger in Spain was much higher than management had been led to believe and that the opportunity for sales growth in Spain may not be achievable. As a result of this meeting, management gave our two Spanish consultants notice that their contracts would be terminated unless a sales turnaround was achieved. At this point, management believed that attaining $4.0 million in sales revenue in the first half of 2006 was still possible based on strong U.S. agricultural sales, but not highly probable.

During this same period, our management engaged in discussions with a number of companies to acquire potential bacteria or inoculants for seed treatment combinations with Eden Bioscience’s harpin protein. Although none of these discussions resulted in a cooperative arrangement to pursue seed treatment products, one contact did result in substantive on-going discussions, due diligence and a series of proposals relating to a potential business combination with Eden Bioscience. Discussions with this company, referred to as Company A, continued during the second and third quarters of 2006, but ultimately terminated due to disagreements over financial terms, Eden Bioscience’s continuing contractual commitments and inadequate price.

On May 4, 2006, we announced our financial results for the first quarter of 2006. In our earnings release, we reported that sales in the U.S. agricultural market were strong, as expected, but that sales outside the U.S. had not met expectations. We noted that historically, the second quarter is our strongest and that to have a successful year it would be important to receive reorders in the U.S. agricultural market and to substantially increase our sales outside the U.S. in the second quarter. In our Quarterly Report on Form 10-Q for the first quarter of 2006, we further reported that recognized sales in Spain had decreased to zero in the first quarter of 2006, from $210,000 in the same quarter of 2005, because existing distributor-owned Messenger inventory was adequate to meet growers’ orders, and that although we expected to recognize sales in the second quarter of 2006, it was not possible to predict our future sales in Spain due to our short sales history in that market and the extreme weather conditions growers encountered in Spain in 2005.

At the May 16 board meeting, Dr. Atkins advised our directors that final sales numbers for the first half of 2006 might not meet the $4.0 million revenue goal. Dr. Atkins, however, expressed concern that aggressively pursuing other options with U.S. companies at the present time would undermine our company’s 2006 sales in the U.S. agricultural market, thereby insuring that Eden Bioscience would not achieve the $4.0 million revenue target, and could adversely affect the long-term value of our technology. Dr. Atkins reviewed the value components of our company, including its public status, cash, tax loss carryforwards and technology, and reviewed various future options based on expected sales levels, including a potential opportunity with Company A.

In early July, after it was determined that final sales numbers for the first half of 2006 did not meet the $4.0 million revenue target, Dr. Atkins contacted Mr. Brady to explore whether PHC might be interested in acquiring Eden Bioscience or its assets. The parties entered into a confidentiality agreement on July 10, and PHC sent a request for due diligence information on July 11. Dr. Atkins advised Mr. Brady that Eden Bioscience was engaged in on-going discussions and negotiations with another company (Company A) and that PHC should consider making an offer by the August 1 board meeting.

At the board of directors meeting held on August 1, management and the board agreed that Eden Bioscience’s existing business model would not generate sufficient cash to sustain its current operations. At that meeting, Dr. Atkins reported on financial terms proposed by Company A. These terms were not viewed favorably by our board. Dr. Atkins also reported that PHC had expressed interest in acquiring the assets of Eden Bioscience, but had not yet submitted a formal proposal. After extensive discussion, the board instructed management to continue to explore strategic alternatives to current operations, including a sale of all or a portion of the company. Because of his extensive industry contacts, Mike Cloutier, our then Director of Sales and Marketing, was asked to lead the effort to identify and contact other companies that might be interested in Eden Bioscience or its assets.

On August 2, Dr. Atkins informed Mr. Brady that Eden Bioscience may be sold and encouraged PHC to make an offer as soon as possible. Dr. Atkins also informed Company A that our board had decided to pursue a sale of Eden Bioscience, that Company A’s current proposal was not favorably received by our board and that Company A should consider submitting an alternative proposal.

On August 3, we announced our financial results for the second quarter of 2006. We reported that our actual sales and growth rates for the first half of 2006 were significantly lower than we expected. As a result, we reported that the carrying value of our long-lived assets exceeded our estimated future undiscounted cash flows expected from the use of those assets. We concluded that a charge for impairment to our property and equipment was required, and a $4.9 million impairment loss was recognized at June 30, 2006 to write the assets down to their estimated fair value. We further reported in our earnings release that the continued poor sales performance of Messenger was not producing the results we needed for success and did not support our current business model, and that our board of directors was examining strategic alternatives for the future.

During the period from August 2 to August 16, management compiled a preliminary list of companies, in addition to PHC and Company A, which might be interested in acquiring Eden Bioscience or its assets. Dr. Atkins, Dr. Zhongmin Wei, our Chief Scientific Officer, Mr. Cloutier, Jon Jacoby, a company director, and Mr. Powell, our Chief Financial Officer and current President, engaged in discussions with various of these companies. In most cases, these discussions did not proceed beyond preliminary stages, and none of these discussions resulted in bona fide proposals containing acceptable financial terms.

At a meeting of the board of directors held on August 16, Dr. Atkins reported on the terms of a nonbinding proposal received from Company A. At that time, members of management also updated our board on the preliminary discussions with or responses received from other companies, including PHC, to date. Based on these preliminary responses, the board authorized Dr. Atkins to continue the current discussions with Company A pursuant to the nonbinding proposal.

On August 17, Dr. Atkins received from Mr. Brady a nonbinding letter of intent setting out the terms for PHC’s proposed acquisition of all non-cash assets of Eden Bioscience for a cash purchase price of $1.6 million. The letter of intent included certain binding terms which, among other things, would have required Eden Bioscience to negotiate exclusively with PHC for a period 60 days. Dr. Atkins informed our board of PHC’s offer and, at a meeting of our board on August 18, the board concluded that the proposed purchase price was inadequate and rejected the proposal.

Mr. Brady and Dr. Akins had additional conversations between August 18 and August 25, regarding a proposed transaction between PHC and Eden Bioscience. During these conversations, Mr. Brady expressed interest in making an enhanced offer with some portion of the consideration for the assets payable on a deferred basis.

On August 24, PHC delivered to Eden Bioscience a revised nonbinding letter of intent reflecting PHC’s interest in acquiring our Harpin Protein Technology, but not our Home and Garden Business, for $3.75 million, $1.5 million of which would be paid in cash at closing and $2.25 million of which would evidenced by an unsecured promissory payable without interest as follows: $500,000 on January 1, 2008, $750,000 on January 1, 2009 and $1.0 million on January 1, 2010.

At a meeting of our board of directors on August 25, Dr. Atkins reviewed the latest proposal from PHC with the directors. Dr. Atkins also reported that his on-going negotiations with Company A had reached an impasse and were not likely to proceed further. In addition, Dr. Atkins updated the board concerning informal indications of interest received from two other companies. Our board instructed Dr. Atkins to continue to negotiate with interested parties to arrive at the best offer. Mr. Powell reviewed with the board our company’s cash expense rate of $400,000 to $500,000 a month.

Between August 25 and August 31, Dr. Atkins and Mr. Brady negotiated the specific home and garden assets that would be retained by Eden Bioscience and outlined the general terms of a supply agreement from PHC to our company for the Home and Garden Business. On August 31, PHC submitted a nonbinding letter of intent that reflected these negotiated terms.

At a meeting of our board on September 1, Dr. Atkins updated the directors on the continuing negotiations with parties interested in purchasing all or portions of our business. He reported that PHC had increased the value of its offer by agreeing to exclude inventory designated for the Home and Garden Business from the assets to be acquired by PHC, as reflected in the revised nonbinding letter of intent received on August 31. Dr. Atkins also reported that Company A had made a complex conditional offer to purchase all of Eden Bioscience’s non-cash assets. After discussion, the board rejected Company A’s proposal as being too speculative and subject to unacceptable conditions relative to Company A’s ability to obtain financing.

At a meeting of our board on September 5, Dr. Atkins provided further updates regarding the continuing negotiations. Our board and management then reviewed a comparison of the various proposals. After discussion of PHC’s August 31 proposal, including the risks associated with the collection of the note, our company’s on-going operating costs, the probability of completing the transaction and the estimated transaction costs, our board instructed management to obtain a legal review of PHC’s nonbinding letter of intent and to add language providing that the promissory note would be secured by the assets and technology acquired by PHC. The board also discussed a previously distributed memorandum prepared by Perkins Coie LLP, Eden Bioscience’s legal counsel, regarding fiduciary duties of directors in consideration of the sale of our company or a significant portion of its assets.

The board met again on September 6. At that meeting, a representative from Perkins Coie LLP was in attendance, at our board’s request, to continue the discussion of the directors’ fiduciary duties. Perkins Coie LLP also responded to questions from members of the board on subjects related to the use of outside financial advisors and the proposed transaction with PHC.

With input from Perkins Coie LLP and Eden Bioscience management and directors, on September 9, we delivered to PHC a mark-up of PHC’s August 31 non-binding letter of intent.

On September 12, PHC sent us a modified nonbinding letter of intent accepting or providing a satisfactory alternative to the terms that we had proposed. Among these items were the addition of 5% interest on the promissory note, a reduction of the exclusive dealing period to 45 days and a provision allowing us to terminate the 45-day exclusive dealing covenant for a termination fee of $75,000. At a board meeting held later that same day, our board reviewed the details of the modified offer from PHC. After extensive discussion, our board approved the modified nonbinding letter of intent, subject to certain changes and a legal review. Our board also considered whether to seek an opinion of a financial advisor relating to the fairness, from a financial point of view, of the proposed transaction. After careful evaluation, the board concluded that obtaining a fairness opinion was not necessary or desirable in light of the expected cost of a fairness opinion relative to the total consideration payable in the transaction and the process undertaken by management and the board to identify alternative transactions (including discussions with multiple potential acquirors).

On September 13, our management delivered to PHC a mark-up of the non-binding letter of intent reflecting Eden Bioscience’s legal and board comments.

On September 15, PHC delivered to Dr. Atkins a revised nonbinding letter of intent incorporating Eden Bioscience’s comments, and Dr. Atkins signed it on that date. Dr. Atkins hand-delivered the signed letter of intent to Mr. Brady on September 18.

From September 18 until October 11, PHC and its legal and financial advisors engaged in meetings, telephone conferences and document review in connection with their respective business, legal, accounting and financial diligence reviews.

On October 11, PHC delivered a due diligence memorandum addressed to our board of directors. In that memorandum, PHC proposed reducing the purchase price payable for the assets by $1.0 million to offset the higher than expected amount of company products in the distribution channel, the poor working condition of certain pieces of manufacturing equipment and the amount of the security deposit payable under our office and manufacturing facility lease. After further negotiations, PHC agreed to maintain the original purchase price of $3.75 million, in return for inclusion of our Home and Garden Business in the assets to be acquired by PHC and the assumption by PHC of Dr. Wei’s change of control agreement. This modification was approved at a meeting of our board on October 12.

Diligence reviews by both parties continued from October 12 until late November.

During the week of October 16, PHC provided Eden Bioscience an initial draft of the asset purchase agreement.

At our board’s regularly scheduled meeting on October 31, Dr. Atkins updated the directors on the progress of our discussions with PHC. Dr. Atkins advised our board that there was no possibility of reaching a definitive agreement with PHC before the expiration of the exclusive dealing period under the letter of intent. Dr. Atkins also advised the board that PHC had failed to provide Eden Bioscience management and legal counsel with the due diligence information and representations and warranties requested to make Eden Bioscience comfortable in taking a three-year note for the $2.25 million deferred consideration. Perkins Coie LLP advised the board regarding a variety of legal considerations relating to the proposed sale and our company’s post-closing business plan, and reviewed with the board its fiduciary duties in consideration of the proposed transaction. At the meeting, the board instructed management to address the financial uncertainties regarding the three-year note by requiring PHC to pay the full purchase price in cash within one year.

The 45-day exclusive dealing period with PHC expired on November 2. On that date, we announced our financial results for the third quarter of 2006, reporting that our sales continued to remain significantly below our expectations. We further reported that we were not producing the financial results we needed for success, that we had taken steps to reduce our operating expenses and that our board of directors and management were reviewing strategic alternatives for the future, including further reduction of operating expenses and/or the sale of all or a portion of our business.

In subsequent negotiations held between November 2 and November 9, PHC and Eden Bioscience agreed to resolve the financial uncertainties associated with the three-year note, and satisfy our board’s mandate that PHC pay the full purchase price in cash within one year, by removing our Home and Garden Business from the assets to be acquired by PHC and reducing the purchase price to $2.5 million, $1.5 million of which would be paid in cash at closing and $1.0 million of which would be evidenced by a secured one-year note guaranteed by PHC’s indirect parent, Plant Health Care plc. This revised proposal was received from PHC on November 11 and approved by our board of directors at a meeting on November 10.

During the weeks of November 13 and 20 and leading up to the signing of the transaction on December 1, the parties and their counsel exchanged various drafts of legal documents, including the asset purchase agreement and the forms of promissory note, security agreement and guaranty.

On November 17, Dr. Atkins, Mr. Powell and a representative of Perkins Coie LLP spoke by conference call with Mr. Brady, Walter Bratkowski, PHC’s Chief Financial Officer, and a representative of Buchanan Ingersoll & Rooney PC, PHC’s legal counsel, to resolve a variety of issues regarding the business and legal terms of the proposed transaction.

At a meeting of our board on November 20, Dr. Atkins updated the directors on the progress of negotiations and document preparation with PHC and advised our board that, in light of proxy solicitation and other requirements for obtaining shareholder approval, the transaction was not expected to close until February 2007. Given that a significant portion of our revenue is derived from sales in the first and second quarters, Dr. Atkins described the negative impact that this timing would have on the respective businesses of Eden Bioscience and PHC, including the continuation of high operating expenses at Eden Bioscience and missed opportunities related to sales seasonality at PHC. Due to the significance of these issues and the possibility that the transaction was in danger of not being completed due to the time needed to solicit shareholder approval, Dr. Atkins recommended that our company enter into an interim distributor agreement with PHC that would allow Eden Bioscience to further minimize operating costs (primarily salesman payroll and travel expenses) and enable PHC to start seasonal advertising and commence sales of harpin protein-based products on a timely basis. Our board authorized Dr. Atkins to proceed with the negotiation of a distributor agreement with PHC.

The terms of the distributor agreement and the form of the license and supply agreement between PHC and Eden Bioscience were negotiated by the parties during the week of November 27.

On December 1, we held a meeting of our board. In addition to the members of the board and certain members of senior management, this meeting was attended by representatives of Perkins Coie LLP. At the meeting, the board reviewed in detail the terms of the proposed asset purchase agreement and the related transaction documents, including the forms of promissory note, guaranty, security agreement and license and supply agreement attached as exhibits to the asset purchase agreement, as well as the independent distributor agreement. Perkins Coie LLP once again reviewed the board’s fiduciary obligations in consideration of the transaction and summarized the legal structure and terms of the transaction. After careful deliberation, including review of alternative transactions, our board unanimously approved the sale of our Harpin Protein Technology pursuant to the terms of the asset purchase agreement and recommended approval of the sale by our company’s shareholders. The board also approved execution and delivery of the independent distributor agreement. Representatives of Eden Bioscience and PHC finalized and executed the asset purchase agreement the evening of December 1, and issued separate press releases announcing the execution of the agreement before the opening of the stock market on December 4.

Reasons for the Proposed Sale

We are proposing to sell our Harpin Protein Technology to PHC because we believe that the sale and the terms of the related asset purchase agreement are in the best interests of our company and our shareholders. The board of directors has identified various benefits that are likely to result from the sale of our Harpin Protein Technology. The board believes that the sale of our Harpin Protein Technology will:

•	allow us to realize a value for our Harpin Protein Technology business that we could not realize by continuing to operate the business, when taking into account all the circumstances of the sale, including the purchase price, the resulting reduction of operating losses and liabilities, and our prospects for continued operation of the business;

•	significantly reduce our operating losses and liabilities, as well as the cash requirements of operating our Home and Garden Business; and

•	provide us with additional cash, from the proceeds of the sale, to continue our Home and Garden Business and to explore whether there may be opportunities to realize potential value from our remaining business assets, primarily our tax loss carryforwards.

In arriving at its determination that the sale is in the best interest of our company and our shareholders, our board of directors carefully considered the terms of the asset purchase agreement, the secured promissory note, the security agreement, the guaranty, the license and supply agreement and other transaction documents, as well as the potential impact of the sale on our business operations. As part of this process, the board considered management’s financial projections and the advice of our legal counsel. In authorizing the sale, the board considered the factors set out above as well as the following factors:

•	our need to significantly reduce our company’s operating losses and liabilities;

•	our ability to survive as an independent entity given our history of operating losses;

•	that we vigorously explored strategic alternatives, including extensive efforts to sell or merge our company outright or sell our assets, as described above, and none were successful;

•	the absence of other offers that are superior to PHC’s offer in light of all the terms and conditions presented by PHC;

•	that we would retain our Home and Garden Business and the potential future value of our remaining business assets, primarily our tax loss carryforwards;

•	the terms and conditions of the asset purchase agreement, including the fiduciary out provisions, which allow the board to consider more favorable third party offers to purchase Eden Bioscience or our Harpin Protein Technology prior to the closing and to terminate the asset purchase agreement to enter into an agreement for a more favorable third party offer;

•	the fact that there is a reasonable termination fee payable to PHC if the asset purchase agreement is terminated by us or PHC if we determine to enter into an agreement with respect to a more favorable third party offer, which we believe provides us with additional flexibility if it becomes necessary to terminate the asset purchase agreement;

•	the financial conditions of PHC and Plant Health Care plc relative to their abilities to perform their obligations under the note and the guaranty;

•	the fact that the $1.0 million deferred consideration evidenced by the promissory note payable by PHC is secured by the equipment, intellectual property and certain other assets acquired by PHC and, in addition, is guaranteed by Plant Health Care plc;

•	the fact that the asset purchase agreement requires PHC to enter into a license and supply agreement to assure us long-term access to harpin protein-based products for our Home and Garden Business;

•	the fact that Washington corporate law requires that the asset purchase agreement be approved by the affirmative vote of holders of two-thirds of the shares of our common stock entitled to vote, which ensures that our board will not be taking actions of which our shareholders disapprove;

•	the fact that shareholders may assert dissenters’ rights under Washington law;

•	the risks that, after the sale our company, will have a less diversified business that will leave us dependent on the performance of our Home and Garden Business and that we have very limited experience in pursuing this line of business;

•	the risk that our company could be exposed to future indemnification payments under the asset purchase agreement;

•	the risk that the purchase price for our Harpin Protein Technology may be adjusted down and we may receive less cash from the sale;

•	the risk that $1.0 million of the cash purchase price is not payable until December 28, 2007 and that PHC and Plant Health Care plc may be unable or unwilling to perform their payment obligations under the promissory note and the guaranty, respectively;

•	the lack of an opinion as to the fairness, from a financial point of view, of the sale;

•	the risk that, even if our shareholders approve the sale of our Harpin Protein Technology, the sale may not be completed due to failure to satisfy or waive conditions of closing;

•	the risk that our Home and Garden Business may not generate sufficient revenue and we may need additional funds to sustain our operations and the risk that additional funds may not be available on acceptable terms or at all;

•	the risk that we may not be able to realize potential value from our remaining business assets, primarily our tax loss carryforwards;

•	the fact that following the sale of our Harpin Protein Technology we will be dependent upon PHC as the source of harpin protein-based products for our Home and Garden Business; and

•	the risk that our common stock might be delisted from the Nasdaq Capital Market, thereby significantly limiting our shareholders’ ability to sell their stock.

Our board of directors also considered the other factors described in the section entitled “Risk Factors” in this proxy statement in deciding to approve, and recommending that our shareholders approve, the sale of our Harpin Protein Technology.

In view of the variety of factors considered in connection with its evaluation of the sale, the board of directors did not find it practical to, and did not quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its conclusions. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

Recommendation of the Board of Directors

Our board of directors has determined that the sale of our Harpin Protein Technology is in the best interests of our company and our shareholders. The board of directors has unanimously approved the sale of our Harpin Protein Technology to PHC pursuant to the terms set out in the asset purchase agreement and unanimously recommends that our shareholders vote “FOR” the proposal to approve such sale.

Required Vote

The approval of the sale of our Harpin Protein Technology to PHC requires the affirmative vote of the holders of two-thirds of the shares of our common stock outstanding on the record date.

Use of Proceeds

The gross proceeds from the sale are expected to be $2.5 million in cash, subject to certain purchase price adjustments. The cash consideration in the sale transaction will be paid $1.5 million at closing and $1.0 million by promissory note of PHC payable on December 28, 2007. See “Summary of Terms of the Sale — Asset Purchase Agreement — Closing Price and Post-Closing Adjustment” and “— Related Agreements — Secured Promissory Note.” After transaction expenses, which are estimated to total approximately $500,000, the net cash proceeds from the sale will be approximately $2.0 million.

We plan to use the net proceeds of the sale for general working capital purposes related to our Home and Garden Business and to explore whether there may be opportunities to realize potential value from our remaining business assets, primarily our tax loss carryforwards. None of the proceeds will be distributed to our shareholders.

Dissenter’s Rights of Appraisal

The following is a brief summary of the rights of holders of our common stock under Chapter 23B.13 of the Washington Business Corporation Act, or the WBCA, to dissent from the sale of our Harpin Protein Technology, receive an appraisal as to the fair value of their shares of Eden Bioscience common stock and receive cash equal to the appraised value of their Eden Bioscience common stock instead of retaining their stock and continuing as a shareholder of our company. This summary is not exhaustive, and you should read the applicable sections of Chapter 23B.13, a copy of which is attached to this proxy statement as Annex B.

Under Chapter 23B.13, where a proposed sale of substantially all of the assets of a corporation (other than a sale of assets pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year) is submitted for approval at a meeting of shareholders, as in the case of the special meeting, the corporation, in the notice of the meeting, must state that shareholders are or may be entitled to assert dissenters’ rights and include with the notice a copy of the dissenters’ rights statute. This proxy statement constitutes notice to the holders of our common stock and a copy of the dissenters’ rights statute is attached as Annex B to this proxy statement.

If you are contemplating the possibility of exercising your dissenters’ rights of appraisal in connection with the sale of our Harpin Protein Technology, you should carefully review the text of Annex B, particularly the procedural steps required to perfect dissenters’ rights, which are complex. We encourage you to consult your legal counsel, at your expense, before attempting to exercise your dissenters’ rights. If you do not fully and precisely satisfy the procedural requirements of Washington law, you may lose your dissenters’ rights. We will not give you any notice other than as described in this proxy statement as required by Washington law.

Requirements for Exercising Dissenters’ Rights

To preserve your rights if you wish to exercise your statutory dissenters’ rights, you must:

•	deliver to Eden Bioscience, before the special meeting, written notice of your intent to exercise your dissenters’ rights and demand payment for your shares of Eden Bioscience common stock if the sale of our Harpin Protein Technology is completed, which notice must be separate from your proxy. Your vote against the sale of our Harpin Protein Technology alone will not constitute written notice of your intent to exercise your dissenters’ rights;

•	not vote your shares in person or by proxy in favor of the sale of our Harpin Protein Technology; and

•	follow the statutory procedures for perfecting dissenters’ rights under Washington law, which are described below under “Appraisal Procedures.”

If you do not satisfy each of the requirements, you cannot exercise dissenters’ rights and, if the sale of our Harpin Protein Technology is approved by our shareholders and is completed, you will continue to hold your shares of Eden Bioscience common stock and will continue as a shareholder of our company.

Vote

Your shares must either not be voted at the special meeting or must be voted against the approval of the sale of our Harpin Protein Technology. Submitting a properly signed proxy card that is received prior to the vote at the special meeting that does not direct how the shares of common stock represented by that proxy are to be voted will constitute a vote in favor of the sale and a waiver of your statutory dissenters’ rights.

Under the asset purchase agreement, we are not required to complete the sale if the number of dissenting shares would exceed 20% of the total number of our shares of common stock outstanding on the closing date of the sale.

Notice

Your written notice of your intent to exercise dissenters’ rights must be filed with Eden Bioscience at: Eden Bioscience Corporation, 11816 North Creek Parkway N., Bothell, Washington 98011-8201; Attention: Corporate Secretary.

It is important that we receive all written notices before the special meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of Eden Bioscience common stock you own, and that you intend to demand cash payment for your Eden Bioscience shares if the sale of our Harpin Protein Technology is approved.

Appraisal Procedures

If the sale of our Harpin Protein Technology is approved by our shareholders, within ten days after the approval, we will send written notice regarding the proper appraisal procedures to all shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the sale as described above. The notice will contain:

•	the address where the demand for payment and certificates representing shares of Eden Bioscience common stock must be sent and the date by which certificates must be deposited;

•	the date on which your payment demand must be received by us, which date will not be fewer than 30 nor more than 60 days after the date the written notice is delivered to you;

•	a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed sale of assets (December 4, 2006) and requires certification from the person asserting dissenters’ rights of whether the date the person acquired beneficial ownership of Eden Bioscience common stock was before the date of the first announcement; and

•	a copy of Chapter 23B.13 of the WBCA.

If you wish to assert dissenters’ rights, you must demand payment, certify that you acquired beneficial ownership of your shares before December 4, 2006, and deposit your Eden Bioscience certificates within the specified number of days after the notice is given. If you fail to make demand for payment and deposit your Eden Bioscience certificates within the time period set forth in the written notice, you will lose the right to demand appraisal for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

If we do not consummate the sale of our Harpin Protein Technology within 60 days after the date set for demanding payment, we will return all deposited certificates. If we do not return the deposited certificates within 60 days after the date set, you may notify us in writing of your estimate of the fair value of your Eden Bioscience common stock plus the amount of interest due and demand payment of your estimated amount.

Except as provided below, within 30 days after the later of the effective time of the sale of our Harpin Protein Technology or the receipt by us of a valid demand for payment, we will remit to each dissenting shareholder who complied with the requirements of Washington law the amount we estimate to be the fair value of the shareholder’s Eden Bioscience common stock, plus accrued interest. We will include the following information with the payment:

•	financial data relating to Eden Bioscience, including a balance sheet, an income statement, and a statement of changes in shareholders’ equity as of and for a fiscal year not more than sixteen months before the date of payment, and the latest available interim financial statements, if any;

•	an estimate by us of the fair value of the shares and a brief description of the method used to reach that estimate;

•	an explanation by us of how the interest was calculated;

•	a brief description of the procedures to be followed by shareholders in demanding supplemental payment if such shareholders are dissatisfied with the estimate of the fair value of the shares determined by us; and

•	a copy of Chapter 23B.13 of the WBCA.

For dissenting shareholders who were not the beneficial owners of their shares of Eden Bioscience common stock before December 4, 2006, we may withhold payment and instead send a statement setting forth our estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder’s demand for payment. Payment of the fair value of these after-acquired shares may be conditional upon the dissenting shareholder’s waiver of other rights under Chapter 23B.13 of the WBCA.

We will also include in such statement an explanation of how we estimated the fair value of the shares and of how the interest was calculated and a notice of the dissenter’s right to proceed with a judicial determination of the fair value of the shares if such dissenting shareholder is dissatisfied with the estimate of the fair value of the shares determined by us. If a dissenting shareholder is dissatisfied with the payment or offer for payment made by us or believes that the interest due is incorrectly calculated, such shareholder may, within 30 days of the payment or offer for payment, notify us in writing and demand payment of his or her estimate of the fair value of his or her shares and the amount of interest due. If any dissenting shareholder’s demand for payment is not settled within 60 days after receipt by us of such shareholder’s payment demand, Washington law requires that we commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If we do not commence the proceeding within the 60-day period, we will pay each dissenter whose demand remains unsettled the amount demanded.

The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders. If the court determines that the fair value of the shares plus interest is in excess of any amount remitted by us, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted. For dissenting shareholders who were not the beneficial owners of their shares of Eden Bioscience common stock before December 4, 2006 and for which we withheld payment pursuant to Chapter 23B.13.270 of the WBCA, the court may enter judgment for the fair value, plus accrued interest, of the dissenting shareholders after-acquired shares.

The court will also determine the costs and expenses of the court proceeding and assess them against us, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding payment are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that we did not substantially comply with the relevant provisions of Chapters 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against us any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies us in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of the partially dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of Eden Bioscience common stock who desire to exercise dissenters’ rights themselves must obtain and submit the registered owner’s written consent at or before the time they file the notice of intent to demand fair value, and the beneficial owner must do so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

For purposes of Washington law, “fair value” means the value of Eden Bioscience common stock immediately before the effective time of the sale of our Harpin Protein Technology, excluding any appreciation or depreciation in anticipation of the sale, unless that exclusion would be inequitable. Under Chapter 23B.13.020 of the WBCA, a shareholder has no right, at law or in equity, to set aside the approval of the sale or the consummation of the sale except if the approval or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the WBCA, our articles of incorporation or bylaws or was fraudulent with respect to that shareholder or our company.

Regulatory Matters

There are no U.S. antitrust approvals required to consummate the sale of our Harpin Protein Technology. However, Eden Bioscience and PHC will be required to make various filings with the U.S. Environmental Protection Agency (EPA) and state and international regulatory authorities to obtain issuance or transfer of product permits in connection with the sale.

Material Federal Income Tax Consequences

The following is a summary of the material anticipated federal income tax consequences of the sale of our Harpin Protein Technology to PHC. This summary is based upon the Internal Revenue Code (Code), existing and proposed regulations thereunder, judicial decisions and current administrative rulings, authorities and practices, all as amended and in effect on the date of this proxy statement. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described below. No ruling from the Internal Revenue Service (IRS) with respect to the matters discussed herein has been requested or will be requested, and there is no assurance that the IRS would agree with the conclusions set forth in this summary. This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the asset sale and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to our shareholders in light of their individual investment circumstances or to holders who may be subject to special treatment under the federal income tax laws (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax exempt entities). In addition, this summary does not address any consequences of the sale of our Harpin Protein Technology under any state, local or foreign tax laws.

The sale of our Harpin Protein Technology to PHC will be a transaction taxable to us for U.S. federal income tax purposes. We will recognize taxable income (or loss) equal to the amounts realized, if any, on the sale in excess of our tax basis in the assets sold. The amount realized on the sale will consist of cash we receive in exchange for the assets sold, plus the amount of related liabilities assumed by PHC. Based on preliminary review, we expect the sale will result in a loss of approximately $800,000.

Proceeds of the sale of our Harpin Protein Technology will not be distributed to our shareholders, and we believe that the sale should not have any direct federal income tax consequences to our shareholders.

Eden Bioscience shareholders validly exercising dissenters’ rights of appraisal generally will recognize gain or loss equal to the difference, if any, between the cash they receive as a result of exercising these rights and the basis of their shares of Eden Bioscience common stock surrendered in exchange. Assuming these shares are held as capital assets, and provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the Code, any gain or loss recognized generally will be capital gain or loss and, in the case of shares held for more than one year, the gain, if any, generally be long-term capital gain. However, dissenting shareholders may be required to recognize gain or loss in the year the sale closes, irrespective of whether the dissenting shareholder actually receives payment for his or her stock in that year. Moreover, a portion of the payment received by a dissenting shareholder may be characterized as interest income.

Our ability to preserve and utilize our tax loss carryforwards may be subject to severe limitations and risks. See “Risk Factors — Tax and Other Risks Associated With Our Ability to Preserve and Utilize Our Tax Loss Carryforwards.”

Each holder of our common stock is urged to consult his or her own tax advisor as to the federal tax consequences of the sale, and also as to any state, local, foreign or other tax consequences based on his or her own particular facts and circumstances.

Accounting Treatment of the Asset Sale

If the sale of our Harpin Protein Technology is approved by our shareholders as described in this proxy statement, we will record the sale in accordance with generally accepted accounting principles in the United States. Upon completion of the sale to PHC, we may recognize a financial reporting gain (or loss), equal to the net proceeds (the sum of the purchase price less the expenses relating to the sale) plus recorded liabilities assumed by PHC less the net book value of the assets sold.

In reviewing for asset impairment in connection with the proposed sale transaction, we compared the carrying value of assets to be sold in the transaction to cash expected to be received from PHC and recorded liabilities to be assumed by PHC. Based on this preliminary review, it appears that the carrying value of the assets to be sold in the transaction would exceed the cash expected to be received from PHC and recorded liabilities to be assumed by PHC in the transaction by approximately $800,000. Accordingly, we currently expect that a charge for impairment to our inventory and/or equipment will be recorded in the fourth quarter of 2006. This estimate is preliminary in nature and subject to change as further analysis is conducted. The impairment charge will not result in future cash expenditures.

Interests of Certain Parties in the Transaction

In August 2000, we entered into change of control agreements with two of our executive officers, Bradley S. Powell, our President and Chief Financial Officer, and Dr. Zhongmin Wei, our Chief Scientific Officer. These agreements provide that, upon a change of control, we will continue to employ the executive officer, and he will remain in our employ, for a period of two years following a change of control. During that time, each agreement provides that the position, authority, duties and responsibilities of the executive officer must be at least reasonably commensurate in all material respects with the most significant of those held during the 90-day period prior to the change of control, and that the executive officer’s annual base salary must be at least equal to his annual base salary established by our board of directors prior to the change of control.

We may assign the change of control agreements to any corporation to which we may transfer all or substantially all of our assets. If the sale is completed, PHC has agreed to assume all of our liabilities and obligations under the change of control agreement with Dr. Wei, including all obligations arising as a result of the closing of the sale, and we expect Dr. Wei to accept employment with PHC. We will continue to be responsible for our obligations and liabilities under Mr. Powell’s change of control agreement, and we intend to continue to employ Mr. Powell following the closing as our President and Chief Financial Officer.

The sale of our Harpin Protein Technology, which is a sale of substantially all of our assets, would be deemed a change of control under the terms of the change in control agreements. Accordingly, under the terms of each agreement, if, during the two year period following the closing of the sale, the employment of the executive officer is terminated by us (or by PHC, in the case of Dr. Wei) without cause, as defined in the agreement, or by the executive officer for good reason, as defined in the agreement, the executive officer would be entitled to receive (a) his annual base salary, and pro rata annual bonus, through the date of termination, and any deferred compensation; and (b) a severance payment equal to twice the sum of his annual base salary and the average of his past three annual bonuses. Based on their current annual salaries and bonus history, the severance payments would be approximately $360,000 for each of Mr. Powell and Dr. Wei. In addition, the executive officers’s unvested options to purchase our common stock would accelerate and become fully vested and exercisable. If, during the two-year period following the change of control, the executive officer’s employment is terminated by us (or by PHC in the case of Dr. Wei) for cause or by the executive officer without good reason, the officer would receive only the amount of his annual base salary and other deferred compensation then due.

These change of control agreements are in addition to the severance agreements we entered into with Mr. Powell and Dr. Wei. Under the severance agreements, if the employment of the executive officer is terminated by us without cause, as defined in the agreement, the executive is entitled to receive severance payments equal to six months annual base salary.

RISK FACTORS

You should carefully consider the risk factors described below as well as other information provided to you in this proxy statement in deciding how to vote on the proposal to sell our Harpin Protein Technology. The risk factors described below are not the only ones facing our company. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the risks discussed below come to fruition, our business, financial condition or results of operations could be materially and adversely affected, the value of our common stock could decline and you may lose all or part of your investment.

Risks Relating to the Proposal to Sell Our Harpin Protein Technology

If the proposed sale is completed, our business will be dependent on the success of our Home and Garden Business, which has a limited operating history, has generated only a limited amount of revenues to date and in which we do not currently expect to substantially increase our investment.

Our Harpin Protein Technology proposed to be sold to PHC pursuant to the asset purchase agreement represented approximately 90% of our total gross revenue in each of the year ended December 31, 2005 and the nine-months ended September 30, 2006. Our business, following the sale to PHC, will leave us dependent on the performance of our Home and Garden Business, which will be our sole operating unit going forward. Our Home and Garden Business has a limited operating history and has generated limited revenue to date. We initiated our Home and Garden Business in 2003, with the introduction of Messenger, primarily for use on roses. In 2004, we expanded our home and gardening marketing plan, concentrating our efforts in the Pacific Northwest and Northeastern regions of the United States. We expanded our efforts with plant-specific interest groups, such as the American Rose Society, and, in addition to the endorsement from the American Rose Society, we received endorsements for Messenger from the National Home Gardening Club and the National Gardening Association. We increased resources allocated to the Home and Garden Market in 2005 and expanded our efforts to include the Southeastern region of the U.S. in our target areas. In January 2006, we introduced Messenger seed treatment for home and garden use. We generated revenue from our Home and Garden Business of $391,000 in fiscal 2005 and $200,000 in fiscal 2004. Our Home and Garden Business generated revenue of $377,000 in the nine months ended September 30, 2006.

To date, sales of our products in the Home and Garden Market have been generated primarily through our website based on positive word-of-mouth from current users to new users, and we have not invested significant resources to the marketing or distribution of those products. As of September 30, 2006, we had invested approximately $650,000 toward the development of our Home and Garden Business since its inception. If the sale is completed, we do not currently intend to significantly increase our investment toward the development of our Home and Garden Business. As of the closing of the sale, we expect to have a total of only six employees, only two of which will be focused on marketing our home and garden products and, at least in the short-term, we expect to continue to generate a significant portion of our sales in the Home and Garden Market through our website based on positive word-of-mouth. As a result, we cannot predict the financial performance of our Home and Garden Business following the closing of the sale; however, given the level of investment we expect to make, we do not expect our Home and Garden Business to grow significantly in the short-term. If we fail to generate sufficient sales from our Home and Garden Business to cover our operating costs following completion of the sale of our Harpin Protein Technology, our business operations and prospects following completion of the sale, including our ability to explore whether there may be opportunities to realize potential value from our remaining business assets, primarily our tax loss carryforwards, will be adversely affected, creating substantial doubt about our ability to stay in business.

The proposed sale may not be completed if the conditions to closing are not satisfied or waived.

There is a risk that the sale of our Harpin Protein Technology to PHC may not be completed because the conditions to closing, including our ability to obtain shareholder approval and required consents of parties to contracts, including the landlord under our office and manufacturing facility lease and the Cornell Research

Foundation under our license agreement with Cornell, may not be satisfied or waived. If our shareholders fail to approve the proposal to sell our Harpin Protein Technology to PHC, or if the sale of our Harpin Protein Technology is not completed for any other reason, we will have incurred significant costs in connection with negotiating the proposed transaction, estimated to be approximately $500,000, and our business will be seriously harmed. In addition, the failure to complete the sale of our Harpin Protein Technology may result in further decreases in the market value of our common stock.

The $2.5 million purchase price stated in the asset purchase agreement is subject to adjustment and, accordingly, we may receive less cash from the sale to PHC to fund our remaining operations following the closing.

Pursuant to the asset purchase agreement, if the recorded value of equipment to be received by PHC on the closing date is less than the recorded value of the equipment at September 13, 2006, or if the recorded value of the inventory to be received by PHC on the closing date is less than the recorded value of the inventory on June 30, 2006, the amount of the purchase price will be reduced dollar for dollar to the extent that the reduction in recorded value of the equipment exceeds $25,000 and to the extent the reduction in the recorded value of the inventory exceeds $125,000. To the extent a reduction in the purchase price is required, the asset purchase agreement provides that the amount of such reduction will be deducted from the principal amount of the promissory note delivered to us by PHC at closing. In the event that the purchase price is reduced, we will receive less cash from PHC to fund our remaining operations following the closing. Further, we may have unforeseen liabilities and expenses that must be satisfied from the net proceeds of the sale to PHC, leaving less to fund our remaining operations. If we do not have sufficient cash to fund our remaining operations, we may need to raise capital, which may not be possible under satisfactory terms, if at all, and our business may be seriously harmed.

If PHC does not perform its obligations under the promissory note and if Plant Health Care plc does not perform its obligations under the guaranty, we may not receive some or all of the deferred consideration payable by PHC under the asset purchase agreement, which could adversely affect our operations following the closing.

The asset purchase agreement provides that $1.0 million of the total $2.5 million purchase price (subject to adjustment as described above) payable to us in connection with PHC’s purchase of our Harpin Protein Technology will be evidenced by a promissory note of PHC that is due and payable on December 28, 2007. The promissory note will have an interest rate of 5% per annum and will be secured by a first priority security interest in the equipment and certain intellectual property and other assets acquired by PHC in the transaction. PHC’s payment obligations under the note also will be guaranteed by Plant Health Care plc. We have no assurance that PHC can or will perform its payment and other obligations under the promissory note and the security agreement, or that, in the event that PHC defaults on its obligations, that Plant Health Care plc can or will perform its obligations under the guaranty. Based on our review of publicly available consolidated financial statements of Plant Health Care plc, that company has reported a loss and negative cash flow from operating activities for the year ended December 31, 2005 and the six months ended June 30, 2006. We believe PHC may not be able to pay the promissory note solely from operating cash flow and may therefore be required to raise additional funds to satisfy the promissory note. If PHC is unable or unwilling to perform its obligations under the promissory note and the security agreement and Plant Health Care plc is unable or unwilling to perform its obligations under the guaranty, our receipt of the full amount of the purchase price payable under the asset purchase agreement may be delayed or may not be collectible at all. Additionally, we may incur significant legal fees in pursuing collection of the promissory note and in enforcing our rights and remedies under the security agreement, including the costs associated with retaking possession of the collateral and selling, leasing, transferring or otherwise disposing of the collateral. Moreover, we have no assurance that PHC will, despite its contractual obligation to do so, take required actions to preserve the condition and value of the collateral or that, even if PHC takes all required actions, the value of the collateral or the proceeds realizable from any sales thereof, will, at the time such remedy is sought or obtained, be sufficient to cover all unpaid amounts due under the promissory note. Any such delay, additional costs, loss or nonpayment could adversely affect our ability to fund our remaining operations.

The asset purchase agreement will expose us to contingent liabilities up to $1.0 million, which could adversely affect our ability to pursue our remaining business operations and to explore whether there are opportunities to realize potential value from our remaining business assets, primarily our tax loss carryforwards, following the closing.

In the asset purchase agreement we have made customary representations and warranties to PHC, which are described below under the heading “Summary of Terms of the Sale — Asset Purchase Agreement — Representations and Warranties of Eden Bioscience.” Pursuant to the asset purchase agreement, we agreed to indemnify PHC for any losses from inaccuracies of our representations and warranties that occur within one year after the closing date or, if later, on or before February 28, 2008, and from breaches of covenants and agreements that occur within the applicable statute of limitations. Our indemnification obligations are limited by an overall cap of $1.0 million, which is the amount of the deferred purchase price evidenced by the promissory note. For example, an indemnification claim by PHC could result if PHC suffers any damages arising out of the inaccuracy of any of our representations about our Harpin Protein Technology or if we fail to comply with a covenant or other agreement in the asset purchase agreement. The payment of any such indemnification obligations or reduction of the deferred purchase price could adversely impact our cash resources following the completion of the sale to PHC and our ability to conduct our remaining operations and to explore whether there may be opportunities to realize potential value from our remaining business assets, primarily our tax loss carryforwards.

You will not receive any of the proceeds from the sale of our Harpin Protein Technology. Management could spend or invest the proceeds from the sale in ways with which our shareholders may not agree.

The proceeds from the sale of our Harpin Protein Technology will be paid directly to Eden Bioscience. You will continue to be a shareholder in our company; however, trading in our common stock will likely be more difficult, due to, among other things, limited trading volume of our stock as described below. Currently, we intend to use the proceeds from the sale to fund working capital requirements of our Home and Garden Business while we explore whether there may be opportunities to realize potential value from our remaining business assets, primarily our tax loss carryforwards. However, management will have ultimate discretion as to the specific uses of the proceeds and could spend or invest the proceeds from the sale in ways with which our shareholders may not agree. The investment of these proceeds may not yield a favorable return. Furthermore, because our Home and Garden Business is evolving, in the future, we may discover new opportunities that are more attractive. Our overall business objective is to become profitable and realize potential value from our remaining business assets, primarily our tax loss carryforwards. Strategies for attaining this objective may include pursuing acquisitions intended to increase revenues and generate net income. Although we do not currently have specific plans to do so, we may in the future commit resources to such acquisitions or other alternative opportunities. If we change our business focus, we may face risks that are different from the risks currently associated with our Home and Garden Business.

We will be unable to compete with PHC’s Harpin Protein Technology business for two years from the date of closing.

We have agreed that we will not engage in or own or control any interest (except as a passive investor of less than 5% of the outstanding equity interests of a public company) in any entity that directly competes with PHC’s Harpin Protein Technology business for a period of two years after the closing date. The asset purchase agreement specifically provides that our Home and Garden Business is not deemed to compete with PHC’s Harpin Protein Technology business. The noncompetition covenant also would not apply to any future activities undertaken by us relating to the development, testing, manufacture, sale and/or distribution of synthetic chemistry pesticides for or in worldwide agricultural, horticultural and retail markets. However, this noncompetition covenant may limit our ability to pursue businesses opportunities, including, for example, the sale of our remaining business or the acquisition of other businesses that might otherwise improve our financial results or enable us to realize potential value from our remaining business assets, primarily our tax loss carryforwards.

We may be required to pay a termination fee to PHC if the sale is not completed because we take certain actions in connection with a more favorable third party offer.

The asset purchase agreement requires us to pay PHC a termination fee if the asset purchase agreement is terminated prior to completion under certain circumstances. Specifically, if we terminate the asset purchase agreement because we have received an offer that we in good faith determine to be more favorable to our shareholders than the transaction proposed under the asset purchase agreement with PHC, or if PHC terminates the asset purchase agreement because our board of directors withdraws or amends in a manner materially adverse to PHC its recommendation or approval of the asset purchase agreement, or makes a recommendation with respect to any transaction arising out of a more favorable third party offer (other than a recommendation to reject such offer), or takes any action in violation of the exclusive dealing provisions of the asset purchase agreement (as described herein under “Summary of Terms of the Sale — Asset Purchase Agreement — Exclusive Dealing; Termination of Asset Purchase Agreement”), we must pay PHC a termination fee of $100,000 within two business days after such termination. Any required payment of the termination fee may adversely affect our liquidity.

If the sale to PHC is not completed, we may explore other potential transactions but there may not be any other offers from potential purchasers.

If the sale to PHC is not completed, we may seek to continue as an independent stand-alone operating company conducting our historical business, we may explore other strategic alternatives, including a sale of our assets to, or a business combination with, another party, or we may pursue other business opportunities and investments unrelated to our current business. There can be no assurance that any potential transaction will be available or will provide consideration equal to or greater than the price proposed to be paid by PHC in the sale, or that we will be able to complete any alternative transaction. Although we had discussions with various parties in the past, none of these parties may now have an interest in such a transaction or be willing to offer a reasonable purchase price or other acceptable terms on a timely basis.

If the sale to PHC is not completed and we do not obtain additional funds, we may be required to explore liquidation alternatives.

We cannot assure you that the sale of our Harpin Protein Technology to PHC will be completed. If we fail to complete the sale, we may need to raise additional funds. Additional financing may not be available on terms that are acceptable to us, or at all. If adequate funds are not available on acceptable terms and in a timely manner, our ability to finance our operations would be significantly limited. We have incurred significant expenses in anticipation of closing the sale of our Harpin Protein Technology, estimated to be approximately $500,000, the cumulative effect of which will be to further reduce our available cash resources.

We currently believe that it would be extremely difficult to continue to operate our Harpin Protein Technology business in light of our continuing operating losses and limited operational resources. Our total cash and cash equivalents was $5.9 million at September 30, 2006. On December 4, 2006, we announced a significant reduction in force which we expect will, by December 31, 2006, reduce the number of our full-time employees from 19 to approximately six. The work force reduction is expected to decrease salaries and related expenses by approximately $1.4 million on an annualized basis. To the extent that the sale of our Harpin Protein Technology is not completed, we may need to seek additional financing to support our operations and to continue to explore strategic alternatives for our business. We may have to obtain this financing through the issuance of additional debt or equity securities, by entering into a strategic relationships, or through other means, any one of which may reduce the potential value to us, perhaps substantially or completely, of our tax loss carryforwards and of any further commercialization and development of our Harpin Protein Technology. If the sale of our Harpin Protein Technology is not completed and additional funds are not available, we may be forced to explore liquidation alternatives, including seeking protection from creditors under bankruptcy laws.

Our business will be harmed if the proposed sale to PHC disrupts the operations of our business and prevents us from realizing intended benefits.

Prior to the closing of the sale to PHC, our business operations may be disrupted due to a number of factors, any of which could harm our business or ability to complete the proposed transaction. These factors include:

•	loss of key employees, vendors, or customers;

•	changes in management which may impair relationships with employees and customers, including, as described below, changes resulting from our reduction in force and from our appointment of PHC as the exclusive master distributor of our harpin protein-based products in the agricultural and horticultural markets;

•	additional expenditures required to facilitate the proposed transaction with PHC; and

•	the resulting diversion of management’s attention from our day-to-day business.

On December 1, 2006, our board of directors approved a plan to substantially reduce our administrative, marketing, sales, manufacturing and development personnel to approximately six full-time employees by December 31, 2006, and may make further personnel reductions in the future. Dr. Rhett Atkins, our Chief Executive Officer and President, resigned from those positions effective December 15, 2006 as part of the reduction in force. Dr. Atkins continues to serve as a director of our company and is providing us consulting services in connection with the proposed sale of assets, reduction in force and other operational issues. Our board of directors appointed Bradley S. Powell, our Vice President of Finance and Chief Financial Officer, to serve as our President effective December 15, 2006.

Concurrently with our entering into the asset purchase agreement, on December 1, 2006, we entered into an independent distributor agreement making PHC the exclusive master distributor of our harpin protein-based plant health products for all channels of trade, other than the Home and Garden Market, in substantially all worldwide territories. Under the distributor agreement, PHC purchases all products from us at set prices determined based on the book value of the products at September 30, 2006. PHC distributes the products in its own name in all jurisdictions (subject to identified exceptions) where regulatory approval for the products has been given and determines the selling prices to and terms of payment from its customers for all sales of the products. We have no assurance that PHC will perform its duties under the distributor agreement or that PHC can or will retain existing customers or attract new customers in the horticultural or agricultural markets. As a consequence of the distributor agreement, our operations are limited to sales to PHC and to sales of products in the Home and Garden Market. We are substantially dependent upon PHC’s efforts to serve our current agricultural and horticultural customers and to enter into additional customer agreements in, and derive revenue from, those markets. This restriction will continue until the earlier of the completion of the sale or, if the sale is not completed, August 31, 2007, and could have a material adverse effect on our business and results of operations, regardless of whether the asset purchase agreement is approved.

Risk Factors Relating to Our Company if Our Harpin Protein Technology is Sold to PHC

Selling our Harpin Protein Technology will constitute a sale of substantially all of our assets.

Pursuant to the asset purchase agreement, we plan to sell all of our Harpin Protein Technology, including assets related to our agricultural and horticultural markets, retaining only our cash, accounts receivable, tax attributes and assets related to our Home and Garden Business, primarily our inventory of harpin protein-based products designated for the Home and Garden Market. At closing, we will enter into a supply agreement with PHC which grants us exclusive rights to sell harpin protein-based products in the Home and Garden Market. Upon consummation of the sale of our Harpin Protein Technology, all of our revenues will be generated by our Home and Garden Business. Our Home and Garden Business accounted for approximately 10% of our total net revenue for the nine months ended September 30, 2006 and for the year ended December 31, 2005. For the year ended December 31, 2004, our Home and Garden Business accounted for approximately 20% of our total net revenue. The gross margins in our Home and Garden Business after the closing may be reduced due to the cost of purchasing harpin protein-based products from PHC pursuant to the license and supply agreement. We cannot provide any assurance that our home and garden products will achieve greater market acceptance. Moreover, as noted above, we do not currently intend to significantly increase our investment toward the development of our Home and Garden Business. If we are not successful in operating our Home and Garden Business, our results of operations and financial condition, as well as our ability to explore whether there may be opportunities to realize potential value from our remaining business assets, primarily our tax loss carryforwards, will be adversely affected and ultimately may be unsuccessful.

After completion of the sale, we will be largely a development stage company and will be subject to the risks of a new enterprise and the commercialization of new technologies.

By selling our Harpin Protein Technology, we will be selling all of our technology and our most significant source of revenue. Following completion of the sale, we will be primarily a development-stage company focused on selling harpin protein-based products for the protection of plants and seeds and the promotion of overall plant health to the general public, to resellers or businesses that offer harpin protein-based products to retailers or the general public, or to businesses that incorporate harpin protein-based products into existing or new products to be sold to the general public. We may invest in other businesses or technologies in the future, but we have no current specific plans to do so at this time. This increases our business risk because we will be less diversified than before the sale of our Harpin Protein Technology and because our remaining Home and Garden Business has limited revenue and is speculative. We initiated our Home and Garden Business in 2003. Due to our limited experience operating our Home and Garden Business, we have limited ability to forecast future demand for products and limited financial data upon which you may evaluate our business and prospects.

As we redeploy our assets, we may continue to incur significant operating losses and negative cash flow, and we may never be profitable.

We will be required to spend significant funds to pursue the transaction with PHC, transition our agricultural business to PHC under the distributor agreement and reposition our operations and sales and marketing organization to fit the needs of our Home and Garden Business. We have incurred significant operating and net losses and negative cash flow and have never achieved profitability. As of September 30, 2006, we had an accumulated deficit of $124.6 million. In addition, in connection with the proposed sale of our Harpin Protein Technology to PHC, we have implemented a plan to reduce our administrative, marketing, sales, manufacturing and development personnel from 19 to approximately six full-time employees by December 31, 2006. The workforce reduction is expected to decrease salaries and related expenses by approximately $1.4 million on an annualized basis. We expect to continue to experience operating losses in our Home and Garden Business for the foreseeable future. To achieve operating profitability in our Home and Garden Business, we will need to substantially grow the customer base for our Home and Garden Business; however, as noted, above, we do not currently intend to significantly increase our investment toward the development of our Home and Garden Business. We may not be able to increase our revenue in this manner.

The potential for future profitability of our Home and Garden Business must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. Some of these risks relate to our potential inability to:

•	attract and retain customers, particularly in light of uncertain economic conditions and the seasonality of our product use;

•	expand current and develop new distribution channels to sell products in the Home and Garden Market;

•	establish awareness of our Home and Garden Business and products;

•	obtain and maintain required regulatory approvals;

•	develop additional strategic partnerships to facilitate our marketing and sales efforts; and

•	respond to the rapidly changing market for plant protection and yield enhancement products.

We may not successfully address some or all of these risks. If we do not successfully address these risks, we may not realize sufficient revenue or net income to reach or sustain profitability or continue operations. If we are unable to achieve and sustain profitability, we will not have the resources to explore whether there may be opportunities to realize potential value from our remaining business assets, primarily our tax loss carryforwards. Even if we were to achieve profitability, there are significant material uncertainties about our ability to effectively utilize or otherwise realize potential value from our tax loss carryforwards. These risks are described below under the heading “Tax and Other Risks Associated with Our Ability to Preserve and Utilize Our Tax Loss Carryforwards.”

We may not be able to become profitable unless we identify and acquire other businesses on favorable terms.

We believe that our ability to achieve profitability may depend in substantial part on our ability to identify and acquire suitable acquisitions on favorable terms, so that we can increase our revenues and generate new income. If we are unable to complete acquisitions on favorable terms, our business will be very limited and may not generate sufficient revenue to cover our expenses. There is no assurance that we will be able to complete any future acquisitions or that such transactions, if completed, will contribute positively to our operations and financial results and condition. If we issue stock or securities convertible into or exercisable for stock in connection with any acquisition, our shareholders may experience substantial dilution and new shareholders could have rights superior to current shareholders. In addition, as noted below under the heading “Tax and Other Risks Associated With Our Ability to Preserve and Utilize Our Tax Loss Carryforwards,” the provisions of the Internal Revenue Code and certain applicable Internal Revenue Service regulations will limit the number of shares of stock we can sell from time to time without causing a limitation on our ability to use our tax loss carryforwards.

Our Home and Garden Business currently depends on products that are based on the same new technology, and our commercialization of those products may not be successful.

For the immediately foreseeable future following the sale of our Harpin Protein Technology, we will be dependent on the successful commercialization in the Home and Garden Market of four products (Messenger, Messenger ST (seed treatment), Messenger Gold and MightyPlant with Messenger Gold) which are based on the same new technology. Substantially all of our previous sales in the Home and Garden market have come from our first harpin protein and from a single product, Messenger. These sales have been limited and quite small in comparison to the size of the overall Home and Garden Market. We plan to introduce our newest active ingredient in the Home and Garden Market in 2007. This product will be called MightyPlant with Messenger Gold. These current and new products may not be commercially successful in the Home and Garden Market and may not prove effective or economically viable for home and garden use. In addition, because these products have not been put to widespread use over significant periods of time, no assurance can be given that adverse consequences might not result from their use, such as soil or other environmental degradation, the development of negative effects on animals or plants or reduced benefits in terms of plant yield or protection. We cannot be certain that we will be successful in our efforts to market and sell these products in the Home and Garden Market.

A variety of factors will determine the success of our market development and commercialization efforts and the rate and extent of acceptance of our products in the Home and Garden Market, including our ability to implement and maintain an appropriate pricing policy and general economic conditions in the Home and Garden Market, including weather conditions and the extent that the general public and regulatory authorities accept new plant and seed protection and plant health products developed through biotechnology.

Our Home and Garden Business is relatively new and has limited market awareness.

Our home and garden products are not well known in the market. Our sales to date have come primarily through our website and we believe have been driven by word-of-mouth recommendations from current customers. Our future success will be dependent in significant part on our ability to generate demand for harpin protein-based products in the Home and Garden Market, specifically among the general public, resellers or businesses that sell the products to the general public and businesses that incorporate harpin protein-based products into existing or new products to be sold to the general public. To this end, our direct and indirect sales operations must increase market awareness of our Home and Garden Business and our products to generate increased revenue. However, as noted above, we do not currently intend to significantly increase our investment toward the development of our Home and Garden Business. We expect to have a total of only six employees as of the closing of the sale, only two of which will be focused on marketing our home and garden products. Accordingly, we expect to continue to generate a substantial portion of our sales in the Home and Garden Market through our website based on positive word- of-mouth. If we are not successful in building greater market awareness and generating increased sales, our future results of operations will be adversely affected.

Limited sales and marketing capabilities could prevent us from successfully commercializing our home and garden products.

We currently have limited sales and marketing experience and capabilities in the Home and Garden Market. As described above, we expect that our internal sales and marketing staff will, at closing, consist only of two persons. We cannot assure you that our sales and marketing personnel will successfully compete against the sales and marketing operations of our current and future competitors that may have greater resources and more established relationships with distributors, retailers and growers. We have no current plans to increase our full-time sales and marketing capabilities in the Home and Garden Market. The small size of our sales and marketing staff and the limited resources available to us may adversely affect our ability to effectively market and sell our home and garden products, impair our ability to gain market acceptance of our products and cause our sales to suffer.

As a result of the sale of our Harpin Protein Technology, we will be dependent on PHC for the manufacture and supply of harpin proteins and harpin protein-based products for our Home and Garden Business, and any failure of PHC to provide timely delivery of high quality products could adversely affect our business and results of operations.

After the completion of the sale and the depletion of our current home and garden inventory, we will acquire all of our harpin proteins and harpin protein-based products for our Home and Garden Business from PHC pursuant to a license and supply agreement with PHC. Under this agreement, PHC will grant us an exclusive worldwide right and license to sell harpin protein-based products in the Home and Garden Market, as well as a royalty-fee, exclusive non-transferable license to use the Messenger, MightyPlant and Harp-N-Tek trademarks in connection with our advertising, promotion, distribution and sale of such products. The agreement provides that PHC will supply us with harpin proteins and harpin protein-based products in quantities requested by us through purchase orders submitted pursuant to the supply and license agreement, at a price equal to 80% of PHC’s actual U.S. agricultural distributor price. In the event that PHC is unable or unwilling to provide us with requested products, we may declare a “failure of supply” (as defined in the license and supply agreement) and select and qualify a second source to provide us harpin proteins and harpin protein-based products. The license and supply agreement will be effective on the date of closing of the sale and will continue until expiration of the last U.S. or foreign patent relating to the products held or acquired by PHC in connection with the sale. Thereafter, the license and supply agreement will automatically extend for an additional five-year term. A more detailed summary of the terms of the license and supply agreement can be found below under “Summary of Terms of the Sale — Related Agreements — License and Supply Agreement.”

There can be no assurance that PHC will be able to manufacture and provide sufficient quantities or quality of harpin proteins and harpin protein-based products on a timely basis, or at all, or otherwise perform its obligations under the license and supply agreement. If PHC is unwilling or unable to perform such obligations, our Home and Garden Business and results of operations could be materially adversely impaired. Among other things, we may suffer delays in, or be prevented from, fulfilling customer orders and may incur substantial legal and other expenses in enforcing our rights under the license and supply agreement, including identifying and qualifying a second source of supply, if one is even available.

We may be unable to establish or maintain successful relationships with independent distributors and retailers, which could adversely affect our sales and our ability to generate revenue from our Home and Garden Business.

Our ability to sell our home and garden products will be significantly impaired if we fail to develop our distribution channels. We will need to increase sales to independent distributors and retailers in the Home and Garden Market to expand sales of our products. We have engaged several independent distributors and retailers for the distribution and sale of our home and garden products. Our future revenue growth will depend in large part on our success in establishing and maintaining these sales and distribution channels. We are continuing to develop our distribution network and we may be unable to establish or maintain these relationships in a timely or cost-effective manner. Moreover, we cannot assure you that the distributors and retailers on which we rely will focus adequate resources on selling these products or will be successful in selling them. Many of our potential distributors and retailers are in the business of distributing and sometimes manufacturing other, possibly competing, plant protection and yield enhancement products for the Home and Garden Market and may perceive our products as a threat to various product lines currently being manufactured or distributed by them. In addition, the distributors and retailers may earn higher margins by selling competing products or combinations of competing products. If we are unable to establish or maintain successful relationships with independent distributors and retailers, we may need to further develop our own distribution and sales and marketing capabilities, which would be expensive and time-consuming and the success of which would be uncertain.

We currently have approximately eight key distributors of our home and garden products. Four of these distributors accounted for an aggregate of 54% of our net product revenue in the Home and Garden Market in 2005. If any distributor or retailer that purchases a significant amount of our home and garden products were to discontinue purchasing our products any time, our sales would be adversely affected. In addition, the failure of any of these distributors and retailers, or any other distributor or retailer to which we extend a significant amount of credit, to pay its account now or in the future may harm our operating results.

The market for home and garden products is competitive and we may not have the resources required to compete effectively. The high level of competition in these markets may result in price reductions, reduced margins or the inability of our products to achieve market acceptance.

The market for home and garden plant protection and yield enhancement products is intensely competitive, rapidly changing and undergoing consolidation. We may be unable to compete successfully against our current or future competitors, which may result in price reductions, reduced margins or the inability to achieve market acceptance of our current or any future products.

Many companies are engaged in marketing and selling plant protection and yield enhancement products for the Home and Garden Market. Our competitors include major international agri-chemical companies as well as large and small independent companies. Many of these companies have significantly more capital, research and development, regulatory, manufacturing, distribution, sales, marketing, human and other resources than we do. As a result, they may be able to devote greater resources to the promotion and sale of their products, receive greater resources and support from independent distributors, initiate or withstand substantial price competition or take advantage of acquisition or other opportunities more readily. Furthermore, large agri-chemical companies have a more diversified product offering than we do, which may give them an advantage in meeting customer needs by enabling them to offer integrated solutions to plant protection and yield enhancement in the Home and Garden Market.

It is likely that there will only be limited trading volume in our common stock following the closing of the sale to PHC, and you may find it more difficult to dispose of your shares of common stock.

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “EDEN.” Following the completion of the proposed transaction, we expect to continue to trade as a public company on the Nasdaq Capital Market. However, it is not possible to predict the trading price of our common stock following the closing of the sale to PHC. If we fail to meet any of the continued listing standards of the Nasdaq Capital Market, which requirements include a $1.00 minimum closing bid price, shareholders’ equity of $2.5 million or market value of publicly held shares of $35 million, 500,000 shares of common stock publicly held, 300 round lot shareholders, two market makers and compliance with Nasdaq’s corporate governance requirements, our common stock will be delisted from the Nasdaq Capital Market.

On December [31], 2006, the closing bid price of our common stock was $[ ]. On December 11, 2006, we received notice from Nasdaq advising that our closing bid price has been below $1.00 per share for 30 consecutive trading days and we are not therefore in compliance with the Nasdaq minimum bid price requirement set forth in Marketplace Rule 4310(c)(4). We have been given a period of 180 days, or until June 11, 2007, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of our common stock would have to remain at $1.00 or more for a minimum of ten consecutive trading days. If we do not regain compliance during this first 180-day period, Nasdaq will determine whether we meet the Nasdaq Capital Market initial listing criteria set out in Marketplace Rule 4310(c), except for the minimum bid price requirement. If we meet the initial listing criteria, we will be eligible for an additional 180-day cure period. If we are not eligible for the additional cure period, Nasdaq will provide us written notification that our common stock will be delisted. In such case, we will have the right to appeal Nasdaq’s delisting determination to a Listing Qualifications Panel. The 180-day cure period described above relates exclusively to our minimum bid price deficiency. We may be delisted during the 180-day period for failure to maintain compliance with any other continued listing requirements which occur during this period.

If our common stock were to be delisted from the Nasdaq Capital Market, we may seek quotation on a regional stock exchange, if available. Such listing could reduce the market liquidity of our common stock. If our common stock is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our common stock.

If our common stock is delisted from the Nasdaq Capital Market, and if we fail to obtain quotation on another market or exchange, and if the trading price remains below $5.00 per share, then trading in our common stock might also become subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trade involving a stock defined as a “penny stock” (generally, any equity security not listed on a national securities exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions). Many brokerage firms are reluctant to recommend low-priced stocks to their clients. Moreover, various regulations and policies restrict the ability of shareholders to borrow against or “margin” low-priced stocks, and declines in the stock price below certain levels may trigger unexpected margin calls. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current price of the common stock can result in an individual shareholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. This factor may also limit the willingness of institutions to purchase our common stock. Finally, the additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from facilitating trades in our common stock, which could severely limit the market liquidity of the stock and the ability of investors to trade our common stock.

Our financial results may fluctuate significantly, which could cause our stock price to decline.

Our revenue and operating results could vary significantly from period to period. These fluctuations could cause our stock price to fluctuate significantly or decline. Numerous factors will contribute to the unpredictability of our operating results. In particular, our sales are expected to be highly seasonal. Sales of home and garden products depend on planting and growing seasons, climatic conditions and economic and other variables, which we expect to result in substantial fluctuations in our quarterly sales and earnings. For example, weather-related events such as droughts and floods, severe heat and frost, hail, tornadoes and hurricanes could decrease demand for our current and any future products, and have an adverse impact on our operating results from quarter to quarter. In addition, most of our expenses, such as employee compensation and lease payments for facilities, are relatively fixed. Our expense levels are based, in part, on our expectations regarding future sales. As a result, any shortfall in sales relative to our expectations could cause significant changes in our operating results from quarter to quarter. Other factors may also contribute to the unpredictability of our operating results, including the amount of our home and garden products carried in inventory by distributors and retailers, the amount of free product to be given to retailers, the size and timing of significant customer transactions and the delay or deferral of customer use of our products. For example, customers may purchase large quantities of our products under a promotion in a particular quarter to store and use over long periods of time, or time their purchases to coincide with the availability of capital, either of which may cause significant fluctuations in our operating results for a particular quarter or year.

Due to these and other factors, period-to-period comparisons of our operating results may not be meaningful. You should not rely on our results for any one period as an indication of our future performance. In future periods, our operating results may fall below the expectations of public market analysts or investors. If this occurs, the market price of our common stock would likely decline.

Inability to obtain regulatory approvals, or to comply with ongoing and changing regulatory requirements, could delay or prevent sales of our current or any future home and garden products.

The sale and use of plant health products, including our home and garden products containing harpin proteins, are extensively regulated by the EPA and/or state, local and foreign governmental authorities. These regulations substantially increase the cost and time associated with bringing our current and any future home and garden products to market. If we do not continue to receive the necessary governmental approvals to market these products, or if the regulatory authorities revoke our approvals or grant them subject to restrictions on their use, we may be unable to sell these products and our business may fail.

We are required to obtain regulatory approval from certain state and foreign regulatory authorities before we market our products in those jurisdictions. Some of these jurisdictions may apply different criteria than the EPA in connection with their approval processes. Although we are authorized to sell Messenger for virtually all home and garden uses in 49 states, and in California for use on strawberries, citrus, grapes and fruiting vegetables, such as tomatoes and peppers, for disease management, we may not be able to obtain registrations for any future products or maintain these registrations.

Even if we obtain all necessary regulatory approvals to market and sell our current and any future products, these products will be subject to continuing review and extensive regulatory requirements. The EPA, as well as state and foreign governmental authorities, could withdraw a previously approved product from the market upon discovery of new information, including an inability to comply with regulatory requirements or the occurrence of unanticipated problems with the product, or for other reasons. In addition, federal, state and foreign regulations relating to crop production and protection products developed through biotechnology are subject to public concerns and political circumstances and, as a result, regulations have changed and may change substantially in the future. These changes may result in limitations on the manufacturing, marketing or use of our current and any future products.

If we do not adequately distinguish our products from genetically modified plants and products, public concerns over those products could negatively impact market acceptance and regulatory approval of our products.

Claims that the output of genetically modified plants is unsafe for consumption or that these plants pose a danger to the environment have led to public concerns and negative attitudes about genetically modified plants. We intend to distinguish our harpin protein-based home and garden products from genetically modified plants and products. Our products are topically applied and do not modify the plant’s DNA. If the public or regulatory authorities perceive our products as products that genetically modify plants, market acceptance and registration of our products could be delayed, impaired or limited, particularly in countries with strong political resistance to genetically modified plants.

We may be exposed to product liability claims, which could adversely affect our operations.

We may be held liable or incur costs to settle product liability claims if the products we sell cause injury or are found unsuitable during product testing, manufacturing, marketing, sale or use. These risks exist even with respect to any products that have received, or may in the future receive, regulatory approval, registration or clearance for commercial use. We cannot guarantee that we will be able to avoid product liability exposure.

We currently maintain product liability insurance at levels we believe are sufficient and consistent with industry standards for companies at our stage of development. We cannot guarantee that our product liability insurance is adequate, and, at any time, it is possible that such insurance coverage may not be available on commercially reasonable terms or at all. A product liability claim could result in liability to us greater than our assets and insurance coverage. Moreover, even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time and attention to matters other than those that arise in the normal course of business.

Rapid changes in technology could render our current or any future products we may develop unmarketable or obsolete.

We are engaged in an industry characterized by extensive research efforts and rapid technological development. Our competitors, many of which have substantially greater technological and financial resources than we do, may develop plant protection and yield enhancement technologies and products that are more effective than ours or that render harpin protein-based technology and products obsolete or uncompetitive. To be successful, we will need to continually enhance our current and any future products and develop and market new products that keep pace with new technological and industry developments.

If we are unable to retain our existing personnel, we may not be able to successfully manage our business or achieve our objectives.

Our Home and Garden Business will be highly dependent on the efforts and abilities of our remaining personnel, particularly Bradley S. Powell, our President and Chief Financial Officer. In December 2006, we instituted a plan to reduce our total workforce to approximately six full-time employees and may make additional reductions in the future. Particularly when combined with prior reductions in workforce, employee morale may have suffered, and it may be more difficult to retain our highly qualified employees or recruit new employees. Our failure to retain our personnel could seriously disrupt our operations and increase our costs by forcing us to use more expensive outside consultants and impair our ability to generate revenue. If our customer base and revenue grow, we may need to hire additional qualified personnel. Competition for qualified personnel can be intense, and we may not be able to attract, train, integrate or retain a sufficient number of qualified personnel if we need to do so in the future.

Our liquidity and financial condition could be materially impaired if we are required to pay any severance amounts to Mr. Powell under his employment agreement and/or change of control agreement.

Pursuant to an agreement we entered into with Mr. Powell in January 2002, if Mr. Powell’s employment is terminated by Eden Bioscience without cause, as defined in the agreement, he will receive a severance payment equal to six months of his annual base salary.

In addition, in August 2000, we entered into a change of control agreement with Mr. Powell. The agreement provides that, upon a change of control, we would continue to employ Mr. Powell, and he would remain in our employ, for a period of two years following a change of control. During that time, the agreement provides that the position, authority, duties and responsibilities of Mr. Powell must be at least reasonably commensurate in all material respects with the most significant of those held during the 90-day period prior to the change of control, and that his annual base salary must be at least equal to his annual base salary established by our board of directors prior to the change of control. The proposed sale of our Harpin Protein Technology, which would be a sale of substantially all of our assets, constitutes a change of control under Mr. Powell’s change of control agreement.

If, during the two-year period following completion of the sale, the employment of Mr. Powell is terminated by us other than for cause, as defined in the agreement, or by Mr. Powell for good reason, as defined in the agreements, Mr. Powell would be entitled to receive (in addition to full vesting of his stock options):

•	his annual base salary, and pro rata annual bonus, through the date of termination, and any deferred compensation; and

•	a severance payment equal to twice the sum of his annual base salary and the average of his past three annual bonuses.

We intend to continue to employ Mr. Powell as our President and Chief Financial Officer following the completion of the sale of our Harpin Protein Technology. However, there can be no assurance that, prior to the end of the two-year period following completion of the sale, we will not be required to terminate Mr. Powell’s employment without cause or that Mr. Powell will not terminate his employment and successfully assert that he had good reason under the change of control agreement to do so. If this happens, we would be required to pay Mr. Powell the amounts set forth in the change of control agreement which, based on his current annual base salary and bonus history, would be approximately $360,000. In addition, if we terminate Mr. Powell at any time without cause, we would also be required to pay him the severance amount set forth in his employment agreement. Payment of these amounts could have a material adverse affect on our liquidity and financial condition.

Tax and Other Risks Associated With Our Ability to Preserve and Utilize Our Tax Loss Carryforwards

Our business objective of realizing the potential value of our tax loss carryforwards is highly speculative and subject to significant material uncertainties.

Our business strategy is to use the proceeds from the sale of our Harpin Protein Technology to fund the working capital requirements of our Home and Garden Business while we explore whether there may be opportunities to realize potential value from our remaining business assets, primarily our tax loss carryforwards. The strategy is extremely speculative and subject to a large number of risks and uncertainties, including those set forth in this section and elsewhere in this proxy statement. We have conducted only limited preliminary analysis of our ability to utilize of our tax loss carryforwards and have drawn no final conclusions about the viability of this strategy. We have not developed any specific plan as to whether, how or within what time frame we might pursue or implement this strategy. In order to confirm whether there are opportunities to realize potential value from our tax loss carryforwards, we will need to engage legal and accounting professionals to validate the underlying assumptions related to our tax loss carryforwards and analyze and provide advice on the options that may be available to preserve and maximize the potential use of our deferred tax assets, as well as on potential limitations and risks of such utilization strategy. This will be an expensive and time consuming process, and we may not be able to generate sufficient revenue from our Home and Garden Business or otherwise attract sufficient capital to support the process for its duration. Additionally, we have no assurance that, once we have completed and evaluated the information and analyses provided by our advisors, we will conclude that the potential utilization of our tax loss carryforwards is in the best interests of our company and our shareholders. If we make a determination to pursue a specific business plan with the potential for utilization of our tax loss carryforwards, we have no assurance that such plan will be successfully implemented or will result in any increase in shareholder value.

We may not be able to realize value from our tax loss carryforwards.

Our total U.S. tax net operating loss carryforwards were approximately $112.1 million at December 31, 2005 and expire between 2009 and 2025. Our total foreign tax net operating loss carryforwards were approximately $10.4 million at December 31, 2005 and expire between 2006 and 2015. Our total general business credit carryforwards were approximately $1.4 million at December 31, 2005 and expire between 2013 and 2025. In the event we were to undergo an ownership change as defined in Section 382 of the Code, our net tax loss carryforwards generated prior to the ownership change would be subject to annual limitations, which could reduce, eliminate, or defer the utilization of these losses. Based upon a preliminary review of past changes in our ownership, we believe that we may have experienced one ownership change (as defined under Section 382) in October 2000 that would result in a limitation on our future ability to use net operating loss and capital loss carryforwards generated prior to that date. We do not believe that the proposed sale of assets to PHC will result in another ownership change that would further limit our future ability to use tax loss carryforwards generated after October 2000. However, we can not assure you that the IRS or some other taxing authority may not disagree with our position and contend that we have already experienced other such ownership changes or that the sale of assets resulted in an ownership change. In such case, our ability to use our tax loss carryforwards to offset future taxable income would be severely limited. If an ownership change does not occur as a result of the sale to PHC, there is still the potential for an ownership change to occur under Section 382 as a result of future changes in stock ownership.

Generally, an ownership change occurs if one or more shareholders, each of whom owns 5% or more in value of a corporation’s stock, increase their aggregate percentage ownership by more than 50% over the lowest percentage of stock owned by such shareholders at any time during the preceding three-year period. For example, if a single shareholder owning 10% of our stock acquired an additional 50.1% of our stock in a three-year period, a change of ownership would occur. Similarly, if ten persons, none of whom owned our stock, each acquired slightly over 5% of our stock within a three-year period (so that such persons own, in the aggregate, more than 50%) an ownership change would occur. Ownership of stock is determined by certain constructive ownership rules which can attribute ownership of stock owned by entities (such as estates, trusts, corporations, and partnerships) to the ultimate indirect owner.

For purposes of this rule, all holders who each own less than 5% of a corporation’s stock are generally treated together as one (or, in certain cases, more than one) 5% shareholder. Transactions in the public markets among shareholders owning less than 5% of the equity securities generally are not included in the calculation. Special rules can result in the treatment of options (including warrants) or other similar interests as having been exercised if such treatment would result in an ownership change.

As we explore whether there may be opportunities to utilize our tax loss carryforwards, due to the importance of avoiding a future ownership change under the tax laws, we will be limited in our ability to issue additional stock in the future to provide capital for our business. We would only be able to issue such additional stock in a manner that would not cause an ownership change, for purposes of these rules, and thus our ability to access the equity markets could be restricted.

Finally, in addition to Section 382, certain other statutory provisions and common law doctrine could limit our opportunities to realize potential value from, or otherwise adversely affect our ability to preserve and utilize, our tax loss carryforwards.

We may not be able to use our tax loss carryforwards because we may not generate taxable income.

The use of our tax loss carryforwards is subject to uncertainty because it is dependent upon the amount of taxable income we generate. There can be no assurance that we will have sufficient taxable income, if any, in future years to use the tax loss carryforwards before they expire. We believe that our ability to achieve profitability may depend in substantial part on our ability to identify and acquire suitable acquisitions on favorable terms, so that we can increase our revenues and generate new income. There can be no assurance that we will be able to identify or complete any such future acquisitions or that such transactions will be successful or enable us to utilize our tax loss carryforwards. We may seek additional capital from time to time, including through the sale of stock or other securities, which may result in dilution to existing shareholders. In addition, as noted above, the provisions of the Code and certain applicable IRS regulations will limit the number of shares of stock we can sell from time to time without causing a limitation on our ability to use our tax loss carryforwards to reduce our future tax obligations.

The IRS could challenge the amount of our tax loss carryforwards.

The amount of our tax loss carryforwards has not been audited or otherwise validated by the IRS. The IRS could challenge the amount of our tax loss carryforwards, which could result in an increase in our liability for income taxes. In addition, calculating whether an ownership change has occurred is subject to uncertainty, both because of the complexity and ambiguity of Section 382 of the Code and because of limitations on a publicly traded company’s knowledge as to the ownership of, and transactions in, its securities. Finally, certain other statutory provisions and common law doctrine could limit our opportunities to realize potential value from, or otherwise adversely affect our ability to preserve and utilize, our tax loss carryforwards. Therefore, we cannot assure you that the calculation of the amount of our tax loss carryforwards may not be changed as a result of a challenge by a governmental authority or our learning of new information about the ownership of, and transactions in, our securities.

Possible changes in legislation could negatively affect our ability to use the tax benefits associated with out tax loss carryforwards.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely impair our ability to use the tax benefits associated with our tax loss carryforwards.

Limits on ownership of our common stock could have an adverse consequence to you and could limit your opportunity to receive a premium on our stock.

As noted above, we must avoid an ownership change under Section 382 of the Code in order to potentially retain the ability to use our tax loss carryforwards to offset future income. This means that a potential buyer of our stock might be deterred from acquiring our common stock while we still have significant tax losses being carried forward, because such an acquisition might trigger an ownership change and severely impair our ability to use our tax losses against future income. Thus, this potential tax situation could have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect our shareholders’ ability to realize a premium over the then prevailing market price for our common stock in connection with a change in control.

SUMMARY OF TERMS OF THE SALE

THE FOLLOWING SUMMARY BELOW IS INTENDED TO PROVIDE YOU WITH IMPORTANT INFORMATION CONCERNING THE SALE OF OUR HARPIN PROTEIN TECHNOLOGY; HOWEVER, IT IS NOT A SUBSTITUTE FOR REVIEWING THE ASSET PURCHASE AGREEMENT, THE PROMISSORY NOTE, THE SECURITY AGREEMENT, THE GUARANTY AND THE LICENSE AND SUPPLY AGREEMENT, EACH OF WHICH IS INCLUDED AS AN EXHIBIT TO THE ASSET PURCHASE AGREEMENT ATTACHED AS ANNEX A TO THIS PROXY STATEMENT.

Asset Purchase Agreement

The following summary of the provisions of the asset purchase agreement is qualified in its entirety by the asset purchase agreement attached to this proxy statement as Annex A and incorporated by reference herein.

Assets Sold

Subject to and upon the terms and conditions of the asset purchase agreement, we are selling to PHC substantially all of our assets and other rights relating to the creation of plan health technology incorporating harpin proteins and the manufacture of biopesticide, plant health and nutrient products utilizing harpin protein technology, including the following assets:

•	real property and personal leases relating to our Harpin Protein Technology, including our office and manufacturing facility lease;

•	all fixtures, machinery, equipment, supplies, materials and other personal property relating to our Harpin Protein Technology, other than certain specifically excluded assets;

•	all inventories relating to our Harpin Protein Technology;

•	identified contracts and purchase orders relating to our Harpin Protein Technology, including our license agreement with the Cornell Research Foundation and the change of control agreement with our Chief Scientific Officer, Dr. Zhongmin Wei;

•	all transferable licenses, permits and approvals, both governmental and private, relating to our Harpin Protein Technology;

•	all works of authorship, inventions, proprietary and confidential information, trade secrets, know-how, databases, data compilations, processes, devices, prototypes, schematics, logos, trade names, trademarks, trade dress, service marks, tools, methods, and intellectual property rights used in relation to our Harpin Protein Technology, excluding certain intellectual property that is not assignable; and

•	documents and records relating to our Harpin Protein Technology.

Excluded Assets

We are retaining certain assets, including the following assets:

•	all assets used in our Home and Garden Business;

•	all tax assets, including tax loss carryforwards and rights to refunds;

•	all financial records;

•	all cash, accounts receivable, notes and investments;

•	all contracts not expressly assumed by PHC;

•	all deposits, prepaid expenses and claims for refunds;

•	all insurance policies; and

•	all personnel records.

Assumed Liabilities

Subject to and upon the terms and conditions of the asset purchase agreement, PHC will assume certain liabilities relating to our Harpin Protein Technology, including:

•	all liabilities and obligations arising under the leases and contracts assumed by PHC after the closing;

•	all liabilities and obligations arising out of any products sold or services rendered in connection with the Harpin Protein Technology after the closing; and

•	any liabilities relating to non-compliance with any environmental laws or the release or discharge of hazardous substances relating to PHC’s operation of the Harpin Protein Technology or PHC’s leasing, owning or operation of real property after the closing.

Excluded Liabilities

Notwithstanding anything in the asset purchase agreement to the contrary, PHC will not assume any of the following liabilities:

•	any liabilities or obligations for our accounts payable or indebtedness;

•	any liabilities for taxes relating to any period prior to the closing;

•	any liabilities relating to any claims, proceedings, demands, judgments, losses, damages, deficiencies and expenses, to the extent such liability arises out of events or conditions that occurred or existed prior to the closing in connection with our operation of the Harpin Protein Technology;

•	any liabilities relating to the employment or termination of employment by us prior to closing, or arising as a result of the consummation of the sale, except that PHC will assume all liabilities and obligations under our change of control agreement with Dr. Wei; or

•	any liabilities relating to non-compliance with any environmental laws or the release or discharge of hazardous substances relating to our operation of the Harpin Protein Technology or our leasing, owning or operation of real property prior to the closing.

Purchase Price and Post-Closing Adjustment

The purchase price for our Harpin Protein Technology is $2.5 million, $1.5 million of which will be paid in cash at closing and $1.0 million of which will be in the form of a promissory note payable on December 28, 2007, as described more fully below under the heading “— Related Agreements — Secured Promissory Note.”

The purchase price will be decreased if the aggregate recorded value of the purchased equipment at the time of closing has decreased by more than $25,000 from the aggregate recorded value as of September 13, 2006. The purchase price also will be decreased if the aggregate recorded value of the purchased inventory at the time of closing has decreased by more than $125,000 from the aggregate recorded value as of June 30, 2006.

PHC will, within 15 days of the closing, prepare final equipment and inventory schedules as of the closing date, which will include a calculation of the adjustment amount, if any. We will have fifteen days to object to PHC’s calculation of the adjustment amount, and both parties will cooperate to resolve any dispute.

If there is a disagreement regarding the adjustment amount, the asset purchase agreement provides for a dispute resolution mechanism under which a nationally recognized independent public accounting firm will resolve the dispute. The agreed-upon adjustment amount, if any, will be used to reduce the amount due under the promissory note delivered to us by PHC.

Closing Date

The closing of the sale of our Harpin Protein Technology will take place on a mutually acceptable date not more than four business days after satisfaction or waiver of all of the closing conditions set out in the asset purchase agreement, as described more fully below under the heading “— Conditions to Completion of Sale.”.

Representations and Warranties of Eden Bioscience

In the asset purchase agreement, we make representations and warranties to PHC, including representations and warranties relating to:

•	corporate organization and similar corporate matters;

•	authorizations, approvals and enforceability of the asset purchase agreement and related transactions documents;

•	the absence of conflicts, violations or defaults under contracts, judgments, decrees or our organizational documents caused by the asset purchase agreement and consummation of the transactions contemplated thereby;

•	necessary governmental consents, approvals and permits;

•	financial statements;

•	absence of certain changes since September 30, 2006;

•	litigation matters;

•	compliance with laws;

•	title, encumbrances and operating condition of the purchased assets;

•	leased real property;

•	environmental matters, including compliance with environmental laws;

•	equipment and inventory;

•	material contracts and commitments;

•	intellectual property matters, including our ownership of our proprietary rights;

•	suppliers and customers;

•	adequacy of the assets to conduct business;

•	absence of undisclosed liabilities;

•	filing of tax returns, payment of taxes and other tax matters; and

•	absence of broker or other intermediary retained in connection with the sale.

For the complete text of the representations and warranties made by us, refer to Section 5 of the asset purchase agreement attached as Annex A to this proxy statement.

Representations and Warranties of PHC and Plant Health Care plc

In the asset purchase agreement, PHC and Plant Health Care plc, the indirect parent of PHC, make representations and warranties to us, including representations and warranties relating to:

•	corporate organization and similar corporate matters;

•	corporate power and authority to conduct business as presently conducted and execute and deliver the asset purchase agreement and transaction documents contemplated thereby;

•	authorizations, approvals and enforceability of the asset purchase agreement and related transaction documents;

•	the absence of conflicts, violations or defaults under contracts, judgments, decrees or organizational documents caused by the asset purchase agreement and consummation of the transactions contemplated thereby;

•	necessary governmental consents, approvals and permits;

•	financial statements;

•	absence of certain changes since September 30, 2006;

•	litigation matters;

•	compliance with laws;

•	absence of undisclosed liabilities;

•	filing of tax returns, payment of taxes and other tax matters; and

•	absence of broker or other intermediary retained in connection with the sale.

For the complete text of the representations and warranties made by PHC and Plant Health Care plc, refer to Section 6 of the asset purchase agreement attached as Annex A to this proxy statement.

Covenants

Pursuant to the asset purchase agreement, each of the parties has agreed to perform pre- and post-closing covenants. These covenants include the following:

•	we will allow PHC and its representatives access to properties, assets and certain information with respect to our Harpin Protein Technology from the date of the asset purchase agreement through the closing;

•	we will maintain the assets relating to our Harpin Protein Technology in their current state and conduct our business in the ordinary course, consistent with past practice and in compliance with applicable laws and regulations, and will not engage in specified prohibited transactions from the date of the asset purchase agreement through the closing;

•	we will use reasonable efforts to preserve our existing business relationships, including not materially defaulting on any of our existing contracts or commitments from the date of the asset purchase agreement through the closing;

•	we will advise PHC of any material adverse change relating to our Harpin Protein Technology from the date of the asset purchase agreement through the closing;

•	we will use reasonable efforts to obtain required third party consents from the date of the asset purchase agreement through the closing;

•	we will prepare and file as soon as reasonably practicable after the execution of the asset purchase agreement, a proxy statement and other proxy materials for the purpose of soliciting proxies from our shareholders to vote in favor of the approval of the asset purchase agreement at a special meeting of our shareholders;

•	the parties to the asset purchase agreement will keep information obtained from the other parties in the course of negotiations leading to the execution of the asset purchase agreement confidential until the closing, and, if the closing occurs, in the case of our company, after the closing;

•	we will not, for two years following the closing, invest in, own, manage, operate or render services to any person that directly competes with PHC in its Harpin Protein Technology business; these non-competition provisions do not prohibit us from (a) continuing the activities related to our Home and Garden Business, including selling harpin protein-based products in the Home and Garden Market; (b) engaging in the development, testing, manufacture, sale and/or distribution of synthetic chemistry pesticides for and in the worldwide agricultural, horticultural and retail markets; or (c) making investments in publicly held companies, provided such interest does not exceed 5% of any class of securities of the company;

•	we will not, for two years following the closing: (a) solicit the business of any customer of PHC; (b) induce any customer, supplier or other business relation of PHC to cease doing business with PHC or deal with any competitor of PHC, or materially interfere with its relationship with PHC; or (c) hire or attempt to hire any of PHC’s employees or independent contractors or materially interfere with the relationship between PHC and its employees and independent contractors; these non-solicitation provisions do not limit or restrict us in our activities relating to or in connection with (a) our Home and Garden Business or (b) any development, testing, manufacture, sale and/or distribution of synthetic chemistry pesticides for and in the worldwide agricultural, horticultural and retail markets;

•	PHC and Plant Health Care plc will, until all payment obligations under the promissory note have been fully paid, permit us to examine certain corporate and financial records and the collateral securing the promissory note;

•	PHC and Plant Health Care plc will, until all payment obligations under the promissory note have been satisfied, pay and avoid delinquency with respect to all debt, taxes and obligations that could encumber the collateral if unpaid; and

•	PHC and Plant Health Care plc will, until all payment obligations under the promissory note have satisfied, preserve their respective corporate existences and remain qualified to do business where required or advisable, and notify us of specified corporate changes.

Many of the covenants contained in the asset purchase agreement are difficult to summarize. For a complete text of the foregoing covenants and additional covenants, please refer to sections 7 and 10 of the asset purchase agreement attached as Annex A to this proxy statement.

Wei Change of Control Agreement and Other Employees

In addition to the other provisions of the asset purchase agreement governing assumed liabilities and assumed contracts, we and PHC have agreed that:

•	PHC will assume and be responsible for the change of control agreement with Dr. Zhongmin Wei, our Chief Scientific Officer, including obligations resulting from the consummation of the transaction under the asset purchase agreement; and

•	PHC has no obligation, but is permitted to, hire other Eden Bioscience employees.

Exclusive Dealing; Termination of Asset Purchase Agreement

Non-Solicitation. Until the sale to PHC is completed or the asset purchase agreement is terminated, we have agreed that we will not, nor will we authorize or permit anyone to directly or indirectly do any of the following:

•	solicit, initiate or encourage proposals or offers for the acquisition of our Harpin Protein Technology or for other similar transactions or business combinations; or

•	participate in any negotiations regarding, or furnish information with respect to, or otherwise cooperate to assist another in attempts to acquire our Harpin Protein Technology or to effectuate a similar transaction or business combination.

Furthermore, if we are approached with a proposal or inquiry regarding the acquisition of our Harpin Protein Technology or other similar transaction or business combination, we have agreed to notify PHC of such occurrence by the close of the following business day.

The asset purchase agreement expressly provides that these exclusive dealing and non-solicitation provisions will not prohibit or limit us from engaging in activities or transactions in connection with the development and implementation of our post-closing business plan, including soliciting, initiating, encouraging submission of proposals or offers to purchase our Home and Garden Business or engaging in transactions relating to the preservation or realization of potential value of our tax loss carryforwards.

Third Party Offers. Prior to the approval by our shareholders of the sale of our Harpin Protein Technology to PHC, we may, notwithstanding the exclusive dealing and non-solicitation provisions described above, entertain any third party offer that our board of directors determines in good faith, based on the advice of counsel, is more favorable to the shareholders than the transaction contemplated under the asset purchase agreement. In such event, we may provide information to the person who made the more favorable third party offer pursuant to a confidentiality agreement and participate in negotiations regarding such offer. On the third day following our written notice to PHC advising PHC of such third party offer and the material terms and conditions thereof, we may terminate the asset purchase agreement, withdraw any recommendation that our shareholders approve the transaction with PHC and enter into an agreement with respect to the more favorable third party offer. In such case, we must pay PHC a termination fee of $100,000 within two business days of termination of the asset purchase agreement.

Termination of Asset Purchase Agreement. The asset purchase agreement may be terminated at any time prior to the closing, in any of the following ways:

•	by mutual written consent of both parties;

•	by either PHC or us if the closing has not occurred by February 28, 2007, or 30 days thereafter if the special meeting has been adjourned or postponed for the purpose of soliciting additional proxies to vote in favor of the sale;

•	by us if a favorable third party offer is received as described above in “— Third Party Offers.”

•	by either PHC or us if our shareholders do not approve the sale;

•	by either PHC or us in the case of a permanent injunction or action by any governmental entity preventing consummation of the sale;

•	by PHC if we breach a representation or warranty of the asset purchase agreement that has a material adverse effect, breach a covenant or agreement of the asset purchase agreement that is not cured within 30 days, withdraw or modify our recommendation or approval of the asset purchase agreement, recommend action with respect to a more favorable third party offer (other than to reject such offer) or take any other action in violation of the exclusive dealing terms of the asset purchase agreement; and

•	by us if PHC breaches a representation or warranty of the asset purchase agreement that has a material adverse effect or breaches a covenant or agreement of the asset purchase agreement that is not cured within 30 days.

Termination Fee. We have agreed that if we terminate the asset purchase agreement because we receive a more favorable third party offer (as described above), withdraw or modify our recommendation or approval of the asset purchase agreement, recommend action with respect to a more favorable third party offer (other than to reject such offer) or otherwise violate any of the exclusive dealing provisions of the asset purchase agreement, we must pay PHC the sum of $100,000 within two business days.

Effect of Termination. If the asset purchase agreement is terminated because of any of the reasons described above, the asset purchase agreement will be deemed abandoned and void, except for specified obligations, including the preservation of confidentiality, and, in limited circumstances described above in “— Termination Fee,” we may be obliged to pay PHC a termination fee following the termination of the asset purchase agreement.

Conditions to Completion of Sale

Our obligation to complete the sale is subject to various conditions, which must be satisfied or waived at or prior to the closing, including the following material conditions:

•	the representations and warranties of PHC and Plant Health Care plc must be true and accurate in all material respects at and as of the closing date;

•	PHC and Plant Health Care plc must have performed and complied in all material respects with all of their obligations to be performed or complied with at or prior to the closing;

•	PHC must have executed and delivered the security agreement contemplated under the asset purchase agreement;

•	Plant Health Care plc must have executed and delivered the guaranty contemplated under the asset purchase agreement;

•	PHC must have executed and delivered the license and supply agreement contemplated under the asset purchase agreement;

•	PHC and Plant Health Care plc must have obtained required corporate approvals;

•	no injunction or litigation seeking to prohibit the sale shall be pending or threatened;

•	there must not have been any changes that have had or would reasonably be expected to have a material adverse effect with respect to the respective businesses of or properties owned by PHC and Plant Health Care plc or their abilities to perform their obligations in connection with the sale;

•	we must have obtained written consents from the Cornell Research Foundation with respect to our license agreement with Cornell and from the landlord under our office and manufacturing facility lease; and

•	our shareholders must have approved the transactions contemplated in the asset purchase agreement, and no more than 20% of the total number of shares of our common stock outstanding on the closing date shall have asserted dissenters’ rights.

Each of PHC and Plant Health Care plc’s respective obligations to complete the transaction are subject to various conditions, which must be satisfied or waived at or prior to the closing, including the following material conditions:

•	our representations and warranties must be true and accurate in all material respects at and as of the closing date;

•	we must have performed and complied in all material respect with all of our obligations to be performed or complied with at or prior to the closing;

•	there must not have been any changes that have had or would have a material adverse effect with respect to our Harpin Protein Technology or our ability to perform our obligations in connection with the sale;

•	no injunction or litigation seeking to prohibit the sale shall be pending or threatened;

•	our shareholders and board of directors must have approved and authorized the sale of our Harpin Protein Technology pursuant to the asset purchase agreement;

•	we must have obtained all written consents from the Cornell Research Foundation with respect to our license agreement with Cornell and from the landlord under our office and manufacturing facility lease; and

•	we must have executed and delivered the license and supply agreement contemplated under the asset purchase agreement.

Survival of Representations and Warranties

The representations and warranties made by us and PHC and Plant Health Care plc under the asset purchase agreement will survive for a period of one year from the closing date or until February 28, 2008, whichever is later. The covenants and agreements of the parties contained in the asset purchase agreement will survive for the applicable statute of limitations period.

Indemnification

We have agreed to indemnify and hold PHC and Plant Health Care plc harmless from losses related to or arising out of:

•	any inaccuracy of the representations and warranties made by us in the asset purchase agreement;

•	breach by us of any covenants or agreements in the asset purchase agreement; and

•	any claim or liability with respect to liabilities and obligations we have agreed to retain under the asset purchase agreement.

PHC and Plant Health Care plc have agreed to indemnify and hold us harmless from losses related to or arising out of:

•	any inaccuracy of PHC or Plant Health Care plc’s representations and warranties made in the asset purchase agreement;

•	breach by PHC or Plant Health Care plc of any covenants or agreements in the asset purchase agreement;

•	conduct of the Harpin Protein Technology and its operation any time after the closing; and

•	any claim or liability with respect to any obligations that PHC has agreed to assume under the asset purchase agreement.

The indemnification obligations will not apply until the aggregate amount of losses for which any party otherwise is entitled to be indemnified exceeds $50,000, whereupon the indemnified party will be entitled to be paid the aggregate amount of all losses, up to a maximum amount of $1.0 million. Any indemnification obligation payable by us will be first offset against the amounts payable under the promissory note of PHC.

The indemnification provisions contained in the asset purchase agreement are complicated and not easily summarized. You are urged to carefully read Section 11 of the asset purchase agreement attached as Annex A to this proxy statement.

Expenses

Except as otherwise provided in the asset purchase agreement, each party to the asset purchase agreement will pay its own legal, accounting, advisers’ and other fees incident to the asset purchase agreement.

Related Agreements

The following summary of the related agreements is qualified in its entirety by the promissory note, the security agreement, the guaranty and the license and supply agreement included as Exhibits A-D to the asset purchase agreement attached to this proxy statement as Annex A and incorporated by reference herein.

Secured Promissory Note

At the closing, PHC will deliver to us a secured promissory note for $1.0 million of the total $2.5 million purchase price (subject to adjustment as described above) of our Harpin Protein Technology. The promissory note will accrue interest at a rate of 5% per annum and will be due and payable on December 28, 2007. The form of the promissory note is attached as Exhibit A to the asset purchase agreement.

An event of default will be deemed to occur under the promissory note if:

•	PHC fails to pay interest or principal on the promissory note when due;

•	proceedings are filed by or against PHC for liquidation or dissolution;

•	PHC becomes insolvent or a receiver, liquidator or trustee is appointed for PHC; and/or

•	PHC breaches in any material respect any representation, warranty, covenant or agreement set forth in the asset purchase agreement or under the promissory note if the breach is not curable, or, if curable, if the breach is not cured within 30 days after written notice.

Upon the occurrence an event of default, the unpaid principal and interest due to us becomes immediately due and payable and the interest rate on the promissory note increases to 12% per annum, compounded monthly. If an event of default occurs, PHC must pay all of our attorneys’ fees in connection with enforcement and collection of the note.

The promissory note will be secured by a first priority interest in collateral consisting of the equipment and certain intellectual property and other assets acquired by PHC in the transaction. The terms of the security agreement are set out in the security agreement and patent and trademark security agreement described below. The promissory note provides that PHC may sell some or all of the equipment securing the note to a bona fide purchaser, provided that PHC deliver to us an amount in cash equal to 75% of the consideration received or to be received by PHC for the equipment, within five days after the closing of the sale of such equipment.

PHC’s payment obligations under the promissory note are guaranteed by Plant Health Care plc, its indirect parent, pursuant to the terms of the guaranty described below.

Security Agreement and Patent and Trademark Security Agreement

At closing, PHC will enter into a security agreement and patent and trademark security agreement in the form attached as Exhibit D to the asset purchase agreement. The security agreement will grant us a first priority security interest in all equipment, assigned intellectual property and all present and future rights under the license agreement with Cornell Research Foundation acquired by PHC pursuant to the asset purchase agreement. The security agreement will continue in force until all payment obligations of PHC under the promissory note are satisfied in full.

Under the security agreement, PHC is required to maintain the collateral in substantially the same condition as at the time of closing. PHC also is required to maintain casualty insurance on the collateral on customary terms reasonably satisfactory to us. All proceeds of any insurance on the collateral become part of the collateral.

An event of default will be deemed to occur under the security agreement if:

•	there is an event of default under the promissory note;

•	PHC breaches in any material respect any representation, or warranty made the security agreement; and/or

•	the security agreement, the promissory note or the guaranty ceases to be in full force and effect at any time for any reason.

Upon occurrence of an event of default under the security agreement:

•	we may declare the unpaid principal and interest under the promissory note immediately due and payable;

•	we may require PHC to deliver all or a portion of the collateral to us;

•	we may sell, lease or transfer the collateral and file suit against PHC for any deficiency;

•	we may appoint a receiver; and/or

•	we may collect payments, rents, income and revenues from the collateral.

If an event of default occurs, PHC must pay all of our attorneys’ fees in connection with enforcement of our rights under the security agreement.

Guaranty

At closing, Plant Health Care plc, the indirect parent of PHC, will execute a guaranty in the form attached as Exhibit C to the asset purchase agreement. The guaranty provides that Plant Health Care plc will unconditionally guarantee PHC’s payment and performance of all obligations under the promissory note. The guaranty will remain in force until all payment obligations under the promissory note are satisfied in full. Under the terms of the guaranty, upon an event of default under either the promissory note or the security agreement, we may proceed against Plant Health Care plc to collect all amounts due under the promissory note and recover our attorneys’ fees. We are not required to proceed against, or exhaust remedies with respect to, PHC in order to enforce the guaranty against Plant Health Care plc.

License and Supply Agreement

After the closing, we will acquire all of our harpin proteins and harpin protein-based products for sale in our Home and Garden Business from PHC pursuant to a license and supply agreement executed at closing. The form of the license and supply agreement is attached as Exhibit B to the asset purchase agreement.

Under the license and supply agreement, PHC will grant us:

•	an exclusive worldwide right and license to sell harpin protein-based products in the Home and Garden Market; and

•	a royalty free, exclusive, non-transferable license to use the Messenger, MightyPlant and Harp-N-Tek trademarks in connection with our advertising, promotion, distribution and sale of such products.

The license and supply agreement requires that PHC supply us with harpin proteins and harpin protein-based products, in quantities requested through purchase orders submitted by us, at a price equal 80% of

PHC’s actual U.S. agricultural distributor price. PHC will warrant that the products supplied under the license and supply agreement comply with our specifications and applicable laws and regulations and are free of defects in workmanship and materials. Subject to certain conditions, PHC must replace or credit us for any products that do not comply with the warranty, which will be our sole remedy for any breach of such warranty.

In the event PHC is unable or unwilling to provide us with requested product, we may declare a “failure of supply” (as defined in the license and supply agreement) and select and qualify a second source to provide us harpin proteins and harpin protein-based products. PHC will grant us a license in the license and supply agreement to use its intellectual property and regulatory approvals solely to make or have made by a second source for us, and to use, distribute, sell or otherwise commercialize, harpin proteins and protein-based products for our Home and Garden Business after the occurrence of a failure of supply.

Both parties agree to take commercially reasonable efforts to prevent disclosure of confidential information exchanged pursuant to the license and supply agreement. Both parties further agree to indemnify and hold harmless the other party for any claims arising from its own actions or omissions, excluding payment of consequential or punitive damages. Subject to certain exceptions, the parties’ liability to each other will not exceed the aggregate fees paid by us to PHC in the six months preceding the event giving rise to the liability.

The license and supply agreement will be effective on the date of closing and will continue until expiration of the last U.S. foreign or U.S. patent relating to the products held or acquired by PHC in connection with the asset purchase agreement. Thereafter, the license and supply agreement will automatically extend for an additional five-year term.

The license and supply agreement may be assigned to any party that acquires the Home and Garden Business if such party agrees to assume the obligations of Eden Bioscience under the license and supply agreement. If PHC assigns any part of its business or obligations under the agreement in a manner that prevents us from having an adequate supply of harpin proteins or harpin-based products, such event will be deemed a failure of supply under the license and supply agreement.

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma financial statements consists of our Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2006 and our Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine-months ended September 30, 2006 and for the year ended December 31, 2005 (collectively, the Pro Forma Financial Statements). The Pro Forma Financial Statements give effect to the sale of Harpin Protein Technology to PHC for $2.5 million, subject to purchase price adjustments depending on the recorded values of assets being sold, plus the assumption of certain liabilities. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to this transaction as if it had taken place on September 30, 2006. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine-months ended September 30, 2006 and for the year ended December 31, 2005 reflects this transaction as if it had taken place prior to January 1, 2005.

The Pro Forma Financial Statements should be read in conjunction with the related notes included in this proxy statement, our unaudited condensed consolidated financial statements as of and for the periods ended September 30, 2006 contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2006 and our audited consolidated financial statements as of and for the three years-ended December 31, 2005 contained in our Annual Report on Form 10-K for the year ended December 31, 2005. Copies of our Quarterly Report on Form 10-Q for the period ended September 30, 2006 and our Annual Report on Form 10-K for the year ended December 31, 2005 are being delivered with this proxy statement and are incorporated in this proxy statement by reference. See “Incorporation by Reference.”

The Pro Forma Financial Statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place prior to January 1, 2005 or on September 30, 2006 and do not purport to indicate the results of future operations.

EDEN BIOSCIENCE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of September 30, 2006
	As Reported	Pro Forma Adjustments Sale to PHC (1)		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$5,892,191	$1,287,880		$7,180,071
Accounts receivable, net of sales allowances and allowance for doubtful accounts	136,018	—		136,018
Inventory, current	733,458	(621,820)		111,638
Prepaid expenses and other current assets	409,593	(105,189)		304,404
Total current assets	7,171,260	560,871		7,732,131
Inventory, non-current	1,957,592	(1,928,623)		28,969
Property and equipment	698,062	(697,962)		100
Note receivable		1,000,000		1,000,000
Other assets	287,880	(287,880	)(2)	—
Total assets	$10,114,794	$(1,353,594)		$8,761,200

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$362,913	$—		$362,913
Accrued liabilities	1,060,299	(116,550)		943,749
Total current liabilities	1,423,212	(116,550)		1,306,662
Other long-term liabilities	450,531	(450,531)		—
Total liabilities	1,873,743	(567,081)		1,306,662

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; no shares issued and outstanding at September 30, 2006	—	—		—
Common stock, $.0025 par value, 33,333,333 shares authorized; 8,149,554 issued and outstanding shares at September 30, 2006	20,374	—		20,374
Additional paid-in capital	132,840,471	—		132,840,471
Accumulated other comprehensive loss	(35,467)	35,467	(3)	—
Accumulated deficit	(124,584,327)	(821,980)		(125,406,307)
Total shareholders’ equity	8,241,051	(786,513)		7,454,538
Total liabilities and shareholders’ equity	$10,114,794	$(1,353,594)		$8,761,200

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

EDEN BIOSCIENCE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30, 2006
	As Reported	Pro Forma Adjustments Sale to PHC (1)	Pro Forma
Product sales, net of sales allowances	$3,666,711	$(3,289,880)	$376,831

Operating expenses:
Cost of goods sold	2,040,972	(1,942,231)	98,741
Research and development	1,013,675	(978,345)	35,330
Selling, general and administrative	3,837,348	(2,653,386)	1,183,962
Loss on impairment of equipment and leasehold improvements	4,880,516	(4,880,516)	—
Loss (gain) on sale of equipment	(41,748)	41,748	—
Total operating expenses	11,730,763	(10,412,730)	1,318,033
Loss from operations	(8,064,052)	7,122,850	(941,202)

Other income (expense):
Gain on sale of investment	99,884	(99,884)	—
Interest income	187,593	37,500 (4)	225,093
Total other income	287,477	(62,384)	225,093
Loss before income taxes	(7,776,575)	7,060,466	(716,109)
Income taxes	—	—	—
Net loss	$(7,776,575)	$7,060,466	$(716,109)

Basic and diluted net loss per share	$(0.95)		$(0.09)
Weighted average shares outstanding used to compute net loss per share	8,146,829		8,146,829

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

EDEN BIOSCIENCE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2005
	As Reported	Pro Forma Adjustments Sale to PHC (1)	Pro Forma
Product sales, net of sales allowances	$3,763,615	$(3,376,642)	$386,973

Operating expenses:
Cost of goods sold	2,479,965	(2,361,715)	118,250
Research and development	3,221,038	(2,829,757)	391,281
Selling, general and administrative	5,391,094	(3,424,880)	1,966,214
Lease termination loss	2,260,538	—	2,260,538
Loss on property and equipment	1,563,597	(1,563,597)	—
Total operating expenses	14,916,232	(10,179,949)	4,736,283
Loss from operations	(11,152,617)	6,803,307	(4,349,310)

Other income (expense):
Interest income	295,365	50,000 (4)	345,365
Interest expense	(613)	—	(613)
Total other income	294,752	50,000	344,752
Loss before income taxes	(10,857,865)	6,853,307	(4,004,558)
Income taxes	—	—	—
Net loss	$(10,857,865)	$6,853,307	$(4,004,558)

Basic and diluted net loss per share	$(1.34)		$(0.49)
Weighted average shares outstanding used to compute net loss per share	8,131,025		8,131,025

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

The foregoing Pro Forma Financial Statements give effect to the sale of our of Harpin Protein Technology to PHC for $2.5 million, subject to a purchase price adjustment depending on the recorded values of certain assets being sold, plus the assumption of certain liabilities. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to this transaction as if it had taken place on September 30, 2006. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine-months ended September 30, 2006 and for the year ended December 31, 2005 reflects this transaction as if it had taken place prior to January 1, 2005.

The Unaudited Pro Forma Financial Statements give effect to the following Pro Forma adjustments:

1.	Sale of Harpin Protein Technology to PHC

Under the asset purchase agreement, we are selling our Harpin Protein Technology to PHC for $2.5 million, subject to a purchase price adjustment depending on the recorded values of certain assets being sold, plus the assumption of certain liabilities.

Cash portion of purchase price payable at closing	$1,500,000
Promissory note portion of purchase price payable on December 28, 2007	1,000,000
Estimated transaction costs	(500,000)
Assets sold to PHC:
Inventory, current	(621,820)
Inventory, non-current	(1,928,623)
Equipment held for sale	(105,189)
Property and equipment	(697,962)
Liabilities assumed by PHC:
Accrued liabilities	116,550
Other long-term liabilities	450,531
Loss on sale	$(786,513)

The purchase price will be reduced if the aggregate recorded value of the purchased equipment at the time of closing has decreased by more than $25,000 from the aggregate recorded value as of September 13, 2006. The purchase price also will be reduced if the aggregate recorded value of the purchased inventory at the time of closing has decreased by more than $125,000 from the aggregate recorded value as of June 30, 2006.

PHC will, within 15 days after the closing, prepare final equipment and inventory schedules as of the closing date, which will include a calculation of the adjustment amount, if any. We will have 15 days to object to PHC’s calculation of the adjustment amount, and both parties will cooperate to resolve any dispute. If there is a disagreement regarding the adjustment amount, the asset purchase agreement provides for a dispute resolution mechanism under which a nationally recognized independent public accounting firm will resolve the dispute. The agreed-upon adjustment amount, if any, will be used to reduce the amount due under the promissory note delivered to us by PHC. Any estimated adjustment amount deducted from the promissory note at closing will be applied to the final closing adjustment.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

2.	Other Assets

Under the asset purchase agreement, our office and manufacturing facility lease will be assigned to PHC and PHC will provide the deposits required by the lease. Our restricted cash equivalents and other cash deposit held by the landlord will be released and returned to us and these amounts have been reclassified from other non-current assets to cash and cash equivalents.

3.	Accumulated Other Comprehensive Loss

The adjustment reflects the currency translation adjustments on certain assets and liabilities of our European subsidiary related to the sale to PHC.

4.	Interest Income

Represents interest income from the $1.0 million promissory note with an interest rate of 5% per annum, due on December 28, 2007.

PROPOSAL 2: ADJOURNMENT OF SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

We are soliciting proxies to grant authority to the proxy holders to adjourn the special meeting, if necessary in their judgment, for the purpose of soliciting additional proxies to vote in favor of Proposal 1. Any adjournment of the special meeting may be made without notice, other than by the announcement made at the special meeting, if the votes cast in favor of the adjournment proposal by the holders of shares of our common stock entitled to vote on the proposal exceed the votes cast against the proposal at the special meeting. If the meeting is adjourned to another time, date or place, notice is not required to be provided to the shareholders of the adjourned meeting and a new record date is not required if the date, time and place of the new meeting are announced at the meeting at which the adjournment is taken and the adjournment is for no more than 120 days after the date of the original meeting. If we adjourn the special meeting to a later date, we will conduct the same business at the later meeting and, unless the law requires us to set a new record date, only the shareholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

Our board of directors unanimously recommends that you vote “FOR” Proposal 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership, as of December 22, 2006 of our common stock by (a) each person known by the board of directors to beneficially own more than 5% of the outstanding common stock, (b) each director of our company, (c) each named executive officer of our company, and (d) all executive officers and directors as a group. Except as otherwise indicated, we believe that the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises sole or shared voting or investment power. Shares of our common stock subject to options currently exercisable or exercisable within 60 days after December 22, 2006 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of our common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names. Unless otherwise indicated, the following officers, directors and shareholders can be reached at the principal offices of Eden Bioscience.

	Shares of Eden Bioscience Corporation Common Stock
Name of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Executive Officers and Directors:
William T. Weyerhaeuser	429,473	(2)	5.26%
Agatha L. Maza	234,156	(3)	2.86%
Jon E. M. Jacoby	227,131	(4)	2.78%
Albert A. James	203,898	(5)	2.50%
Rhett R. Atkins	168,866	(6)	2.03%
Zhongmin Wei	146,755	(7)	1.77%
Bradley S. Powell	138,064	(8)	1.67%
Richard N. Pahre	13,666	(9)	*
Gilberto H. Gonzalez	12,166	(10)	*
Roger Ivesdal.	3,333	(11)	*
All directors and executive officers as a group (10 persons)	1,577,528	(12)	18.09%
Other 5% Shareholder:
Stephens Group, Inc. 111 Center Street — Suite 2500 Little Rock, AR 72201	1,392,544	(13)	17.09%

*	Less than 1%.

(1)	Based on [8,149,554] shares outstanding as of December 22, 2006.

(2)	Represents 86,500 shares owned directly by Dr. Weyerhaeuser; 319,557 shares held by the WBW Trust Number One, of which Dr. Weyerhaeuser is trustee; 3,333 shares owned by Dr. Weyerhaeuser’s wife; 83 shares owned by a trust for Dr. Weyerhaeuser’s son, of which Dr. Weyerhaeuser’s wife is trustee; and 20,000 shares subject to options exercisable within 60 days after December 22, 2006. Dr. Weyerhaeuser disclaims beneficial ownership of shares held by his wife, one of his sons and the trust established for his other son, except to the extent of his pecuniary interest in such shares.

(3)	Represents 103,400 shares owned directly by Ms. Maza; 50,397 shares held by Prudential Securities as custodian for the Agatha L. Maza IRA; 333 shares owned by Ms. Maza’s spouse; 45,026 shares held by the Maza Family LLC, of which Ms. Maza is a co-manager; and 35,000 shares subject to options that are exercisable within 60 days after December 22, 2006. Ms. Maza disclaims beneficial ownership of shares held by the Maza Family LLC, except to the extent of her pecuniary interest in such shares.

(4)	Includes 15,000 shares owned directly by Mr. Jacoby, 71,130 shares owned by Jacoby Enterprises, Inc., of which Mr. Jacoby is President; 7,703 shares owned by Smiley Holdings, LLC, of which Mr. Jacoby is a manager and member; and 20,000 shares subject to options that are exercisable within 60 days after December 22, 2006. Also includes the following shares as to which Mr. Jacoby disclaims beneficial ownership: 666 shares owned by Grandchild’s Trust One and 666 shares owned by Grandchild’s Trust Three, as to which Mr. Jacoby, as co-trustee, has shared power of disposition and shared power to vote; 21,800 shares owned by Warren & Harriet Stephens Children’s Trust and 80,000 shares owned by Warren A. Stephens Grantor’s Trust, as to which Mr. Jacoby, as sole trustee, has sole power of disposition and sole power to vote; 6,833 shares owned by Etablissement Landeco Vaduz and 3,333 shares owned by Fuerstliech Oettingen Spielberg Partnership, as to which Mr. Jacoby has shared power of disposition and no power to vote pursuant to powers of attorney granted to Mr. Jacoby. Does not include shares beneficially owned by Stephens Group, Inc., of which Mr. Jacoby was an executive officer until his retirement on October 1, 2003 and of which he remains a director.

(5)	Represents 38,518 shares held by the Albert A. James Family Partnership, of which Mr. James is a co-general partner; 145,380 shares held by the Albert A. James Living Trust, of which Mr. James is trustee; and 20,000 shares subject to options that are exercisable within 60 days after December 22, 2006.

(6)	Represents 2,200 shares owned directly by Dr. Atkins and 166,666 shares subject to options exercisable within 60 days after December 22, 2006.

(7)	Represents 333 shares owned directly by Dr. Wei and 146,442 shares subject to options exercisable within 60 days after December 22, 2006.

(8)	Represents 137,998 shares subject to options exercisable within 60 days after December 22, 2006; and 66 shares held in a trust for the benefit of Mr. Powell’s minor sons, of which Mr. Powell’s father serves as trustee. Mr. Powell disclaims beneficial ownership of all such shares held in trust, except to the extent of his pecuniary interest in such shares.

(9)	Represents 2,000 shares owned directly by Mr. Pahre and 11,666 shares subject to options exercisable within 60 days after December 22, 2006.

(10)	Represents 500 shares owned directly by Mr. Gonzalez and 11,666 shares subject to options exercisable within 60 days after December 22, 2006.

(11)	Represents 3,333 shares subject to options exercisable within 60 days after December 22, 2006.

(12)	Includes 572,771 shares subject to options that are exercisable within 60 days after December 22, 2006.

(13)	Includes 1,353,111 shares beneficially owned by Stephens – EBC, LLC, of which Stephens Group, Inc. is the sole managing member. Jon E. M. Jacoby, a director of Eden Bioscience, was an executive vice president of Stephens Group, Inc. until October 1, 2003 and remains a director of Stephens Group, Inc. Stephens – EBC, LLC has contributed all of its shares to a voting trust pursuant to which the trustee of the trust, an individual not affiliated with Stephens Group, Inc., has sole voting power. The trustee is required to vote such shares “for” or “against” proposals submitted to our shareholders in the same proportion as the votes cast “for” or “against” such proposals by all other shareholders, excluding abstentions. The voting trust agreement also imposes limitations on the sale or other disposition of the shares subject to the voting trust. The voting trust agreement expires in 2010 or such earlier time as Stephens Inc. ceases to be a market maker of our common stock. Also includes [39,433] shares beneficially owned by Stephens Inc., the second-tier wholly owned subsidiary of Stephens Group, Inc., representing shares held in the market-making inventory of Stephens Inc. and shares owned by clients in accounts over which Stephens Inc. exercises discretionary trading authority.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Submission of Shareholder Proposals for Inclusion in the Proxy Statement

Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in our proxy materials for the annual meeting of shareholders. Shareholders that intended to present a proposal at our 2007 annual meeting of shareholders were required to give us notice of the proposal no later than December 7, 2006 in order to be considered for inclusion in the proxy statement and form of proxy relating to the 2007 annual meeting of shareholders. We did not receive any such shareholders notices.

Advance Notice Procedures for Director Nominations and Other Business

Shareholders who intend to nominate persons for election to our board of directors or to present a proposal at the 2007 annual meeting of shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our bylaws. Notice of nominations or other business proposed to be considered by shareholders, complying with Sections 2.6 or 3.3, as applicable, of our bylaws, must be delivered to the Corporate Secretary, Eden Bioscience Corporation, 11816 North Creek Parkway N., Bothell, Washington 98011-8201, no earlier than February 15, 2007 and no later than March 17, 2007.

For proposals that are not timely submitted, Eden Bioscience retains discretion to vote proxies it receives. For proposals that are timely submitted, Eden Bioscience retains discretion to vote proxies it receives, provided that (a) Eden Bioscience includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (b) the proponent does not issue a proxy statement.

OTHER BUSINESS

We know of no other business to be presented at the special meeting. If any other business properly comes before the special meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (SEC) allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and delivered to you with this proxy statement. This proxy statement incorporates by reference our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the period ended September 30, 2006, both of which contain important information about our financial condition that is not set forth in this proxy statement. Copies of our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the period ended September 30, 2006 are being delivered with this proxy statement. In addition, copies of these reports have been filed with the SEC and may be accessed from the SEC’s homepage (www.sec.gov).

BY ORDER OF THE BOARD OF DIRECTORS

Bradley S. Powell
President and Chief Financial Officer

January [  ], 2007
Bothell, Washington

Annex A

ASSET PURCHASE AGREEMENT

Annex A

ASSET PURCHASE AGREEMENT

By and Among

Plant Health Care, Inc., a Pennsylvania corporation,

Plant Health Care plc, incorporated and registered in England and Wales under the
Companies Act 1985

and

Eden Bioscience Corporation, a Washington corporation
and its subsidiaries

December 1, 2006

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of the 1st day of December, 2006 by and among Plant Health Care, Inc., a Pennsylvania corporation (the “Buyer”), Plant Health Care plc, incorporated and registered in England and Wales under the Companies Act 1985 (the “Guarantor”), Eden Bioscience Corporation, a Washington corporation (the “Company”), and each of Eden Bioscience Mexico, S. de R.L. de C.V. and Eden Bioscience Europe SARL (each of the foregoing and the Company, a “Seller” and collectively, the “Sellers”). Each of the Buyer, Guarantor and the Sellers are a “Party”, and collectively, the “Parties”.

WHEREAS, the Sellers, among other matters, are engaged in the business of the creation of plant health technology incorporating harpin proteins and the manufacture of biopesticide, plant health and nutrient products utilizing harpin protein technology for the agricultural and horticultural industries worldwide (the “Business”);

WHEREAS, the Buyer desires to purchase substantially all of the assets and other rights relating to the Business and assume certain liabilities relating to the Business, upon the terms and subject to the conditions set forth herein, which terms include Guarantor’s guarantee of the deferred portion of the closing purchase price payable to Sellers hereunder; and

WHEREAS, it is the intention of the Parties that the Sellers retain certain assets and other rights relating to the operation of the Company’s existing home and garden business, which the Company intends to continue to operate after the Closing of the transactions contemplated herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer, Guarantor and each of the Sellers hereby agree as follows:

1.	PURCHASE AND SALE.

1.1. Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 4 hereof, the Sellers shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, all of the assets (other than the Excluded Assets specified in Section 1.2) of the Sellers used in or relating to the Business existing as of the Closing Date (all of which assets are hereinafter referred to collectively as the “Acquired Assets”), that are specifically described as follows:

(a) All of the Sellers’ title to, interest in and rights under the real estate leases (the “Real Property Leases”) described on Schedule1.1(a) hereto relating to the properties described therein and all buildings, plants and other structures and improvements thereon, and, to the extent covered by the Real Property Leases, any and all fixtures, machinery, installations, equipment and other property attached thereto or located thereon (the “Leased Real Property”);

(b) Any and all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property used in or relating to the Business, including without limitation, those items as of September 13, 2006 described on Schedule1.1(b) hereto (subject to the provisions of Section 3.3 collectively, the “Equipment”);

(c) All of the Sellers’ title to, interest in and rights under the leases of personal property described on Schedule1.1(c) hereto (the “Personal Property Leases”);

(d) All of the Sellers’ inventories used in or relating to the Business, including raw materials, supplies, parts, work in process and finished goods as of June 30, 2006 described on Schedule 1.1(d) hereto (subject to the provisions of Section 3.3 collectively, the “Inventories”);

(e) All of the Sellers’ rights under the contracts, customer purchase orders, the Wei Contract and agreements described on Schedule1.1(e) hereto, and all contracts entered into in the ordinary course of business prior to the Closing consistent with the Sellers’ obligations under Section 7 hereof (collectively, the “Assumed Contracts”);

(f) All of the Sellers’ transferable rights under the licenses, permits and approvals, both governmental and private, described on Schedule1.1(f) hereto (collectively, the “Permits”);

(g) All Intellectual Property owned by the Sellers that is used in conducting the Business, including without limitation the Intellectual Property described on Schedule1.1(g) hereto (collectively, the “Assigned Intellectual Property”); and

(h) All of the Sellers’ documents and records relating to the Acquired Assets.

1.2. Excluded Assets. Notwithstanding the foregoing, the Sellers are not selling and the Buyer is not purchasing, pursuant to this Agreement, and the term “Acquired Assets” shall not include, any of the following assets or rights of the Sellers (collectively, the “Excluded Assets”):

(a) the consideration received or to be received by the Sellers pursuant to this Agreement;

(b) the rights of the Sellers under this Agreement, the bill of sale, the assignment and assumption instruments, the Note, the Security Agreement, the Guaranty, the Supply Agreement and the Distributor Agreement (each as hereinafter defined);

(c) Sellers’ tax assets, including without limitation, Seller’s right to refunds of taxes and other governmental charges of whatever nature;

(d) Sellers’ financial records;

(e) cash, bank accounts or similar cash and cash equivalents, accounts receivable, notes and investments;

(f) all contracts other than the Assumed Contracts;

(g) all minute books and stock records and corporate seals;

(h) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed on Schedule 1.2(h) hereto;

(i) all rights in connection with and assets of the Employee Benefit Plans, except pursuant to the Assumed Contracts specified in Schedule 1.1(e) hereto;

(j) all insurance policies and rights thereunder;

(k) all personnel records and other records that Sellers are required by law to retain in its possession; and

(l) the assets listed on Schedule 1.2(1) hereto.

2. ASSUMPTION OF CERTAIN OBLIGATIONS.

2.1 Assumed Obligations. At the Closing, the Buyer shall assume, and agree to pay, perform, fulfill and discharge, all obligations and liabilities of any of the Sellers (the “Assumed Obligations”) arising out of the conduct of the Business from and after the Closing, except for Excluded Liabilities, including, without limitation, the following:

(a) Any liabilities and obligations of Sellers arising under the Real Property Leases, Personal Property Leases and Assumed Contracts from and after the Closing;

(b) Any liability and obligations relating to or arising out of any products sold, or services rendered by the Business from and after the Closing; and

(c) Any liabilities arising out of any actual or alleged non-compliance with any Environmental Laws (as defined in Section 5.11) or for the clean-up or removal of, or for death or injury to person or property or other damages and expenses as a result of a Release (as defined in Section 5.11(a)(iii)), emission or discharge of any Hazardous Substances (as defined in Section 5.11(a)(ii)) arising out of or relating to the Buyer’s operation of the Business or the Buyer’s leasing, owning or operation of real property from and after the Closing.

2.2 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, the Buyer shall not assume, and shall not be deemed to have assumed, any liability or obligation of the Sellers not otherwise an Assumed Obligation, including without limitation the following unassumed liabilities and obligations (collectively, the “Excluded Liabilities”):

(a) any liabilities or obligations for accounts payable or for Indebtedness of the Sellers;

(b) any liabilities for Taxes relating to any period prior to the Closing;

(c) any liabilities in connection with or relating to all actions, suits, claims, proceedings, demands, warranty claims, assessments and judgments, costs, losses, damages, deficiencies and expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, reasonable attorney and accountant fees and all amounts paid in investigation, defense or settlement of any of the foregoing, to the extent such liability arises out of injuries, actions, omissions, conditions or events that occurred or existed prior to the Closing in connection with the operation of the Business;

(d) any liability arising in connection with the employment or termination of employment of any persons affiliated with any Seller prior to the Closing, including any workers’ compensation claims relating to events which transpired prior to the Closing, any employee grievances, any liabilities with respect to Employee Benefit Plans (as defined in Section 13), or arising as a result of the consummation of the transactions contemplated by this Agreement; provided, however, that the Buyer shall assume all liabilities and obligations of the Company under the Wei Contract (as defined in Section 7.4); and

(e) any liabilities arising out of any actual or alleged non-compliance with any Environmental Laws (as defined in Section 5.11) or for the clean-up or removal of, or for death or injury to person or property or other damages and expenses as a result of a Release (as defined in Section 5.11(a)(iii)), emission or discharge of any Hazardous Substances (as defined in Section 5.11(a)(ii)) arising out of or relating to the Seller’s operation of the Business or the Seller’s leasing, owning or operation of real property prior to the Closing.

3. PURCHASE PRICE.

3.1 Estimated Purchase Price. At the Closing, Buyer shall pay an amount in cash of $1,500,000 (One Million Five-Hundred Thousand Dollars) and deliver to Buyer a promissory note (the “Note”) in the principal amount of $1,000,000 (One Million Dollars) in the form attached hereto as Exhibit A (the “Estimated Purchase Price”), subject to adjustment as provided for in Sections 3.2 and 3.3. Payments in cash shall be made by wire transfer of immediately available funds to an account of the Company designated thereby in writing and delivered to Buyer at least two Business Days prior to the Closing.

“Business Day” shall mean any day other than Saturday, Sunday or a day on which banks in Pittsburgh, Pennsylvania are required to be closed for business.

3.2 At least three Business Days prior to the Closing, the Company and Buyer shall perform a count or confirmation of all Inventories and Equipment that will constitute part of the Acquired Assets as of the Closing Date (respectively, the “Estimated Equipment” and the “Estimated Inventory”). If (A) the recorded value of the Estimated Equipment is less than the recorded value of the Equipment set out on Schedule 1.1(b) (the dollar amount of such difference being the “Equipment Reduction Amount”) and/or (B) the recorded value of the Estimated Inventory is less than the recorded value of the Inventories set out on Schedule 1.1(d) (the dollar amount of such difference being the “Inventory Reduction Amount”), then, at the Closing, Buyer shall deduct from the Note portion of the Estimated Purchase Price (as provided in Section 3.3 below) the amount, if any, by which the Equipment Reduction Amount exceeds $25,000 and/or the amount, if any, by which the Inventory Reduction Amount exceeds $125,000.

3.3 Post-Closing Adjustment. Within 15 days after the Closing Date, Buyer shall prepare and deliver to the Company a schedule (the “Final Equipment and Inventory Schedule”) setting forth all Inventories and Equipment that remained from Schedule 3.2 as of the Closing Date (the “Final Equipment and Inventory”). The Final Equipment and Inventory Schedule shall, applying the formula set forth in Section 3.2 above, state the amount, if any, by which the Estimated Purchase Price is to be reduced by Buyer (the “Purchase Price Adjustment”). If no Final Equipment and Inventory Schedule is delivered to the Company within such period, the Estimated Equipment and Estimated Inventory schedules shall be final and binding on the Parties. The Company shall have a period of 15 days after its receipt of the Final Equipment and Inventory Schedule to dispute the amount of the Purchase Price Adjustment by delivering to Buyer a written notice of objection (an “Objection Notice”) setting forth a reasonably detailed explanation of the basis of the Company’s dispute. If no Objection Notice is delivered to Buyer within such period, the Final Equipment and Inventory Schedule delivered by Buyer to the Company shall be final and binding upon the parties. If an Objection Notice is delivered to Buyer within such period, the parties shall cooperate in good faith to resolve the Company’s dispute. In the event that Buyer and the Company are unable to resolve such dispute within 30 days after the date an Objection Notice was delivered to Buyer, then Buyer and the Company shall refer the issues in dispute to a nationally recognized firm of independent public accountants not then engaged by Buyer or any Seller mutually agreeable to the parties (the “Arbiter”). Buyer and the Company shall submit their positions on the dispute to the Arbiter within 30 days after appointment as such, and the Arbiter shall resolve the dispute within 20 days after such submission (the “Resolution Date”), and such resolution shall be final and binding upon the Parties. The fees and expenses of the Arbiter shall be paid one-half by Buyer and one-half by the Company. Upon final determination of the Purchase Price Adjustment, if any, the Estimated Purchase Price shall be adjusted in the manner set forth in Section 3.2 and this Section 3.3, which adjusted purchase price shall be the “Closing Purchase Price” for all other purposes under this Agreement. If the Closing Purchase Price is less than the Estimated Purchase Price, then Buyer shall deduct the difference (if any) from the principal and interest due and payable under the Note.

3.4 Allocation of Purchase Price. No later than 60 days following the Closing Date, the Buyer shall submit to the Company its allocation of the Closing Purchase Price and the Assumed Liabilities among the Acquired Assets subject to approval of the Company (which approval shall not be unreasonably withheld) (the “Allocation”). The Allocation will be made in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder. The Sellers and the Buyer shall comply with the applicable information requirements of Section 1060 of the Code and shall file all information and Tax returns (and any amendments thereto) in a manner consistent with the Allocation (including, without limitation, filing Form 8594 with their United Stated federal income tax return for the taxable year that includes he date of the Closing). If, contrary to the intent of the Buyer and the Sellers as expressed in this Section 3.4, any taxing authority makes or proposes an allocation different from that determined in accordance with the terms of this Section 3.4, the Buyer and the Sellers shall cooperate with each other in good faith to contest such taxing authority’s allocation (or proposed allocation); provided, however, that after consultation with the Parties adversely affected by such allocation (or proposed allocation), the other Parties hereto may file such protective claims or returns as may reasonably be required to protect their interests.

4. CLOSING.

4.1. Time and Place. The closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Buchanan Ingersoll & Rooney PC, One Oxford Centre, 20th Floor, 301 Grant Street, Pittsburgh, PA 15219 at 10:00 a.m. on a mutually acceptable date not more than four Business Days after the satisfaction of all conditions set forth in Sections 8 and 9 hereof, or at such other place or time as the Buyer and the Company may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the “Closing Date” and the Closing shall be deemed to have occurred as of 12:01 a.m. (Eastern Time) on the Closing Date.

4.2. Transactions at Closing. At the Closing:

(a) The Sellers shall duly execute and deliver to the Buyer such bills of sale, certificates of title or any other instruments of assignment and transfer with respect to the Acquired Assets as the Buyer may reasonably request and/or as may reasonably be necessary to vest in the Buyer valid and enforceable title to all of the Acquired Assets, in each case subject to no Encumbrance other than Permitted Encumbrances (as defined in Section 5.9).

(b) The Buyer shall duly execute and deliver to the Sellers such instruments of assumption and other documents with respect to the Assumed Obligations as the Sellers may reasonably request and/or as may reasonably be necessary for Buyer to assume and agree to perform all obligations and liabilities of Sellers arising under the Assumed Obligations, including but not limited to posting on the Closing Date any letter of credit, security deposit or similar payments required to be paid by the tenant under the Real Property Leases in an amount or amounts not to exceed the amount or amounts previously posted by the Sellers under each such Real Property Lease.

(c) Buyer shall pay to the Sellers the amount of cash set forth in Section 3.1 above by wire transfer of immediately available funds to such bank account of the Company as it may designate in writing prior to the Closing Date and deliver to Sellers the Note, accompanied by the executed Security Agreement (as defined in Section 9.6) and the Guaranty (as defined in Section 9.5) and any other instruments of Buyer and Guarantor as may be reasonably necessary to vest in the Company a valid and enforceable continuing security interest in the portion of the Acquired Assets constituting collateral under the Security Agreement and a valid and enforceable guaranty of all amounts payable under the Note.

4.3. Required Consents. (a) If any of the Required Consents (as defined in Section 7.1.12) have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Acquired Asset as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), the Buyer may waive Buyer’s closing condition as to any such Required Consent and, if the Sellers’ waive the condition to closing set out in Section 9.11, either:

(i) elect to have the Sellers continue its efforts to obtain the Required Consents; or

(ii) elect to have the Sellers retain that Restricted Material Contract and all liabilities arising therefrom or relating thereto.

If, pursuant to this Section 4.3, the Buyer elects to have the Sellers continue their efforts to obtain any Required Consents and the Closing occurs, notwithstanding Sections 1 and 2 hereof, neither this Agreement nor any assignment and assumption agreement nor any other document related to the consummation of the transactions contemplated by this Agreement shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the Parties shall use their commercially reasonable efforts, and cooperate with each other, to obtain the Required Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Required Consents relating to any Restricted Material Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of the Buyer of any and all rights of the Sellers against a third party thereunder). Once a Required Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Sellers shall promptly assign, transfer, convey and deliver such Restricted Material Contract to the Buyer, and the Buyer shall assume the obligations under such Restricted Material Contract assigned to the Buyer from and after the date of assignment to the Buyer pursuant to a special-purpose assignment and assumption agreement (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to the Buyer).

(b) If there are any consents other than the Required Consents necessary for the assignment and transfer of any Acquired Assets to the Buyer (the “Nonmaterial Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, the Buyer shall elect at the Closing, in the case of each of the Acquired Assets as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), whether to:

(i) accept the assignment of such Restricted Nonmaterial Contract, in which case, as between the Buyer and the Sellers, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing to the Buyer under this Agreement; or

(ii) reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 1 and 2 of this Agreement, (A) neither this Agreement nor any assignment and assumption agreement nor any other document related to the consummation of the Transactions contemplated by this Agreement shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and (B) the Sellers shall retain such Restricted Nonmaterial Contract and all liabilities arising therefrom or relating thereto.

4.4. Proration.

(a) Except as herein otherwise provided, on the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 60 day thereafter, the real and personal property taxes, water, gas, electricity and other utilities, common area maintenance reimbursement to lessors, deposits, royalties, local business and other license fees or taxes, interest charges, merchant’s association dues and other similar periodic charges payable with respect to the Acquired Assets or the Business shall be prorated between Buyer and Sellers effective as of the Closing Date.

(b) Sellers shall pay rent under the Real Property Lease through the end of the calendar month in which the Closing Date occurs, and on the Closing Date, Buyer shall reimburse Seller for such rent accrued from the Closing Date through the end of the month as part of the post-Closing proration.

5. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. As a material inducement to the Buyer and Guarantor to enter into this Agreement and consummate the transactions contemplated hereby, the Sellers jointly and severally represent and warrant to the Buyer as follows, except as specifically contemplated by this Agreement, the Transaction Documents and/or the Distributor Agreement (as defined in Section 13) and except set forth in the Sellers’ disclosure schedules, which shall be arranged so as to correspond to the numbered representation that it modifies and which information so disclosed shall be deemed to modify the representation or warranty to which it corresponds or is cross-referenced only (each a “Schedule” and collectively, the “Schedules”):

5.1. Organization of Seller; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Each Seller is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where any such failure would not reasonably be expected to have a Material Adverse Effect (as defined in Section 13). Each Seller has delivered or made available to the Buyer complete and correct copies of its Articles or Certificate of Incorporation, as the case may be, and By-Laws and all amendments thereto, and no amendments thereto are pending or under consideration by the Seller. Sellers are not in violation of any term of their Articles or Certificate of Incorporation. Each Seller has all requisite corporate power and corporate authority to own and hold the Acquired Assets owned or held by it, to carry on the Business as such business is now conducted and to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby or thereby (collectively, the “Transaction Documents”) to which it is a party and to carry out all actions required of it pursuant to the terms of the Transaction Documents, except where any such failure would not reasonably be expected to have a Material Adverse Effect. Eden Bioscience Corporation of New York, Inc. and Eden Bioscience International, Inc., subsidiaries of the Company not named as Sellers, are shell corporations that owns no assets and conducts no business.

5.2. Corporate Approval; Binding Effect. Each Seller has obtained all necessary authorizations and approvals from its Board of Directors required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. As of the Closing, each Seller shall have obtained all necessary authorizations and approvals from its shareholders required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents has been duly executed and, when delivered by Sellers in accordance with the terms hereof and thereof, will constitute the legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

5.3. Non-Contravention. The execution and delivery by Sellers of the Transaction Documents and, subject to receipt of required shareholder approvals, the consummation by the Sellers of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Articles or Certificate of Incorporation or By-Laws of any Seller, as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of Seller (including without limitation any of the Acquired Assets) pursuant to (i) any agreement or instrument to which any Seller is a party or by which any Seller or any of its properties (including without limitation any of the Acquired Assets) is bound or to which any Seller or any of such properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority binding on any Seller, except in the case of clause (b) for such violations, conflicts, defaults and Encumbrances as could not reasonably be expected to have a Material Adverse Effect.

5.4. Governmental Consents; Transferability of Licenses, Etc. Except as set forth on Schedule 5.4, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by any Seller of the Transaction Documents to which it is a party or for the consummation by any Seller of the transactions contemplated hereby or thereby, other than such as have been obtained or made. The Sellers have and maintain, and the Permits listed on Schedule 1.1(f) hereto include, all licenses, permits and other authorizations from all governmental authorities as are necessary for the conduct of the Business as it is now being conducted or in connection with the ownership or current use of the Acquired Assets, except for such licenses, permits and other authorizations the lack of which would not reasonably be expected to have a Material Adverse Effect. Except as expressly designated on Schedule 5.4, all of the Permits listed on Schedule 1.1(f) are transferable to the Buyer, and true and complete copies of the Permits listed on Schedule 1.1(f) have previously been delivered or made available to the Buyer.

5.5. Financial Statements. The Company has delivered the following financial statements (the “Financial Statements”) to the Buyer: (i) the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2004 and 2005 (the “Audited Balance Sheets”), and the related consolidated statements of operations and cash flows of the Company and its subsidiaries for the fiscal years then ended (together with the Audited Balance Sheets, collectively, the “Audited Financials”), and (ii) the unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 2006 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows of the Company and its subsidiaries for the period then ended (together with the Interim Balance Sheet, collectively, the “Interim Financials”). Each of the Financial Statements have been prepared in accordance with generally accepted accounting principles accepted in the United States (“GAAP”), consistently applied; during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or

(ii) in the case of Interim Financials, to the extent that they may not include footnotes, may be condensed or summary statements or may conform to the Securities and Exchange Commission’s (“SEC”) rules and instructions for Reports on Form 10-Q). Each of the Audited Balance Sheets and the Interim Balance Sheets fairly presents the consolidated financial condition of the Company and its subsidiaries as of its respective date; and each of the statements of operations and cash flows included in the Audited Financials and the Interim Financials fairly presents the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods then ended (subject, in the case of Interim Financials, to normal recurring year-end adjustments).

5.6. Absence of Certain Changes. Except as set forth on Schedule 5.6 or except as would not reasonably be expected to have a Material Adverse Effect, since the date of the Interim Financials each of the Sellers has carried on the Business only in the ordinary course (as defined in Section 13), and there has not been with respect to the Business: (a) any change in the assets, liabilities, sales, income or business of the Sellers, or in their relationships with suppliers, customers or lessors, other than changes in the ordinary course of business; (b) any acquisition or disposition by Sellers of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, adversely affecting, in the aggregate, the property or business of the Sellers; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Company’s capital stock; (e) any increase in the compensation, pension or other benefits payable or to become payable by the Sellers to any of their directors, officers, employees or consultants, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which the Buyer has been supplied complete and correct copies ); (f) any forgiveness or cancellation of any debt or claim by the Sellers or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (g) any entry by the Sellers into any transaction other than in the ordinary course of business; (h) any incurrence by the Sellers of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as a guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (i) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of the Sellers, other than in the ordinary course of business; or (j) any discharge or satisfaction by the Sellers of any lien or encumbrance or payment by the Sellers of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Interim Balance Sheet and (B) current liabilities incurred since the date of the Interim Balance Sheet in the ordinary course of the Business.

5.7. Litigation. Except as set forth on Schedule 5.7 hereto, no action, suit, proceeding or investigation is pending or, to the knowledge of the Sellers, threatened, relating to or affecting any of the Acquired Assets or the Business, nor, to the knowledge of the Sellers, has any event occurred that is reasonably likely to give rise to or serve as a basis for the commencement of any such action, suit, proceeding or investigation. No action, suit, proceeding or investigation is pending or, to the knowledge of the Sellers, threatened, which questions the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor, to the knowledge of the Sellers, has any event occurred that is reasonably likely to give rise to or serve as a basis for the commencement of any such action, suit, proceeding or investigation.

5.8. Conformity to Law. Except as set forth on Schedule 5.8 or except where any such noncompliance has been cured or would not reasonably be expected to have a Material Adverse Effect, the Sellers have complied with, and are in compliance with (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Business or any of the Acquired Assets (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance) and (b) all terms and provisions of all contracts, agreements and indentures of the Business to which any of the Sellers is a party, or by which the Business or any of the Acquired Assets is subject. Except as set forth in Schedule 5.8 hereto, the Sellers have not committed, been charged with, or, to the knowledge of the Sellers, are or have been under investigation with respect to, nor to the knowledge of Sellers does there exist, any violation of any provision of any federal, state or local law or administrative regulation which would reasonably be expected to have a Material Adverse Effect.

5.9. Title to Acquired Assets. Except as set forth on Schedule 5.9, the Sellers have valid and enforceable title or interest in or to all of the Acquired Assets, and have the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without the need to obtain the consent or approval of any third party. Except for Permitted Encumbrances (as defined below), all of the Acquired Assets are free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, “Encumbrances”). Except as set forth on Schedule 5.9 and except for the Equipment and tangible personal property held by the Sellers under the Personal Property Leases, which Equipment and tangible personal property is in “as is, where is” condition, to Seller’s knowledge, all of the Acquired Assets are in good condition and repair (reasonable wear and tear excepted) and are reasonably adequate to carry on the Business on substantially the same basis as presently conducted; assuming however, that the Buyer provides the necessary managerial, administrative and accounting personnel and systems to oversee and administer operation of the Business. At and as of the Closing, the Sellers will convey the Acquired Assets to the Buyer by bills of sale, certificates of title and other instruments of assignment and transfer effective in each case to vest in the Buyer, and the Buyer will have, valid and enforceable title or interest in or to all of the Acquired Assets, free and clear of all Encumbrances other than (a) those identified in Schedule 5.9 ; (b) those for Taxes and other governmental assessments or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings; (c) any other Encumbrances which in the aggregate relate to claims totaling less than $5,000, do not materially detract from the value or transferability of the property or assets subject thereto or materially interfere with the present use and have no arisen other than in the ordinary course of business; and (d) rights, claims, interests, restrictions and agreements of or with the landlords under the Real Property Leases and of or with the lessors under the Personal Property Leases (“Permitted Encumbrances”).

5.10. Leased Real Property.

(a) Leased Real Property.

(i) Leases. The copies of the leases of the Leased Real Property (collectively, the “Leases”) delivered by the Sellers to the Buyer and the information with respect to each of the Leases set forth in Schedule 1.1(a) is complete, accurate, true and correct in all material respects. With respect to each of the Leases, except as set forth on Schedule 1.1(a) or Schedule 5.10(a):

(A) each of the Leases is in full force and effect and has not been modified, amended or altered, in writing or otherwise;

(B) to the knowledge of Sellers, all obligations of the landlord or lessor under the Leases which have accrued have been performed, and, to the knowledge of the Sellers, no landlord or lessor is in default under any Lease;

(C) all obligations of the tenant or lessee under the Leases have been performed, and the Sellers are not in default under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by the Sellers;

(D) the Sellers will use its reasonable efforts to obtain prior to the Closing the consent of each landlord or lessor under any Leases whose consent is required to the transfer of the Leased Real Property to the Buyer; and

(E) the Buyer will as of the Closing comply with Section 4.2(b).

(ii) Title and Description. The Sellers hold a valid and enforceable leasehold interest in the Leased Real Property pursuant to the Leases.

(iii) Condition. Except as set forth on Schedule 5.10(a), to the Sellers’ knowledge, there are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements are in reasonably good operating condition and repair, have been well maintained and are free from infestation by rodents or insects. Except as set forth on Schedule 5.10(a), to the Seller’s knowledge, none of the Leased Real Property is subject to special flood or mudslide hazards. All water, sewer, gas, electric, telephone, air conditioning, heating, drainage and other utilities required by law or necessary for the current operation of the Leased Real Property have been installed and are reasonably sufficient to service the Leased Real Property in accordance with Sellers’ prior practice.

(iv) Compliance with Law; Government Approvals. The Sellers have received no notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any of the Leased Real Property that has not been corrected or that will not be corrected prior to the Closing Date, and, to Sellers’ knowledge, no such violation now exists which would reasonably be expected to have a Material Adverse Effect.. All improvements constituting a part of the Leased Real Property are in compliance in all respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, and there are presently in effect all licenses, permits and authorizations required by law, ordinance or regulation, except where such noncompliance or failure to have in effect such license permit or authorization would not reasonably be expected to have a Material Adverse Effect. The Sellers have received no notice of any pending or threatened material real estate tax deficiency or reassessment or condemnation of all or any portion of any of the Leased Real Property.

5.11. Environmental Matters

(a) Except as set forth on Schedule 5.11:

(i) neither the Sellers, with respect to the Business, nor to the Sellers’ knowledge, any operator of any real property presently or formerly owned, leased or operated by the Sellers in connection with the Business is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (collectively, “Environmental Laws”);

(ii) neither of the Sellers has, in connection with the Business, received notice from any third party, including without limitation any federal, state or local governmental authority, (A) that the Sellers or any predecessor in interest has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any hazardous waste, as defined by 42 U.S.C. § 6903(5), any hazardous substance as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde or polychlorinated biphenyls) regulated by any Environmental Laws (collectively, “Hazardous Substances”) which the Sellers or any predecessor in interest has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Sellers or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that the Sellers or any predecessor in interest is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise), legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the Release of Hazardous Substances;

(iii) (A) to the Seller’s knowledge, no portion of any real property presently or formerly owned, leased or operated by the Sellers in connection with the Business has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and to the Sellers’ knowledge, no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (B) in the course of any activities conducted by the Sellers or, to the Sellers’ knowledge, operators of any real property presently or formerly owned, leased or operated by the Sellers in connection with the Business, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (C) to the Seller’s knowledge, all real properties presently or formerly owned, leased or operated by the Sellers in connection with the Business are free from contamination of every kind, including without limitation, groundwater, surface water, soil, sediment and air contamination, and such properties do not contain any Hazardous Substances, except in each case to the extent that the presence of Hazardous Substances on such properties does not violate any applicable Environmental Laws; (D) to the Sellers’ knowledge, there have been no Releases (which term, as used herein, shall include any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping, collectively, a “Release”) or threatened Releases of Hazardous Substances on, upon, into or from any real property presently or formerly owned, leased or operated by the Sellers in connection with the Business, except in accordance with applicable Environmental Laws; (E) to the Sellers’ knowledge, there have been no Releases of Hazardous Substances on, upon, from or into any real property in the vicinity of any real property presently or formerly owned, leased or operated by the Sellers in connection with the Business which, through soil or groundwater contamination, may have come to be located on such real property except for Hazardous Substances whose presence on such real property does not violate any applicable Environmental Laws; and (F) in addition, to the Sellers’ knowledge, any Hazardous Substances that have been generated on any real property presently or formerly owned, leased or operated by the Sellers in connection with the Business have been transported offsite only by carriers having identification numbers issued by the EPA and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Sellers’ knowledge, operating in compliance with such permits and applicable Environmental Laws; and

(iv) to Sellers’ knowledge, no real property presently or formerly owned, leased or operated by the Sellers in connection with the Business is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

(b) Schedule 5.11 hereto sets out a list of all material documents, reports, site assessments, data, communications or other materials, in the possession of any Seller, which contain any information with respect to potential environmental liabilities associated with any real property presently or formerly owned, leased or operated by the Sellers and relating to compliance with Environmental Laws or the environmental condition of such properties. The Sellers have made available to the Buyer complete and accurate copies of all of the documents, reports, site assessments, data, communications and other materials listed on Schedule 5.11.

5.12. Equipment. Schedule 1.1(b) hereto sets forth a complete and accurate list of all of the Equipment existing as of September 13, 2006. The Personal Property Leases listed on Schedule 1.1(c) hereto include all leases by the Sellers of all items of tangible personal property (other than Excluded Assets) reasonably necessary for operation of the Business as presently conducted. All Equipment and tangible personal property held by the Sellers under the Personal Property Leases will be transferred to the Buyer in substantially the same “as is, where is” condition existing as of the date hereof (additional ordinary wear and tear excepted).

5.13. Inventories. Except as set forth on Schedule 5.13 and except for obsolete items and items below-standard quality, all of which have been written off or written down to net realizable value in the Audited Balance Sheets or the Interim Balance Sheet, all items included in the Inventories consist solely of, and the items included in the Inventories to be purchased by the Buyer hereunder will consist solely of, material and goods of a quality and quantity which are usable or saleable in the ordinary course of Business as currently conducted by Sellers. The Inventories are reasonably adequate for the present needs of the Business of Sellers, are fairly reflected on the books of account of the Sellers, stating items of Inventory at the lower of cost or market value in accordance with GAAP, consistently applied, with adequate allowance for excessive or obsolete inventories.

5.14. Material Contracts. Schedule 5.14 sets forth a complete and accurate list of all material contracts with respect to or relating to the Business to which any Seller is a party or by which any Seller is bound or to which any Seller or any of the Acquired Assets is subject. As used in this Section 5.14, the word “contract” means and includes every agreement or understanding of any kind, written or oral, enforceable or not and specifically includes (a) contracts and other agreements for the provision of products or services by the Sellers; (b) contracts and other agreements for the sale of any of the Sellers’ assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of the Sellers’ assets or properties; (c) joint venture agreements relating to the Business or by or to which any of the Acquired Assets are affected or subject; and (d) any other contract or other agreement not made in the ordinary course of business. The Sellers have made available to the Buyer true, correct and complete copies of all such material contracts, together with all modifications and supplements thereto. Each of the Acquired Contracts is in full force and effect in accordance with its terms, the Sellers are not in breach of any of the material provisions of any such contract, nor, to the knowledge of any Seller, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a material default thereunder. The Sellers have in performed all material obligations required to be performed by them to date under each Acquired Contract. Subject to obtaining any necessary consents of the other party or parties to any such Acquired Contract (the requirement of any such consent being reflected on Schedule 5.14) and except as set out in Schedule 5.14, no such contract (a) includes any provision the effect of which would be to materially enlarge or accelerate any obligations of the Buyer to be assumed thereunder or give material additional rights to any other party thereto or will materially adversely affect the Business as presently conducted by the Sellers, or (b) contains any material provision which would terminate or lapse by reason of the transactions contemplated by this Agreement.

5.15. Intellectual Property.

(a) Schedule 1.1(g) and Schedule 1.2(l) (Domain Names) hereto set forth a complete and accurate list of (i) all material patents, trademarks, trade names, domain names and copyrights used in the Business and registered in the name of the Sellers, and all applications therefor (collectively, the “Registered Intellectual Property”); (ii) Schedule 1.1(g) hereto sets out all material Intellectual Property which the Sellers are licensed or authorized by others to use in connection with the Business (the “Licensed Intellectual Property”); and (iii) Schedule 1.1(g) hereto sets out all material Intellectual Property used in the Business which the Sellers have licensed or authorized others to use (the “Licensor Intellectual Property”).

(b) Except as set forth in Schedule 5.15(b) and except as would not have a Material Adverse Effect, the Sellers own or have the sole and exclusive right to use all Assigned Intellectual Property and have the right to use the Licensed Intellectual Property used in the ordinary course of the Business as presently conducted. Upon the consummation of the transactions contemplated by this Agreement, and subject to receipt of all consents required to assign to Buyer (i) all Assigned Intellectual Property and (ii) all licenses or other authorizations to use the Licensed Intellectual Property, Buyer shall have the right to use the Assigned Intellectual Property and Licensed Intellectual Property in the ordinary course of the Business as presently conducted. Sellers agree to cooperate in placing the Assigned Intellectual Property in the name of Buyer. No claims have been asserted against the Sellers, and to the knowledge of the Sellers no claims are pending, by any person that may affect the use of any Assigned Intellectual Property or Licensed Intellectual Property, or challenging or questioning the validity or effectiveness of any material license or agreement pertaining to the Assigned Intellectual Property, and, except as set forth in Schedule 5.15(b), to the knowledge of the Sellers, there is no basis for such claim. Except as set forth in Schedule 5.15(b), to the Sellers’ knowledge, the use by the Sellers of the Assigned Intellectual Property and the Licensed Intellectual

Property in the ordinary course of the Business as currently conducted by the Sellers does not infringe on the rights of any person.

(c) The Sellers have the legal right to grant licenses or sublicenses with respect to all the Licensor Intellectual Property that the Sellers have licensed or authorized others to use. All licenses or other agreements pursuant to which the Sellers have granted licenses or authorized others to use any Licensor Intellectual Property are, unless they have expired according to their terms, in full force and effect, and, to the knowledge of the Sellers, there is no default by any party thereto. To the Sellers’ knowledge, the licenses granted by the Sellers with respect to the Licensor of Intellectual Property do not infringe on the rights of any person.

(d) Except as set forth in Schedule 5.15(d) and except as would not have a Material Adverse Effect, all of the Registered Intellectual Property that is Assigned Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on Schedule 1.1(g), and has been maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such other jurisdiction.

(e) Except as set forth in Schedule 5.15(e), the Sellers have taken commercially reasonable steps to establish and preserve their Intellectual Property Rights with respect to the Assigned Intellectual Property used in the operation of the Business as currently conducted by the Sellers. Except as set forth in Schedule 5.15(e), the Sellers have required all professional and technical employees employed in the Business, and other such employees and consultants having access to valuable nonpublic information of the Sellers, to execute agreements under which such employees or consultants are required to convey to the Sellers ownership of all inventions and developments conceived or created by them in the course of their employment or engagement with the Sellers and to maintain the confidentiality of all such information of the Sellers. Except as set forth in Schedule 5.15(e), the Sellers have not made such information available to any person other than employees or consultants of the Sellers, except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof.

5.16. Suppliers and Customers. Schedule 5.16 hereto sets forth the ten (10) largest suppliers of the Business based on purchases by the Business, and the ten (10) largest customers of the Business based on sales by the Business, for the period ending on December 31, 2005. The relationships of the Sellers with such suppliers and customers are, to Sellers’ knowledge, good commercial working relationships and, except as set forth on Schedule 5.16, no supplier or customer of material importance to the Business has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with the Sellers or has during the last twelve (12) months decreased materially, or threatened in writing to decrease or limit materially, its services, supplies or materials for use in the Business or its usage or purchase of the services or products of the Sellers, except for normal cyclical changes related to such suppliers’ or customers’ businesses. Except as set forth on Schedule 5.16, no Seller has any knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with the Sellers or to decrease materially or limit its services, supplies or materials to the Sellers, or its usage or purchase of the Sellers’ services or products, and to the knowledge of the Sellers, the consummation of the transactions contemplated hereby would not reasonably be expected to materially adversely affect the post-Closing relationship of Buyer with any customer or supplier of the Sellers relating to the Business.

5.17. Adequacy of Acquired Assets. The Acquired Assets are reasonably adequate to conduct the Business on substantially the same basis as currently conducted by the Sellers, assuming, however, that the Buyer provides the necessary managerial, administrative and accounting personnel and systems to oversee and administer the operation of the Business.

5.18. No Undisclosed Liabilities. Except to the extent (a) reflected or reserved against in the Interim Balance Sheet, (b) incurred in the ordinary course of the Business after the date of the Interim Balance Sheet, or (c) described on any Schedule hereto, the Sellers are not subject to any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise in connection with the Business (including without limitation as guarantors or otherwise with respect to obligations of others), other than liabilities and obligations in connection with the Business that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP.

5.19. Taxes. The Sellers have duly filed (or have obtained an extension of time within which to file) with the appropriate government agencies all of the income, sales, use, employment and other Tax returns and reports required to be filed by it. No waiver of any statute of limitations relating to Taxes has been executed or given by the Sellers. All Taxes, assessments, fees and other governmental charges upon the Sellers or upon any of its properties, assets, revenues, income and franchises which are owed by the Sellers with respect to any period ending on or before the Closing Date have or will be paid, other than those currently payable without penalty or interest, those being contested in good faith, or those the non-payment of which would not reasonably be expected to have a Material Adverse Effect. The Sellers have withheld and paid all Taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. No federal Tax return of the Sellers is currently under audit by the IRS, and no other Tax return of the Sellers is currently under audit by any other taxing authority. Neither the IRS nor any other taxing authority is now asserting or, to Sellers’ knowledge, threatening to assert against the Sellers any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith or any adjustment that would have Material Adverse Effect.

5.20. Broker. None of the Sellers has retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement, and neither of the Sellers has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

5.21 Accredited Investor. The Company is an accredited investor as that term is defined in Rule 501 under the Securities Act of 1933, as amended.

5.22 Disclosure. Subject to Section 5.23 below, no representation or warranty by any Seller in this Section 5 contains at the time made any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

5.23. No Other Representations and Warranties.

(a) Except for the representations and warranties of the Sellers contained in this Section 5, Sellers make no other representations and warranties, written or oral, statutory, express, or implied. Buyer and Guarantor acknowledge that except as expressly provided in this Agreement, Sellers have not made, and Sellers hereby expressly disclaim and negate, and the Buyer and Guarantor hereby expressly waive, any representation or warranty, express or implied, at common law, by statute, or otherwise relating to, and the Buyer and Guarantor hereby expressly waive and relinquish any and all rights, claims and causes of action against the Sellers and their representatives in connection with the accuracy, completeness or materiality of, any information, data or other information (written or oral) heretofore furnished to Buyer and Guarantor and each of their representatives by and on behalf of Sellers.

(b) In connection with the Buyer’s investigation of the Business of the Sellers, the Buyer and Guarantor may have received or may receive from or on behalf of the Sellers certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. The Buyer and Guarantor each acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and the Buyer and Guarantor each is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Sellers make no representation or warranty with respect to such estimates, projections, forward looking statements and other forecasts and plans (including the reasonableness of the assumptions underling such estimates, projections and other forecasts and plans).

6. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND GUARANTOR. As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer and Guarantor jointly and severally represent and warrant to each Seller as follows, except as specifically contemplated by this Agreement, the Transaction Documents and/or the Distributor Agreement:

6.1. Organization of Buyer and Guarantor; Authority. The Buyer is a corporation duly organized, validly existing and presently subsisting under the laws of the state of Pennsylvania. Guarantor is a corporation duly incorporated and registered in England and Wales under the Companies Act 1985. Each of Buyer and Guarantor has delivered or made available to the Buyer complete and correct copies of its Articles or Certificate of Incorporation, as the case may be, and By-Laws and all amendments thereto, and no amendments thereto are pending or under consideration by the Buyer or Guarantor. Buyer and Guarantor are not in violation of any term of their Articles or Certificate of Incorporation. Buyer and Guarantor each has all requisite corporate power and corporate authority to own and hold all property owned or held by it, to carry on its business as such business is now conducted and to execute and deliver this Agreement and the Transaction Documents to which it is a party, including but not limited to the Note, the Security Agreement, the Guaranty and the Supply Agreement, and to carry out all actions required of it pursuant to the terms of the Transaction Documents, except where any such failure would not reasonably be expected to have a Material Adverse Effect.

6.2. Corporate Approval; Binding Effect. The Buyer and Guarantor each has obtained all necessary authorizations and approvals from its Board of Directors and stockholders required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which the Buyer or Guarantor is a party has been duly executed and delivered by the Buyer or Guarantor, as the case may be, and constitutes the legal, valid and binding obligation of each of the Buyer or Guarantor, enforceable against the Buyer or Guarantor in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

6.3. Non-Contravention. The execution and delivery by each of the Buyer and Guarantor of the Transaction Documents to which it is a party and the consummation by the Buyer and Guarantor of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Buyer or Guarantor, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of the Buyer or Guarantor (including without limitation the Acquired Assets to be pledged as collateral under the Security Agreement) pursuant to (i) any agreement or instrument to which the Buyer or Guarantor is a party or by which the Buyer or Guarantor or any of its properties is bound or to which the Buyer or Guarantor or any of its properties is subject (including without limitation the Acquired Assets to be pledged as collateral under the Security Agreement), or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer or Guarantor is subject, except in the case of clause (b) for such violations, conflicts, defaults and Encumbrances as could not reasonably be expected to have a Material Adverse Effect.

6.4 Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by each of the Buyer and Guarantor of the Transaction Documents to which it is a party or for the consummation by the Buyer and Guarantor of the transactions contemplated hereby or thereby. The Buyer and Guarantor have and maintain all licenses, permits and other authorizations from all governmental authorities as are necessary for the conduct of their respective businesses or in connection with the ownership of their respective properties, except for such licenses, permits and authorizations as would not reasonably be expected to have a Material Adverse Effect.

6.5. Financial Statements. The Guarantor has delivered the following financial statements (the “Buyer Financial Statements”) to the Company: (i) the audited consolidated balance sheets of the Guarantor and its subsidiaries as of December 31, 2005 (the “Buyer Audited Balance Sheet”), and the related consolidated statements of operations of the Guarantor and its subsidiaries for the fiscal year then ended (together with the Buyer Audited Balance Sheet, collectively, the “Buyer Audited Financials”), and (ii) the unaudited consolidated balance sheet of the Guarantor and its subsidiaries as of September 30, 2006 (the “Buyer Interim Balance Sheet”) and the related unaudited consolidated statements of operations of the Guarantor for the period then ended (together with the Buyer Interim Balance Sheet, collectively, the “Buyer Interim Financials”). Each of the Buyer Financial Statements has been prepared in accordance with generally accepted accounting principles accepted in the United Kingdom (“UK GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Buyer Financial Statements or the notes thereto, or (ii) in the case of Buyer Interim Financials, to the extent that they may not include footnotes). Each of the Buyer Audited Balance Sheet and the Buyer Interim Balance Sheet fairly presents the consolidated financial condition of the Guarantor and its subsidiaries as of its respective date; and each of the statements of operations included in the Buyer Audited Financials and the Buyer Interim Financials fairly presents the consolidated results of operations and cash flows of the Guarantor and its subsidiaries for the periods then ended (subject, in the case of Buyer Interim Financials, to normal recurring year-end adjustments).

6.6. Absence of Certain Changes. Since the date of the Buyer Interim Financials, each of the Guarantor and Buyer has carried on its business in the ordinary course, and there has not been with respect to such business: (a) any change in the assets, liabilities, sales, income or business of the Guarantor or the Buyer, or in their respective relationships with suppliers, customer or lessors, other than changes which were in the ordinary course of business; (b) any acquisition or disposition by Guarantor or the Buyer of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, in the aggregate, the property or business of the Guarantor, the Buyer or their subsidiaries; (d) any declaration, setting aside or payment of any dividend or any other distribution in respect of the Guarantor’s capital stock; (e) any forgiveness or cancellation of any debt or claim by any of the Guarantor, the Buyer or their subsidiaries or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (f) any incurrence by any of the Guarantor, the Buyer or their subsidiaries of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as a guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business and the obligations contemplated by the Transaction Documents to which Guarantor or Buyer are a party; (i) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of the Guarantor, the Buyer or their subsidiaries, other than in the ordinary course of business; (j) any discharge or satisfaction by any of the Guarantor, the Buyer or their subsidiaries of any lien or encumbrance or payment by any of the Guarantor, the Buyer or their subsidiaries of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Buyer Interim Balance Sheet and (B) current liabilities incurred since the date of the Buyer Interim Balance Sheet in the ordinary course of business; or (h) any entry by Guarantor or the Buyer or any of their subsidiaries into any transaction other than in the ordinary course of business and which could reasonably be expected to have a Material Adverse Effect.

6.7. Litigation. No action, suit, proceeding or investigation is pending or, to the knowledge of the Guarantor and Buyer, threatened, against Guarantor or Buyer in which an adverse decision could reasonably be expected to have a Material Adverse Effect, nor, to the knowledge of the Guarantor or Buyer, has any event occurred that is reasonably likely to give rise to or serve as a basis for the commencement of any such action, suit, proceeding or investigation.

6.8 Conformity to Law. Except where any such noncompliance has been cured or would not reasonably be expected to have a Material Adverse Effect, the Guarantor and the Buyer each has complied with, and is in compliance with (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance) and (b) all terms and provisions of all contracts, agreements and indentures of its business to which either of the Guarantor or the Buyer is a party, or by which their respective businesses or their respective properties are subject. The Guarantor and Buyer have not committed, been charged with, or, to the knowledge of the Guarantor or Buyer, are or have been under investigation with respect to, nor to the knowledge of the Guarantor or Buyer does there exist, any violation of any provision of any federal, state or local law or administrative regulation which would reasonably be expected to have a Material Adverse Effect.

6.9. No Undisclosed Liabilities. Except to the extent (a) reflected or reserved against in the Buyer Interim Balance Sheet, (b) incurred in the ordinary course of their respective businesses after the date of the Interim Balance Sheet, or (c) described on any Schedule hereto, the Guarantor and Buyer are not subject to any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise in connection with the their respective businesses (including without limitation as guarantors or otherwise with respect to obligations of others), other than liabilities and obligations in connection with such businesses that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with UK GAAP.

6.10. Taxes. The Guarantor and Buyer each has duly filed (or has obtained an extension of time within which to file) with the appropriate government agencies all of the income, sales, use, employment and other Tax returns and reports required to be filed by it. No waiver of any statute of limitations relating to Taxes has been executed or given by the Guarantor or the Buyer. All Taxes, assessments, fees and other governmental charges upon the Guarantor or the Buyer or upon any of their respective properties, assets, revenues, income and franchises which are owed by the Guarantor and the Buyer with respect to any period ending on or before the Closing Date have or will be paid, other than those currently payable without penalty or interest, those being contested in good faith, or those the non-payment of which would not reasonably be expected to have a Material Adverse Effect. The Guarantor and the Buyer have withheld and paid all Taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. No federal Tax return of the Guarantor or the Buyer is currently under audit by the IRS, and no other Tax return of the Guarantor or the Buyer is currently under audit by any other taxing authority. Neither the IRS nor any other taxing authority is now asserting or, to Guarantor’s or Buyer’s knowledge, threatening to assert against the Guarantor or Buyer any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith or any adjustment that would have Material Adverse Effect.

6.11. Broker. Neither the Buyer nor Guarantor has retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement, and the Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

6.12 Disclosure. Subject to Section 6.13 below, no representation or warranty by any of Guarantor or Buyer or their subsidiaries in this Section 6, contains at the time made any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

6.13 No Other Representations and Warranties.

(a) Except for the representations and warranties of the Guarantor and Buyer contained in this Section 6 and in the Security Agreement and the Guaranty, Guarantor and Buyer make no other representations and warranties, written or oral, statutory, express, or implied, Sellers acknowledge that except as expressly provided in this Agreement, the Note, the Security Agreement, the Guaranty, and the Supply Agreement, Guarantor and Buyer has not made, and Guarantor and Buyer hereby expressly disclaim and negate, and the Sellers hereby expressly waive, any representation or warranty, express or implied, at common law, by statute, or otherwise relating to, and the Sellers hereby expressly waive and relinquish any and all rights, claims and causes of action against the Guarantor and Buyer and their representatives in connection with the accuracy, completeness or materiality of, any information, data or other information (written or oral) heretofore furnished to Sellers and each of their representatives by and on behalf of Guarantor and Buyer.

(b) In connection with the Sellers’ investigation of the business of the Buyer and Guarantor, the Sellers may have received or may receive from or on behalf of the Buyer and Guarantor certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. The Sellers acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and the Sellers each is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Guarantor and Buyer make no representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts and plans).

7. COVENANTS AND AGREEMENTS

7.1. Conduct of Business by Sellers Pending Closing. Each Seller covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing or except as contemplated by this Agreement, the Transaction Documents and/or the Distributor Agreement:

7.1.1 Full Access. The Sellers shall afford to the Buyer and its authorized representatives full access during normal business hours to all properties, assets, books, records, tax returns, financial information, contracts and documents of the Sellers and a full opportunity to make such reasonable investigations as they shall desire to make of the Sellers or with respect to the Acquired Assets, and the Sellers shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the Business and with respect to the Acquired Assets as the Buyer may reasonably request.

7.1.2. Carry on in Regular Course. The Sellers shall maintain the Acquired Assets in their current state of repair and condition, excepting normal wear and tear or failure to replace consistent with Sellers’ past practice, and shall carry on the Business in the ordinary course and shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation.

7.1.3. No Dividends, Issuances, Repurchases, etc. The Sellers shall not declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution, directly or indirectly, in respect of any shares of their capital stock, or issue, purchase, redeem or acquire for value any shares of their capital stock, except for the issuance or acquisition of shares of Company common stock in connection with the exercise of Company stock options and warrants outstanding on the date of this Agreement.

7.1.4. Contracts and Commitments. The Sellers shall not incur any Indebtedness other than in connection with purchases of capital assets not in violation of Section 7.1.5 under lines of credit existing prior to the date of this Agreement, enter into any contract or commitment or engage in any transaction with respect to the Business not in the ordinary course of business (other than this Agreement and the Transaction Documents and the transactions contemplated hereunder and thereunder), or for which disclosure would be required under Schedule 5.6 or 5.14.

7.1.5. Purchase and Sale of Capital Assets. Other than pursuant to this Agreement, the Sellers shall not sell or otherwise dispose of any capital asset constituting part of the Acquired Assets.

7.1.6. Insurance. The Company shall maintain with financially sound and reputable insurance companies, funds or underwriters adequate insurance for the Business of the kinds, covering such risks and in such amounts and with such deductibles and exclusions as are customary for similarly situated companies in the Company’s industry.

7.1.7. Preservation of Business Relationships. The Sellers shall use their commercially reasonable efforts to preserve for the Buyer the present relationships of the Sellers’ suppliers, customers, independent contractors and others having business relations with the Sellers in the Business; provided however, that neither this Section 7.1.7 nor any other provision of this Agreement shall be deemed to require or obligate the Sellers to retain or keep available to the Buyer, or to prohibit or restrict the Sellers from terminating at any time, any key officers and other employees of the Sellers employed in the Business.

7.1.8. No Default. The Sellers shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of the Sellers material to the Business, including without limitation any of the Real Property Leases, the Personal Property Leases, Permits or Assumed Contracts.

7.1.9. Compliance with Laws. The Sellers shall comply in all material respects with all laws, regulations and orders material to the Business or the Acquired Assets, or as may be reasonably required for the valid and effective transfer of the Acquired Assets.

7.1.10. Advice of Change. The Sellers will promptly advise the Buyer in writing of any Material Adverse Change.

7.1.11. Exclusive Dealing. Prior to the Closing:

(a) The Sellers shall not directly or indirectly, solicit, initiate, or encourage submission of proposals or offers from any persons relating to any liquidation, dissolution, recapitalization, sale of stock representing 50% or more of the combined voting power of the Company’s voting equity securities, merger, consolidation or acquisition of all or substantially all of the assets of the Company, or purchase of any equity interest in the Company representing 50% or more of the combined voting equity power of the voting securities of the Company, or any other similar transaction or business combination. Sellers shall cease immediately and cause to be terminated all contracts (other than confidentiality and nondisclosure agreements to which the Company is a party as of the date hereof (each, an “Existing NDA”)), negotiations and communications with third parties with respect to the foregoing, if any, existing on the date hereof.

(b) The Sellers shall not participate, directly or indirectly, in any negotiations regarding, or furnish to any other person, any information with respect to, or otherwise cooperate in any way with, or assist, any effort or attempt by any other person to do or seek any of the activities referred to in Section 7.1.11(a). Except to the extent prohibited by an Existing NDA, and the material terms and conditions thereof, should any Seller receive any proposal inquiry or contact about any of the activities referred to in Section 7.1.11(a), the Company shall by the close of the next Business Day following give oral or written notice thereof to Buyer and also promptly provide Buyer with the name of the person making such proposal, inquiry or contact.

(c) Notwithstanding the foregoing or any other provision of this Agreement or the Transaction Documents, at any time prior to the date on which this Agreement is approved by the shareholders of the Company, in the event that the Board of Directors of the Company determines in good faith by a majority vote, based on the advice of its outside legal counsel, that there is a reasonable basis requiring the Company to consider a Favorable Third Party Offer (as defined below) to comply with its fiduciary duties, the Company may furnish non-public information with respect to the Company and its subsidiaries to the person who made the Favorable Third Party Offer pursuant to a confidentiality agreement and participate in discussions or negotiations with such person regarding the Favorable Third Party Offer. The Board of Directors of the Company may after the third Business Day following the Company’s written notice to Buyer that specifies the material terms and conditions of the Favorable Third Party Proposal, terminate this Agreement (and concurrently with such termination, if it so chooses, cause the Company to enter into any agreement with respect to the Favorable Third Party Proposal) and withdraw any recommendation to the shareholders of the Company to approve the transactions contemplated by this Agreement and the Transaction Documents.

(d) As used in this Agreement, “Favorable Third Party Proposal” means a written proposal from a credible, bona fide third party relating to any direct or indirect acquisition or purchase of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, or 50% or more of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any

Person beneficially owning 50% or more of the combined voting power of the Company’s voting equity securities, or any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company or combined voting power of the Company, and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, taking into account legal, financial, regulatory and other aspects of the proposal deemed appropriate by the Board of Directors of the Company, to be more favorable to the shareholders of the Company than the transactions contemplated by this Agreement (taking into account any amendments to this Agreement proposed by the Buyer in response to the receipt by the Buyer of information about the proposal).

(e) Nothing contained in this Section 7.1.11 shall (i) prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act; or (ii) prohibit or limit the Sellers from at any time engaging in the activities and transactions referred to in Section 7.1.11(a) in connection with the development and implementation of the Sellers’ post-Closing business plan (assuming completion of the sale of the Acquired Assets and Business to the Buyer), including but not limited to soliciting, initiating, encouraging submissions of proposals or offers for the sale, transfer, disposition, restructuring or similar transactions relating to the Company’s home and garden business and/or other Excluded Assets.

7.1.12. Consents of Third Parties. The Sellers will employ their commercially reasonable efforts to secure, before the Closing Date, the consent, in form and substance reasonably satisfactory to the Buyer and the Buyer’s counsel, to the consummation of the transactions contemplated by this Agreement by each party to any of the Personal Property Leases, Assumed Contracts, Licensed Intellectual Property, Real Property Leases and transferable Permits under which such transactions would constitute a material default, would accelerate material obligations of the Sellers or would permit cancellation of any such contract, including without limitation, the following consents (which consents listed in clauses (a), (b) and (c) being referred to herein as the “Required Consents”) (a) Cornell Research Foundation, Inc. with respect to the Exclusive License Agreement dated as of May 1, 1995 and subsequently amended (which such consent shall include a consent to the security interest contemplated under the Security Agreement, as defined below, to the extent required or unless waived by the Sellers), and (b) S/I North Creek I, LLC with respect to the lease with the Company dated May 29, 2001 (the “North Creek Lease”).

7.2. Cooperation. The Parties will use their commercially reasonable efforts to cause the satisfaction of the conditions precedent contained herein.

7.3 Proxy Statement; Shareholder Approval.

(a) As promptly as reasonably practicable following the date hereof, the Company, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Restated Articles of Incorporation and Bylaws, and in all cases subject to Section 7.1.11(c) above, (i) duly call, give notice of and hold a special meeting of the holders of the Company’s voting equity securities for the purpose of voting to approve the principal terms of the transactions contemplated hereby and adopt and approve this Agreement; (ii) recommend to the shareholders of the Company that they vote in favor of the matters described in the preceding clause (i); (iii) include in the proxy statement with respect to such meeting (the “Proxy Statement”) such recommendation; and (iv) take all reasonable and lawful action to solicit and obtain such vote in favor of the matters described in clause (i) above. The Proxy Statement will comply as to form in all material respects with the applicable provisions of Schedule 14A of the Securities Exchange Act of 1934, as amended.

(b) The Company will use its commercially reasonably efforts, and the Buyer and Guarantor will use its commercially reasonable efforts to cooperate with it, to, as promptly as reasonably practicable following the date hereof, cause a preliminary Proxy Statement to be filed with the SEC and, following clearance thereof by the SEC, cause a definitive Proxy Statement to be mailed to Company shareholders. Buyer and Guarantor shall each shall use its commercially reasonably efforts to promptly respond to requests from the Company to assist the Company in responding to SEC comments on information regarding the Buyer and the Guarantor required to be included in the Proxy Statement under applicable law or regulation.

(c) The Buyer and the Guarantor shall provide to the Company such information for inclusion in the Proxy Statement regarding Buyer’s and Guarantor’s business, financial condition, operations and prospects as the Company and its counsel reasonably determines is required under applicable rules and regulations of the SEC. Any such information shall not contain any untrue statement of a material fact omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

(d) Buyer shall promptly inform the Company if any of the information supplied by Buyer or Guarantor for inclusion in the Proxy Statement to be mailed to the shareholders of the Company in connection with the special meeting will, on the date the Proxy Statement (or any supplement or amendment thereto) is first mailed to Company shareholders or at the time of the special meeting, contain any untrue statement of a material fact omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

(e) At or prior to the Closing, the Company shall deliver to Buyer a certificate of its Secretary setting forth the voting results from its shareholder meeting.

7.4 Employees. Buyer shall at the Closing assume the Change of Control Agreement between Dr. Zhongmin Wei and the Company dated August 16, 2000 (the “Wei Contract”) and all obligations thereunder, including but not limited to the obligations arising as a result of the Closing of the transactions contemplated hereby. Except with respect to Buyer’s assumption of the Wei Contract, Buyer shall not be obligated to offer employment to any of the employees of Sellers. Any offers of employment made to any employees of the Sellers (other than Dr. Wei) shall be subject to such hiring criteria as Buyer in its sole discretion may specify. Except with respect to Buyer’s assumption of the Wei Contract, no employee of the Sellers shall become an employee of Buyer automatically as a result of the Closing of the transaction contemplated hereby. Sellers shall be responsible for all costs, obligations and liabilities (including without limitation severance pay, accrued sick leave, accrued vacation pay and any notices or certificates required by COBRA and HIPAA) which may result from the termination by Sellers of the employment of any employees of Sellers as of the Closing that are not hired by Buyer; provided, however, that Buyer shall be responsible for all costs, obligations and liabilities arising in respect of Buyer’s assumption of the Wei Contract.

7.5 Compliance with Bulk Sales Law Requirements. Buyer hereby waives compliance with any applicable bulk sales transfer laws in connection with the consummation of the transactions contemplated by this Agreement, including the bulk transfer provisions of the Uniform Commercial Code, with indemnification from Seller against claims or liabilities arising from such noncompliance as provided in Section 11.2.

8. CONDITIONS PRECEDENT TO BUYER’S AND GUARANTOR’S OBLIGATIONS. The obligation of the Buyer and Guarantor to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

8.1. Representations and Warranties True at Closing. The representations and warranties made by the Sellers in Section 5 of this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date (except where such representation and warranty is made as of a specific date and except as contemplated by this Agreement).

8.2. Compliance with Agreement. Each Seller shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.3. No Change. From the date of this Agreement through the date of the Closing there shall not have occurred any change or changes concerning the Business or the Acquired Assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

8.4. Sellers’ Certificate. The Sellers shall have delivered to the Buyer in writing, at and as of the Closing, one or more certificates duly executed by each Seller, in form and substance reasonably satisfactory to the Buyer and the Buyer’s counsel, certifying that the conditions in each of Section 8.1, 8.2 and 8.3 have been satisfied and attaching copies of the certified resolutions of the Company’s Board of Directors approving the transactions contemplated hereby. Buyer shall have also received the certificate referenced in Section 7.3(e).

8.5. Estimate of Equipment and Inventory. The Company and the Buyer shall have established the Estimated Equipment and Inventory required pursuant to Section 3.2.

8.6 Approvals. All corporate and other approvals of the Sellers in connection with the transactions contemplated by this Agreement shall have been obtained and shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

8.7. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

8.8 Board and Shareholder Approvals. The Company shall have obtained all necessary authorizations and approvals from its Board of Directors and its shareholders required for the completion of the transaction contemplated hereunder.

8.9 Required Consents. Sellers shall have obtained and delivered to the Buyer the Required Consents in writing.

8.10 Home and Garden License Agreement. The Company shall have executed and delivered the License and Supply Agreement in substantially the form attached hereto as Exhibit B (the “Supply Agreement”).

9. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS. The obligation of the Sellers to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Sellers):

9.1. Representations and Warranties True at Closing. The representations and warranties made by the Buyer and Guarantor in Section 6 of this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date (except where such representations and warranty is made as of a specific date and except as contemplated by this Agreement).

9.2. Compliance with Agreement. The Buyer and Guarantor each shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

9.3. No Change. From the date of this Agreement through the date of the Closing there shall not have occurred any change or changes concerning the respective businesses of or properties owned by the Guarantor and the Buyer that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

9.4. Closing Certificate. The Buyer and Guarantor each shall have delivered to the Company in writing, at and as of the Closing, a certificate duly executed by an officer of the Buyer or Guarantor, as the case may be, in form and substance reasonably satisfactory to the Company’s counsel, to the effect that the conditions in each of Sections 9.1, 9.2 and 9.3 have been satisfied.

9.5 Guaranty. The Guarantor shall have executed and delivered a guaranty with respect to the payments under the Note in favor of the Company in substantially the form attached hereto as Exhibit C.

9.6. Security Agreement. The Buyer shall have executed and delivered the Security Agreement to secure payment under the Note, substantially the form attached hereto as Exhibit D, and all instruments contemplated thereby.

9.7. Estimate of Equipment and Inventory. The Company and the Buyer shall have established the Estimated Equipment and Inventory required pursuant to Section 3.2.

9.8. Supply Agreement. Buyer shall have executed and delivered the Supply Agreement to the Company.

9.9 Approvals. All corporate and other approvals of the Buyer and Guarantor in connection with the transactions contemplated by this Agreement and the Transaction Documents, including but not limited to, the Note, the Security Agreement, the Guaranty and the License Agreement, shall have been obtained and copies of the minutes or resolutions reflecting such approvals shall have been delivered to the Company.

9.10 Required Consents. Sellers shall have obtained the Required Consents in writing.

9.11 No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

9.12. Shareholder Approval; Dissenters. The Company shall have obtained all necessary authorizations and approvals from its shareholders required for the completion of the transactions contemplated hereunder and the number of common shares for which asserting dissenters’ rights under Section 23B.13.210 of the Washington Business Corporation Act shall not exceed 20% of the total number of shares of company stock outstanding on the Closing Date.

10. CERTAIN COVENANTS.

10.1. Confidential Information. Any and all information disclosed by the Buyer or Guarantor to any Seller or by any Seller to the Buyer or Guarantor as a result of the negotiations leading to the execution of this Agreement that is to remain the confidential information of such party, or in furtherance thereof, which information was not already known to the Sellers, the Buyer or Guarantor, as the case may be, shall remain confidential to each Seller, the Buyer and the Guarantor and their respective employees, agents and investors until the Closing Date and, if the Closing occurs, in the Sellers’ case, from and after the Closing Date. If the Closing does not take place for any reason, each Seller, the Buyer and the Guarantor agrees to return (or certify that it has destroyed) all copies, summaries and excerpts of such information to the disclosing party, and agrees not to further divulge or disclose any such information at any time in the future unless it has otherwise become public or its disclosure is required by law. The information intended to be protected hereby is confidential or proprietary data of the Sellers, the Buyer and the Guarantor which shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to the Buyer, the Guarantor or any Seller, respectively.

10.2 Non-Competition. For a period of two (2) years after the Closing Date, Sellers shall not directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person that directly competes with the Buyer in the Business; provided however, that this covenant shall not prohibit, or be interpreted as prohibiting, Sellers from (i) selling home and garden products (A) directly to the general public; (B) to resellers or businesses that offer such products to retailers or to the general public; or (c) to businesses that incorporate such products into existing or new products to be sold to the general public; (ii) engaging in the development, testing, manufacture, sale and/or distribution of synthetic chemistry pesticides for and in the worldwide agricultural, horticultural and retail markets; or (iii) purchasing or otherwise acquiring up to (but not more than) five percent (5%) of any class of the securities of any Person

(but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

10.3 Non-Solicitation. For a period of two (2) years after the Closing Date, Sellers shall not, directly or indirectly:

(a) solicit the business of any Person who is a customer of Buyer;

(b) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or materially and adversely interfere with its relationship with Buyer; or

(c) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or materially and adversely interfere with the relationship between Buyer and any of its employees or independent contractors;

provided, however, that the provisions of this Section 10.3 shall not apply to, limit or restrict, or in be interpreted to in any way apply to, limit or restrict the Sellers in their activities relating to or in connection with (a) the sale of home and garden products (A) directly to the general public; (B) to resellers or businesses that offer such products to retailers or to the general public; or (c) to businesses that incorporate such products into existing or new products to be sold to the general public ; and/or (ii) the development, testing, manufacture, sale and/or distribution of synthetic chemistry pesticides for and in the worldwide agricultural, horticultural and retail markets.

10.4 Covenants of Buyer and Guarantor. Until such time as all payment obligations under the Note are fully paid and satisfied:

(a) Buyer and Guarantor each shall, at any reasonable time, and from time to time, on reasonable advance notice from the Company, permit the Company and its representatives to examine and make copies of and abstracts from Buyer’s and Guarantor’s records and books of account, to visit the properties of Buyer and the Guarantor, and to discuss the affairs, finances, and accounts of Buyer with any of the officers and directors of the Buyer or the Guarantor for the purpose of examining, inspecting and auditing the Collateral (as defined in the Security Agreement) and Buyer’s and Guarantor’s performance of their respective obligations under the Security Agreement, the Note and the Guaranty.

(b) Guarantor shall keep adequate records and books of account in which complete entries will be made, in accordance with U.K GAAP, reflecting all financial transactions of Guarantor and its subsidiaries.

(c) Buyer and Guarantor each shall pay and discharge before the same shall become delinquent all material Indebtedness, Taxes, and other material obligations for which Buyer or Guarantor is liable, or to which its income or property is subject, and all material claims for labor, materials, or supplies that, if unpaid, might become by law an Encumbrance upon assets of Buyer, except such Indebtedness, Taxes, claims and obligations contested in good faith by appropriate proceedings.

(d) Buyer shall notify the Company in writing within five Business Days if (i) Buyer or Guarantor changes its name or identity in any manner, or (ii) Buyer or Guarantor changes the location of its principal place of business, or the jurisdiction in which it is organized.

(e) Buyer and Guarantor each shall preserve and maintain its corporate existence, rights, franchises, and privileges in the jurisdiction of its organization and will qualify and remain qualified as a foreign organization in each jurisdiction where such qualification is necessary or advisable in view of the respective business and operations of the Buyer and the Guarantor, or the ownership of their respective properties, except where any such failure could not reasonably be expected to result in a Material Adverse Effect.

11. INDEMNIFICATION.

11.1 Survival of Representations and Warranties.

The representations and warranties of the Sellers in Article 5 and the Buyer and Guarantor in Article 6 of this Agreement shall survive for a period of one year from the Closing Date or February 28, 2008, whichever is later. The covenants and agreements of the Parties contained in this Agreement shall survive for the applicable statute of limitation period.

11.2. Indemnity by the Sellers. Each of the Company, individually, and the Company and the other Sellers, jointly but not severally, agree to indemnify and hold the Buyer and Guarantor harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel (collectively, “Losses”), related to or arising out of:

(a) any inaccuracy of any representation or warranty made by the Sellers in Article 5 hereof;

(b) any failure by the Sellers to perform any covenant or agreement hereunder;

(c) any claim or liability with respect to any of the Excluded Liabilities and any other liability of Sellers other than Assumed Obligations; and

(d) any claim or liability arising with respect to Sellers’ failure to comply with the bulk sales laws of any jurisdiction in connection with transactions contemplated by this Agreement.

11.3. Indemnity by the Buyer and Guarantor. The Buyer and Guarantor, jointly and severally, agree to indemnify and hold the Sellers harmless from and with respect to any and all Losses, related to or arising out of

(a) any inaccuracy of any representation or warranty made by the Buyer and/or Guarantor in Article 6 hereof;

(b) any failure by the Buyer or Guarantor to perform any covenant or agreement hereunder;

(c) the conduct of the Business and the ownership and operation of the Acquired Assets after the Closing Date; and

(d) any claim or liability with respect to any of the Assumed Obligations.

11.4. Claims.

(a) Notice. Any party seeking indemnification hereunder (the “Indemnified Party”) shall promptly notify the other party or parties hereto from whom such Indemnified Party is entitled to indemnification hereunder (the “Indemnifying Party”, which term shall include all Indemnifying Parties if there be more than one) of any action, suit, proceeding, demand or breach (a “Claim”) with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 11 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

(b) Third Party Claims. If such Claim relates to any, suit or proceeding instituted in any tribunal or governmental authority against the Indemnified Party by a third party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

(i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

(ii) the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party’s own counsel advisable; and

(iii) such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

11.5. Method and Manner of Paying Claims. In the event of any claims under this Section 11, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. With respect to liquidated claims, if within thirty days the other party has not contested such claim in writing, the other party will pay the full amount thereof within ten days after the expiration of such period (subject to the set-off requirement in Section 11.7). Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party and shall be set off in accordance with Section 11.7 with respect to any amounts owed by the Seller.

11.6 Limitations on Indemnification.

(a) The Sellers on the one hand and the Buyer and Guarantor on the other hand shall not be required to indemnify an Indemnified Party hereunder except to the extent that the aggregate amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Section 11 exceeds $50,000, whereupon the Indemnified Party shall be entitled to be paid the aggregate amount of all such Losses, (including all such Losses up to $50,000) subject to the limitations on maximum amount of recovery set forth in Section 11.6(b).

(b) The aggregate Losses payable by an Indemnifying Party pursuant to this Section 11 with respect to all claims for indemnification shall not exceed One Million Dollars ($1,000,000).

11.7 Set-Off. Notwithstanding any provision to the contrary in this Section 11 or otherwise, any indemnification required to be paid by the Company and/or Sellers pursuant to this Section 11, shall be satisfied first by offset from amounts payable under the Note.

11.8 Sole and Exclusive Remedy. Except with respect to claims based on fraud in the inducement, the indemnification remedy set forth in this Section 11 shall provide the sole and exclusive remedy of the Sellers, the Buyer and Guarantor for breach or non-performance of any provision of, or any untrue representation or warranty in, this Agreement. The Parties acknowledge that separate remedies for breach or nonperformance of any provision of, or any untrue representation or warranty in, the Note, the Security Agreement, the Guaranty and the Supply Agreement shall be governed by the respective terms of such agreements.

12. TERMINATION; ALTERNATIVE TRANSACTION.

(a) This Agreement (other than the provisions of Section 10.1 and Sections 12 and 14 hereof) may be terminated at any time prior to the Closing:

(i) by mutual written consent of all Parties to this Agreement;

(ii) by either the Buyer and Guarantor on the one hand or the Company on the other hand, in writing, without liability to the terminating Party or Parties on account of such termination if, the Closing shall not have occurred on or before February 28, 2007 (the “Closing Deadline”); provided, however, that the right to terminate this Agreement under this Section 12(a)(ii) shall not be available to any party whose failure to comply with any material provision of this Agreement has been the cause of the failure to close.

Notwithstanding the foregoing, the Closing Deadline automatically shall be extended for a period of up to 30 days if, in the good faith judgment of the Company’s board of directors, adjournment or postponement of a duly called special meeting of shareholders of the Company is necessary for the purpose of soliciting additional proxies to vote in favor of the Agreement;

(iii) by the Company, pursuant to the provisions of Section 7.1.11(c);

(iv) by either Buyer or the Company, if the approval of the shareholders of the Company required by Section 8.9 shall not have been obtained at a meeting duly convened therefor or any adjournment thereof (unless, in the case of any such termination pursuant to this Section 12(a)(iv), the failure to obtain such shareholder approval shall have been caused by the action or failure to act of the party (or its subsidiaries) seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

(v) by either Buyer or the Company, if any permanent injunction or action by any governmental entity of competent jurisdiction preventing the consummation of transactions contemplated by this Agreement shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 12(a)(v) shall have used all commercially reasonable efforts to remove such injunction or overturn such action;

(vi) by Buyer, if (A) there has been a breach of any representations or warranties (as of the time such representations or warranties were made) of the Company set forth herein the effect of which, individually or together with all other such breaches, constitutes a Material Adverse Effect, (B) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Buyer to the Company, or (C) the Board of Directors of the Company (x) withdraws or amends or modifies in a manner materially adverse to Buyer its recommendation or approval in respect of this Agreement, (y) makes a recommendation with respect to any transaction arising out of a Favorable Third Party Proposal (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such transaction, or (z) takes any action that is prohibited by Section 7.1.11(a);

(vii) by the Company, if (A) there has been a breach of any representations or warranties (as of the time such representations or warranties were made) of the Buyer or the Guarantor set forth herein the effect of which, individually or together with all other such breaches, constitutes a Material Adverse Effect, (B) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of Buyer or Guarantor, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Buyer or Guarantor;

(b) In the event of termination of this Agreement pursuant to this Section 12, the transactions contemplated by this Agreement shall be deemed abandoned and this Agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in Section 12(c).

(c) If this Agreement shall have been terminated pursuant to Sections 12(a)(iii) or (vi)(C), then, in any of such cases, the Company shall pay to Buyer a termination fee equal to $100,000 as liquidated damages and not as a penalty. Any amounts payable under this Section 12(c) shall be paid in same day funds no later than two Business Days after a termination described in this Section.

13. DEFINITIONS. As used in this Agreement, the following terms not otherwise defined have the following respective meanings:

“Affiliate”: As applied to any Person, any Person controlling, controlled by or under common control with such Person.

“Distributor Agreement”: The Independent Distributor Agreement between the Company and the Buyer dated as of the date hereof, including any amendments thereto.

“Employee Benefit Plans”: Any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, written or oral, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company.

“Indebtedness”: As applied to any Person, all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including without limitation (a) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of a lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (d) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (e) any liability of such Person in respect of banker’s acceptances or letters of credit, and (f) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property”: Any or all of the following: (i) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, devices, prototypes, schematics, net lists, mask works, test methodologies and hardware development tools; (vi) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, uniform resource locators and domain names, tools, methods and processes; and (vii) all embodiments of the foregoing in any form and embodied in any media.

“Intellectual Property Rights”: Any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures; (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (vi) all rights in World Wide Web addresses, uniform resource locators and domain names and applications and registrations therefor; (vii) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Intellectual Property Rights”: Patents, trademarks, trade names, domain names, copyrights, trade secrets, technology, know-how, processes and all other intellectual property rights whether registered or unregistered.

“IRS”: The United States Internal Revenue Service.

“Material Adverse Effect.” As to the Sellers, a material adverse effect on the condition (financial or otherwise), operations or business of the Company or assets of the Business or the ability of the Sellers to perform their obligations under the Transaction Documents. As to the Buyer or Guarantor, a material adverse effect on the condition (financial or otherwise), operations or business of the Buyer or assets of the Buyer or Guarantor, as the case may be, or the ability of Buyer or Guarantor to perform its obligations under the Transaction Documents.

“Ordinary course of business” or “ordinary course” or any similar phrase shall mean the usual, regular and ordinary course of such Party’s normal operations in substantially the same mater as heretofore conducted.

“Person”: A corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Tax” or “Taxes”: Any federal, state, local, foreign and other income, profits, franchise, capital, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, transfer, employment, disability, workers’ compensation or other similar tax, duty, fee, assessment or other governmental charge (including all interest and penalties thereon and additions thereto).

14. GENERAL.

14.1. Expenses. Buyer shall bear and pay any and all sales, use, business and occupation, real estate excise and similar transfer taxes, including, without limitation, those provided for in Revised Code of Washington Chapters 82.04, 82.08 82.12 and 82.45, arising out of the transfer of the Acquired Assets to Buyer pursuant hereto (the “Buyer Transfer Taxes”). Buyer and Seller shall use commercially reasonable efforts to cooperate with each other with respect to delivery of certificates and other documents reasonably necessary to perfect any exemptions from such taxes as may be available in the reasonable opinion of Buyer. To the extent any Tax authority provides notice of an audit of the Buyer Transfer Taxes, Buyer shall promptly assume responsibility for such audit and shall bear and pay any assessment of additional Buyer Transfer Taxes, plus interest and penalties determined to be due thereon. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys’, accountants’ and outside advisers’ fees and disbursements, shall be borne by the party incurring such expenses.

14.2. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally; when transmitted, if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery by recognized overnight delivery service; and upon receipt, by certified or registered mail, return receipt requested. In each case such notice shall be sent to:

If to the Sellers or either of them, to:

Eden Bioscience Corporation
11816 North Creek Pkway. N.
Bothell, WA 98011
Attention: Rhett R. Atkins and Bradley S Powell
Fax: (425) 806-7400
Email: atkinsr@edenbio.com; powellb@edenbio.com

with a copy sent contemporaneously to:

Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101
Attention: Andrew B. Moore
Fax: (206)359-9649
Email: amoore@perkinscoie.com

If to the Buyer, to:

Plant Health Care, Inc.
440 William Pitt Way
Pittsburgh, PA 15238
Attention: John A. Brady
Fax: 412-826-5445
Email: jabrady@planthealthcare.com

If to the Guarantor, to:

Plant Health Care plc
440 William Pitt Way
Pittsburgh, PA 15238
Attention: John A. Brady
Fax: 412-826-5445
Email: jabrady@planthealthcare.com

with a copy sent contemporaneously to:

Buchanan Ingersoll & Rooney PC
One Oxford Centre, 20th Floor
301 Grant Street
Pittsburgh, PA 15219
Attention: Jeremiah G. Garvey
Fax: 412-562-1041
Email: jeremiah.garvey@bipc.com

or such other place and with such other copies as any party may designate as to itself by written notice to the others.

14.3. Entire Agreement. This Agreement together with the Transaction Documents and the Schedules contains the entire understanding of the parties, supersede all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

14.4. Governing Law. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the State of Delaware. Each party hereto irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought and adjudicated in the federal or the state courts of Delaware situated in New Castle County, (b) submits to the jurisdiction of any such court for the purposes of any such suit and (c) waives and agrees not to assert by way of motion, as a defense or otherwise in any such suit, any claim that it, he or she is not subject to the jurisdiction of the above courts, that such suit is brought in an inconvenient forum or that the venue of such suit is improper.

14.5. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

14.6. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by any party without the prior written consent of the other parties hereto.

14.7. Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

14.8. Further Assurances. The parties agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

14.9. Tax Treatment. The Buyer, the Guarantor and the Sellers shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any foreign, federal, state or local tax, including without limitation with respect to calculation of gain, loss and basis with reference to the Allocation determined in accordance with Section 3.4 hereof.

14.10. No Implied Rights or Remedies. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Sellers, the Guarantor and the Buyer and their successors and permitted assigns, any rights, remedies or claims under or by reason of this Agreement and this Agreement shall not be interpreted or enforced as a third party beneficiary contract.

14.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.12. Public Statements or Releases. Each of the parties hereto agrees that prior to the consummation of the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other parties hereto (which consent shall not be unreasonably withheld). Nothing contained in this Section 14.12 shall prevent any party from making such disclosures as such party may consider reasonably necessary to satisfy such party’s legal or contractual obligations, or to comply with the requirements of applicable laws and regulations (in which case the party so obligated to make such disclosure shall advise the other parties in advance).

14.13. Business Records. The Sellers acknowledge that business records of the Sellers relating to the operations of the Business prior to the Closing will not be conveyed to the Buyer as part of the Acquired Assets, and that the Buyer may from time to time require access to or copies of such records in connection with claims arising with respect to operations of the Business prior to the Closing, and the Seller agrees that upon reasonable prior notice from the Buyer, it will, during normal business hours, provide the Buyer with either access to or, at the Company’s option, copies of such records for such purposes. The Buyer agrees to hold any confidential information so provided in confidence and to use such information only for the purposes described above. The Seller agrees that it will not within three (3) years after the Closing Date destroy any business records prepared prior to the Closing without first notifying the Buyer and affording it the opportunity to remove or copy them. For purposes of the preceding sentence, any notice from the Seller delivered in accordance with Section 14.2 shall be deemed to be adequate notice if not responded to in writing by the Buyer within five (5) Business Days.

14.14. Knowledge. Whenever the phrase “to the knowledge of the Sellers” or another similar qualification is used herein, the relevant knowledge shall refer to the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Scientific Officer, after reasonable investigation. Whenever the phrase “to the knowledge of the Buyer and Guarantor” or another similar qualification is used herein, the relevant knowledge shall refer to the actual knowledge of the Chief Executive Officer and the Chief Financial Officer of each of the Buyer and the Guarantor, after reasonable investigation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

PLANT HEALTH CARE, INC.

By: /s/ John A. Brady

John A. Brady
Chief Executive Officer

PLANT HEALTH CARE plc

By: /s/ John A. Brady

Name: John A. Brady
Title: CEO

EDEN BIOSCIENCE CORPORATION

By: /s /Bradley S. Powell

Name: Bradley S. Powell
Title: CFO

EDEN BIOSCIENCE MEXICO,
S. de R.L. de C.V.

By: /s/ Bradley S. Powell

Name: Bradley S. Powell
Title: Director

EDEN BIOSCIENCE EUROPE SARL

By: /s/ Bradley S. Powell

Name: Bradley S. Powell
Title: Gerant

Exhibit A

Secured Promissory Note

FORM OF SECURED PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS (i) A REGISTRATION STATEMENT WITH RESPECT HERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAW REQUIREMENTS HAVE BEEN MET OR (ii) EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAW ARE AVAILABLE.

SECURED PROMISSORY NOTE

$1,000,000.00	________ __, 200_

1. FOR VALUE RECEIVED and intending to be legally bound hereby, the undersigned, Plant Health Care, Inc., a Pennsylvania corporation (the “Maker”), having its principal office at 440 William Pitt Way, Pittsburgh, PA 15238, hereby promises to pay to the order of Eden Bioscience Corporation, a Washington corporation, or its successors or assigns (“Payee”), in immediately available funds at its principal office located at 11816 North Creek Parkway N., Bothell, WA 98011, or at such other location as the Payee may from time to time designate, the principal sum of One Million Dollars ($1,000,000.00) plus simple interest at the rate of 5% per annum based on a 365-day year, on the dates and in the manner set forth herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement between Maker and Payee dated as of the date hereof (the “Purchase Agreement”).

2. The balance of principal and interest shall be due and payable on the last Business Day of December 2007 (the “Maturity Date”). The amount due at the Maturity Date may be prepaid (without reduction of interest payable through the Maturity Date), and shall be prepaid in accordance with Section 7 hereof.

3. In accord with Section 9.4 of the Purchase Agreement, Plant Health Care plc, the ultimate parent company of Maker, shall fully and unconditionally guaranty the obligations of Maker under this Note.

4. Pursuant to Section 11.7 of the Purchase Agreement, Maker shall have the right to setoff the amount of any claim Maker has against the Payee or any Affiliate of Payee pursuant to the Purchase Agreement against any amount Maker owes Payee under this Note (inclusive of principal and interest accruing thereon), all on the terms and conditions set forth in Section 11 of the Purchase Agreement.

5. The occurrence of any one or more of the following events shall constitute an Event of Default under this Note: (i) the failure to pay principal of or interest on this Note as and when due; (ii) a proceeding being filed or commenced against the Maker for dissolution or liquidation, or the Maker voluntarily or involuntarily terminating or dissolving or being terminated or dissolved; (iii) the insolvency of, the appointment of a custodian, trustee, liquidator or receiver for any of the property of, an assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor’s relief law, or for any readjustment of indebtedness, composition or extension by or against, the Maker, and any such proceeding shall remain undismissed or unstayed and in effect for a period of 30 consecutive days or more; or (iv) the breach in any material respect of any of the representations, warranties, covenants or agreements set forth in the Purchase Agreement or this Note on the part of the Maker, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Payee to the Maker.

6. The Maker agrees that if an Event of Default occurs under this Note, then the unpaid principal balance of and interest on this Note shall immediately become due and payable, without notice or demand. From and after occurrence and during the continuance of an Event of Default, the principal balance of this Note shall bear interest at the rate of twelve percent (12%) per annum, compounded monthly. If an Event of

Default occurs, the Maker agrees to pay to the Payee all expenses incurred by the Payee, including reasonable attorneys’ fees, in enforcing and collecting this Note.

7. The obligations of the Maker under this Note are secured by Maker’s right, title and interest in certain of the Acquired Assets under the Purchase Agreement, as set forth in the Security Agreement between Maker and Holder of even date herewith. The Security Agreement provides for a security interest in the Equipment, among other items of collateral. Payee consents to the sale of any such Equipment in a bona fide third party sale to a party or parties unaffiliated with Maker, provided that in connection with any such sale of Equipment, Maker shall pay to Holder within five (5) Business Days after the closing of the sale of any such Equipment, an amount of cash equal to 75% of the value of the consideration received or to be received by Maker in connection with such sale. Any amounts received by Maker from the buyer of such Equipment shall be held by Maker in trust for the benefit of Payee until such amount is paid in full.

8. Failure of the Payee hereof to assert any right contained herein will not be deemed to be a waiver thereof.

9. This Note is negotiable and may be assigned or otherwise transferred by Payee in accordance with applicable securities laws. Upon any such transfer, Payee shall notify Maker forthwith of such transfer. Until Maker receives written notification of such transfer, Maker shall be entitled to pay Payee and shall be entitled to credit for any such payments to Payee. This Note may not under any circumstances be assigned or otherwise transferred by Maker without the prior written consent of Payee.

10. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

11. The Maker hereby forever waives presentment, presentment for payment, demand, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note. The Maker further agrees to indemnify and hold harmless the Payee from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which the Payee may incur by reason of the Maker’s failure promptly to pay when due the indebtedness evidenced by this Note.

12. The Note shall be governed by and construed in accordance with the laws of the State of Delaware, without giving any effect to principles of conflicts of law, and shall be binding upon the successors and permitted assigns of the Maker and shall inure to the benefit of the successors and permitted assigns of the Payee.

13. Statutory Notice. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW (IF AND TO THE EXTENT APPLICABLE).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be duly executed and delivered on the day and year first above written.

PLANT HEALTH CARE, INC., a
Pennsylvania corporation

By:

Name: John A. Brady
Title: Chief Executive Officer

Exhibit B

Supply Agreement

FORM OF
LICENSE AND SUPPLY AGREEMENT

This Agreement (the “Agreement”) is entered into by and between Plant Health Care, Inc., a Pennsylvania corporation having offices at 440 William Pitt Way, Pittsburgh PA, 15238 (“PHC”), and Eden Bioscience Corporation, a Washington corporation having offices at 11816 North Creek Parkway N., Bothell, WA 98011 (“Eden”) as of ________ __, 200_ (the “Effective Date”).

BACKGROUND

WHEREAS, PHC owns and markets certain compositions and products, including, but not limited to, plant-based fertilizers;

WHEREAS, Eden is a plant technology company that develops, manufactures and markets harpin protein-based products for plants and seeds;

WHEREAS, PHC and Eden entered into that certain Asset Purchase Agreement dated as of ______________, 2006 (“Asset Purchase Agreement”) whereby PHC will acquire certain assets of Eden at the closing thereunder;

WHEREAS, it is a condition to the closing under the Asset Purchase Agreement that the parties enter into an agreement to provide certain rights and licenses to Eden on the terms provided for herein; and

WHEREAS, in connection with and in furtherance of the Asset Purchase Agreement, PHC desires to grant certain rights and licenses to Eden on the terms provided for herein.

NOW, THEREFORE, pursuant to the mutual covenants set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

AGREEMENT

1. Defined Terms. For purposes of this Agreement, capitalized terms will have the meanings set forth in Section 12 or elsewhere herein where the term is defined.

2. Trademark License.

2.1 Trademarks. For the Term and in the Territory, PHC hereby grants to Eden (a) a royalty-free, exclusive, non-transferable (except as provided at Section 11.4) license to use the “Messenger”, “MightyPlant” and “Harp-N-Tek” trademarks and logos set forth on Exhibit A hereto (the “Trademark(s)”) in connection with the advertising, promotion, distribution, maintenance and sale of the Products in the Home and Garden Market.

2.2 Reserved Rights. Eden expressly agrees that (a) neither title nor ownership of the Trademarks is acquired under this Agreement; and (b) Eden will not use the Trademarks as part of Eden’s corporate trade name, trademark or logotype, or permit any third party under Eden’s control to do so. Eden’s use of any Trademark will inure to the benefit of PHC.

2.3 Approvals. Eden will provide to PHC for purposes of review and approval (such approval not to be unreasonably withheld or delayed) all marketing materials relating to Products that incorporate the Trademarks at least twenty (20) days prior to the earlier of commercial production or release of such materials. Failure by PHC to give Eden written notice within twenty (20) days after PHC’s receipt of such marketing materials will constitute PHC’s approval thereof. The copyright in any such marketing materials (including, without limitation, any translation, adaptation and/or modification) will be owned by Eden, subject to PHC’s Trademark rights.

3. Exclusive Supply Agreement.

3.1 Supply Agreement. PHC hereby grants to Eden an exclusive, worldwide right and license for the Term to sell the Compositions as a part of the Products in the H&G Market.

3.2 Exclusivity. Eden’s rights under this Section 3 will be exclusive in the Territory during the Term. PHC represents and warrants to Eden that PHC has not entered into any other distribution, supply or sales representative agreements, written or oral, with any third party permitting the sale of the Compositions (or any products incorporating the Compositions) in the H&G Market in the Territory as of the Effective Date. PHC covenants and agrees that during the Term, PHC will not enter into any such agreement or itself sell or distribute the Compositions (or any products incorporating the Compositions) in the H&G Market in the Territory or permit any third party to do so. Notwithstanding the terms of this Section 3.2, PHC will not be precluded from selling the Compositions to professional landscapers, farmers or plant nurseries or to businesses that sell to professional landscapers, farmers or plant nurseries.

3.3 Distribution; Subdistributors. Eden may sell the Products in the H&G Market directly or through distributors, resellers or retailers. In addition, prior to the issuance of the Me Too Registrations described at Section 4.2 and subject to applicable laws, Eden may grant supplemental distribution rights under PHC’s Regulatory Approvals to subdistributors to package and label the Products for distribution and sale in the H&G Market in the Territory, provided that (a) any such subdistributor appointment will be pursuant to a written contract between Eden and the applicable subdistributor; (b) the terms and conditions of such contract will comply and be consistent with the terms and conditions of this Agreement; and (c) Eden will use commercially reasonable efforts to ensure that such subdistributors comply with the applicable provisions of this Agreement. Notwithstanding any appointment of subdistributors pursuant to this Section 3.3, Eden will remain fully responsible for the performance of all of its covenants and obligations hereunder, and for such subdistributor’s compliance with all Eden’s covenants and obligations hereunder.

3.4 Promotion of the Products. Eden will not, and will ensure that none of its subdistributors (a) promote, market, sell or distribute any Products for use in any jurisdiction within the Territory where any applicable Regulatory Approval has not been obtained; or (b) make any representations or warranties concerning the Products on behalf of PHC. Eden will conduct its business in a responsible and professional manner so as to enhance the reputation of the Products in the H&G Market in the Territory.

3.5 Sales Leads. PHC will forward to Eden all leads for sales of the Products in the H&G Market in the Territory. Eden agrees to make commercially reasonable efforts to respond to all leads.

3.6 Purchase Order Process. PHC will supply the Compositions in quantities requested by Eden pursuant to Purchase Orders submitted by Eden from time to time in the form reasonably requested by PHC. No Purchase Order will be for less than Five Thousand Dollars ($5,000) unless otherwise agreed to by PHC. Eden agrees to provide to PHC, on a quarterly basis, a rolling, non-binding annual estimate of upcoming orders. All Purchase Orders will be subject to the terms and conditions of this Agreement, and will be expressly limited to the terms of this Agreement. Except as to quantity and shipping requirements set forth on each applicable Purchase Order, additional or contrary terms proposed by either party, whether in the form of the Purchase Order, invoice, acknowledgement, confirmation or otherwise, will be inapplicable, and the terms of this Agreement will control in the event of any conflict between such terms and the terms of this Agreement. PHC will give Eden written notice accepting or rejecting each Purchase Order submitted by Eden in accordance with this Agreement within ten (10) days after PHC’s receipt of the Purchase Order. If PHC rejects any Purchase Order submitted by Eden, PHC’s notice of rejection will specify the reasons for rejection. PHC must accept a Purchase Order submitted by Eden to the extent the Purchase Order complies with this Agreement.

3.7 Delivery Terms. All deliveries by PHC will be to an address in the United States identified by Eden in the Purchase Order. Upon delivery, title will pass to Eden and PHC will have no further responsibility or risk of loss, except as may otherwise be provided in Sections 7 and 8.

3.8 Inspection of Product. Eden or its representative will inspect all Compositions promptly upon receipt, and in the event of any shortage, damage or discrepancy or in the event any of the Compositions fail to comply with the then Specifications (except for defects not readily observable by Eden without opening the packaging thereof), Eden will report the same to PHC within fifteen (15) days after receipt, in which event Eden will furnish written evidence or other documentation, as appropriate. If the substantiating evidence delivered by Eden reasonably demonstrates that such shortage, damage, discrepancy or nonconformity with Specifications existed at the time of delivery, Eden may return the Compositions to PHC at PHC’s expense and, at Eden’s request and option, PHC will either promptly replace the Compositions in accordance with the delivery procedures set forth herein or refund or credit Eden’s account for the full invoice value, together with any commercially reasonable shipping, inspection and return costs incurred by Eden. Any Compositions not rejected by Eden by written notice to PHC within fifteen (15) days after delivery (other than Compositions containing latent defects not readily observable by Eden) will be deemed to have been accepted by Eden. Following acceptance, the sole remedies of Eden with respect to nonconformities, damage or defects in the Compositions will be those set forth in Section 7.

3.9 Price. PHC will supply the Compositions to Eden at a price equal to eighty percent (80%) of PHC’s actual United States agricultural distributor price for such Compositions, net of all final rebates or other allowances given (“Actual Price”). If necessary, PHC will extend price reductions to Eden after delivery to reflect the difference in the Actual Price and the price originally invoiced, by providing to Eden the equivalent in value of free goods or credits against the next Purchase Order placed by Eden. Upon request, PHC will provide Eden with a written certification confirming the Actual Price for any order period. Each party will be responsible for their own taxes, fees, charges or assessments of any nature levied by any governmental authority in connection with the transactions under by this Agreement.

3.10 Payment. PHC will invoice Eden upon delivery and payment will be due to PHC within thirty (30) days of the invoice date. Payment will be made to an address provided by PHC or by wire transfer to an account designated by PHC. Any wire transfer or other EFT fees are for PHC’s account. In the event of a dispute with regard to amounts owing, Eden will timely pay any undisputed amounts and the parties agree to cooperate in good faith to promptly resolve any disputed amounts. PHC will have the right to charge Eden a delinquent payment service charge on the amount of any fees not paid when due at a rate equal to the lesser of one and one-half percent (1-1/2%) per month (or portion thereof) or the highest rate permitted by law, whichever is lower. In the event of any delinquent payment by Eden, such delinquency will not constitute a breach of this Agreement, but late fees will accrue and PHC, at its option, may withhold delivery of any outstanding Purchase Orders and otherwise suspend PHC’s performance under this Agreement without liability until payment is received.

4. Registrations and Regulatory Approvals.

4.1 EPA Filings. Subject to Sections 4.2 and 4.3 herein, PHC will, at its expense, maintain all Regulatory Approvals and applications for approval with the EPA for the Compositions in jurisdictions within the Territory where they exist as of the Effective Date as set forth at Exhibit B. Pending issuance of the Me Too Registrations in accordance with Section 4.2, PHC hereby grants to Eden the right of distribution under all existing and future registrations for the Compositions or the Products (the “Distribution Rights”). Eden, at its option and expense, will be responsible for filings, maintenance and applicable fees for any non-EPA Regulatory Approvals and all Distribution Rights. In the event PHC does not hold any Regulatory Approval in a jurisdiction within the Territory in which Eden desires to obtain such Regulatory Approvals, Eden may, upon prior written consent from PHC, which consent will not be unreasonably withheld or delayed, proceed to seek such Regulatory Approval in Eden’s name, at Eden’s expense.

4.2 EPA Amendments; Me Too Registrations. Promptly following the Effective Date, Eden will, at its own expense, seek New Product Me-Too Fast Track Registrations (“Me Too Registration(s)”) under applicable EPA regulations for the home and garden applications of the Compositions. PHC agrees, at its own expense, to cooperate and assist Eden, as reasonably requested by Eden, in providing access to and use of the supporting data for such registrations, together with any assistance, documentation, certifications, test results or other information necessary for Eden to undertake such registrations. Concurrently with the filing of the Me Too Registrations, PHC will, at its own expense, submit a master label amendment to the EPA to delete from the existing EPA registrations (a) the home and garden coverage from each EPA registration label, and/or (b) the inclusion of home and garden applications in the agricultural sections of each EPA Composition master label registration. Upon issuance of the Me Too Registrations, Eden will (a) cease use of the EPA registrations held in Eden’s name for any new Product production; (b) modify all future Product labels to reflect the Me Too Registration numbers issued directly to Eden; and (c) will undertaken new filings in connection with its Me Too Registrations to replace any existing registrations for subdistributors appointed in accordance with Section 3.3.

4.3 Abandonment of Registration. Notwithstanding Section 4.1, PHC may, at its option, abandon any Regulatory Approval with respect to a Composition provided (a) PHC gives advance notice of not less than ninety (90) days thereof to Eden; and (b) at Eden’s option and sole cost and expense, PHC assists in transferring ownership of such Regulatory Approval and supporting data to Eden.

4.4 Labeling. Eden will be responsible for the content of the labeling for the Products prior to their distribution and sale into the H&G Market, in accordance with applicable law.

4.5 Inspection. Upon prior written notice, PHC will cause Eden’s regulatory personnel to be provided with reasonable access from time to time to the facilities and records of PHC related to the Compositions for the purpose of confirming PHC’s compliance with all applicable laws and regulations.

4.6 Records and Recall. In the event of a recall of any of Product as a result of the inclusion of any Composition, Eden will cooperate with and assist PHC in effecting such recall. PHC will pay, or reimburse Eden, for all reasonable out-of-pocket expenses of effecting such recall of Products distributed by Eden under this Agreement, including any shipping costs related to returning recalled Products to PHC and replacing such recalled Products with new Products at PHC’s expense; provided, however, that if the recall will have been caused by (a) any component of the Product other than the Compositions; or (b) any breach of or default under this Agreement by Eden or any of its subdistributors, then Eden will bear all the costs and expenses of the recall.

4.7 Export; Import. Unless otherwise agreed upon by Eden and PHC, all Compositions will be delivered by PHC to Eden within the United States. Eden will be responsible for obtaining all import and/or export licenses and permits as may be required to import and/or export the Products into and from countries selected by Eden, in accordance with then prevailing laws and regulations of such countries, and PHC will cooperate with Eden in its efforts to obtain any such approvals. All such licenses and permits will be maintained in the name of Eden, whenever feasible in accordance with prevailing laws and regulations. PHC will cooperate fully with Eden in its efforts to obtain any such approvals.

5. Failure of Supply.

5.1 Failure of Supply. In the event PHC is unable or unwilling to provide to Eden any or all of the Compositions on the terms and conditions provided for in this Agreement within sixty (60) days of any requested delivery date under a Purchase Order, Eden may, at anytime during the continuation thereof, declare a Failure of Supply under the terms of this Section 5. Upon the occurrence of a Failure of Supply with respect to any Compositions, Eden may, at its option, select and qualify a Second Source to make the Compositions for sale to Eden under this Agreement subject to the following:

(a) within ninety (90) days after the occurrence of, or anytime during the continuation of, any Failure of Supply, Eden may give PHC written notice thereof and of Eden’s desire to select and qualify a Second Source to make such Compositions for distribution to Eden under this Agreement;

(b) Eden will be responsible for the selection of any Second Source and may select as the Second Source itself or any third party that it reasonably determines is or will be qualified to effectively make and deliver applicable Compositions in accordance with all applicable Regulatory Approvals and other requirements comparable to those imposed on PHC under this Agreement; and

(c) Eden will promptly notify PHC of the selection and qualification of any Second Source (including, without limitation, the name, address and telephone number of the Second Source, the particular Compositions to be made, and the qualifications of such Second Source to make such Compositions). Upon such notification, PHC will cooperate in the qualification of such Second Source in accordance with any applicable regulatory authority, including, without limitation, the EPA.

5.2 License. PHC hereby grants to Eden a license to the Licensed Intellectual Property solely to make or have made by a Second Source solely for Eden, use, distribute, sell, have sold, import and otherwise commercialize and exploit the Compositions in the Territory (subject to the terms of this Agreement) during that portion of the Term after the occurrence of a Failure of Supply with respect to such Compositions, subject to and in accordance with the following:

(a) Eden will not exercise such license until the occurrence of a Failure of Supply with respect to any Compositions and Eden’s giving the notice described in Section 5.1(a);

(b) the license includes the exclusive right to sell, distribute, have sold and otherwise commercialize and exploit the Compositions as a part of the Products in the H&G Market in the Territory;

(c) if Eden elects to purchase Compositions directly from a Second Source then, notwithstanding any other provision of this Agreement, Eden will be responsible, and PHC will be relieved of any responsibility, for assuring that the Compositions are manufactured, packaged and labeled by the Second Source in accordance with the Regulatory Approvals;

(d) if the Second Source is a third party, the license will include a right to sell any Compositions made pursuant to the license to Eden or its subdistributors for distribution as a part of the Products in the Territory under this Agreement, but not the right to sell or distribute the Compositions to any other party; and

(e) Eden, at its option, may record evidence of this license with any applicable authorities in order to confirm and secure the rights hereunder.

5.3 Transition Support. Upon appointment of a Second Source by Eden following a Failure of Supply, PHC will provide the following transition support:

(a) PHC will provide, at its own expense, reasonable documentation, standard operating procedures and transition assistance to the Second Source to enable the Second Source to manufacture and/or supply the Compositions; and

(b) PHC will provide, at its own expense, a reasonable quantity of the seed used for fermentation and development of the Compositions.

5.4 Registrations. To the extent permitted by applicable regulations, upon a Failure of Supply, PHC will assist the Second Source in securing all necessary rights under the Regulatory Approvals.

5.5 Termination of Failure of Supply. Any Failure of Supply initiated under this Section 5 may be terminated as follows: (a) at the sole option and election of Eden, a Second Source may be terminated and the rights granted under this Section 5 concluded; or (b) upon the mutual agreement of the parties, PHC may resume production and supply of the Compositions under the terms of this Agreement and any corresponding rights of the Second Source will be terminated by Eden.

6. Intellectual Property Rights.

6.1 Claims By and Against PHC. PHC will have (a) the right to assert, or at its option settle, any claim or suit necessary to enforce its Intellectual Property rights (including those in the Trademarks) against any third party; and (b) the right to defend against, or at its option settle, any patent infringement claim relating to the Compositions made by any third party against PHC. PHC agrees to provide Eden with commercially reasonable notice of each such claim or suit. PHC agrees to use commercially reasonable efforts to enforce its Intellectual Property in the Compositions against any third party who PHC determines in its reasonable judgment (after consultation with Eden) is infringing such Intellectual Property rights, provided that such infringement is likely to have a material adverse impact on Eden’s sales of the Products. PHC will have sole control of the assertion or defense of any such action, including any appeals, settlement or compromise thereof, and will have full authority to enter into a binding settlement or compromise; provided, however, that PHC will not enter into any settlement or compromise that would obligate or affect Eden in an adverse manner with respect to its rights under this Agreement without Eden’s consent, which consent will not be unreasonably withheld or delayed.

6.2 Claims Against Eden. PHC will have the option (but not the obligation) to assume and defend any infringement claim made against Eden based upon the use of the Trademarks or the Compositions in association with the Products. Eden will promptly notify PHC of any such claim and will offer to tender defense thereof to PHC. PHC will promptly (and in no event later than 30 days after receipt of notice) notify Eden of its election or non-election to assume the defense of such claim. In the event PHC elects to assume the defense of and responsibility for any claim under this Section 6.2, (a) at the request and expense of PHC, Eden will reasonably assist PHC in the defense; (b) PHC will have sole control of the defense of any such action, including any appeals; and (c) PHC will have full authority to enter into a binding settlement or compromise, provided, however, that PHC will not enter into any settlement or compromise that would adversely affect Eden’s rights under this Agreement without Eden’s consent, which consent will not be unreasonably withheld or delayed. In the event PHC refuses or fails to assume any defense under this Section 6.2, Eden may, at its sole option and expense, defend, settle or otherwise compromise such claim, provided, however, that Eden will not enter into any settlement or compromise that would adversely affect PHC without PHC’s consent, which consent will not be unreasonably withheld or delayed. PHC agrees to provide, at its own expense, any assistance reasonably requested by Eden.

6.3 Limitation of Liability. PHC will have no liability of any kind to Eden under this Section 6 to the extent any such claim is based solely upon or arises solely out of (a) any use of any Trademark or Composition in a manner for which it was not approved, designed or intended to be used, as specified herein or in its labeling, if and to the extent such use was promoted by Eden; (b) any modification of any Trademark or Composition by Eden that causes either of them to become infringing; or (c) the use of any Composition in a manner inconsistent with the applicable Regulatory Approvals, if and to the extent such use was promoted by Eden.

6.4 Replacement Product. Notwithstanding the foregoing, if it is adjudicatively determined that a Trademark or Composition infringes, or, as a result of the Composition, a Product that incorporates the Composition infringes, or in PHC’s reasonable opinion is likely to be found to infringe, a third party’s Intellectual Property rights, or if the sale or use of such Composition or Product is, as a result, enjoined, then PHC will exercise commercially reasonable efforts to either (a) procure for Eden the right under such third party Intellectual Property rights to sell the Products; or (b) modify the Trademarks or Compositions, after consultation with Eden, to allow Eden to market a substitute Product.

6.5 Protection of Intellectual Property. During the Term, PHC will be responsible (a) for prosecuting and maintaining all registrations and applications for the Patents and Trademarks existing as of the Effective Date; and (b) to the extent it deems necessary or appropriate, for filing, prosecuting and maintaining any new or additional Intellectual Property rights associated with the Compositions.

7. Warranties.

7.1 Eden Corporate Warranties. Eden represents and warrants to PHC that the execution and delivery by Eden of this Agreement and the performance by Eden of its obligations hereunder have been duly authorized by all requisite corporate action and to the best of Eden’s knowledge will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of

Eden, as amended, or any provision of any indenture, agreement or other instrument to which Eden or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Eden. This Agreement has been duly executed and delivered by Eden and constitutes the legal, valid and binding obligation of Eden, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

7.2 PHC Corporate Warranties. PHC represents and warrants to Eden that the execution and delivery by PHC of this Agreement and the performance by PHC of its obligations hereunder have been duly authorized by all requisite corporate action and to the best of PHC’s knowledge will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of PHC, as amended, or any provision of any indenture, agreement or other instrument to which PHC or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of PHC. This Agreement has been duly executed and delivered by PHC and constitutes the legal, valid and binding obligation of PHC, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

7.3 PHC Composition Warranties. PHC represents and warrants to Eden that, when delivered by PHC, all Compositions sold under this Agreement will:

(a) comply with the Specifications and with all applicable laws and regulations, including design, manufacturing and labeling requirements, for the jurisdiction where Regulatory Approvals have been obtained pursuant to Section 4.1; and

(b) be free of defects in workmanship and materials.

7.4 Remedy. PHC will replace or credit Eden’s account for any Composition that it reasonably determines did not comply with the warranty provided at Section 7.3 at the time of delivery to Eden; provided, however, that PHC will have no obligation under this warranty to make replacements or grant credits necessitated, in whole or in part, by (a) the failure of Eden to maintain any Compositions in accordance with any transportation, storage, handling or maintenance instructions supplied by PHC; or (b) other fault or negligence of the Eden (except for any strict liability of PHC). Prior to returning any Composition alleged to be defective, Eden will notify PHC in writing of the claimed defect, together with the original invoice number and date. No Composition will be returned without first obtaining a returned goods authorization from PHC, which authorization will not be unreasonably withheld or delayed.

7.5 Limited Warranty. THE EXPRESS WARRANTIES OF EACH PARTY SET FORTH IN THIS SECTION 7 ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES OF EITHER PARTY, EXPRESS OR IMPLIED, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. IN NO EVENT WILL EITHER PARTY’S LIABILITY TO THE OTHER PARTY UNDER THIS ARTICLE 7 EXTEND TO ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFIT, GOODWILL OR TREBLE DAMAGES.

7.6 Limitation of Liability. PHC’S OBLIGATION TO REPAIR OR REPLACE ANY COMPOSITION, OR TO CREDIT EDEN’S ACCOUNT FOR THE PURCHASE PRICE, WILL BE EDEN’S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF WARRANTY UNDER THIS ARTICLE 7.3.

IN NO EVENT WILL PHC’S LIABILITY TO EDEN UNDER SECTION 7.3 EXCEED THE TOTAL FEES PAID BY EDEN TO PHC FOR THE COMPOSITIONS GIVING RISE TO SUCH LIABILITY.

8. Indemnification and Limitation of Liability.

8.1 Eden’s Indemnity. Eden will indemnify, defend and hold harmless PHC, at Eden’s expense, from and against any Claims brought against or incurred by PHC arising from any actions or omissions of Eden or its subdistributors in connection with the distribution and sale of the Products, including, without limitation, any Claim based upon (a) a breach by Eden (or its subdistributors) of any representation, warranty or other obligation of Eden under this Agreement; (b) the negligence or intentional misconduct of Eden, provided that in no event will Eden be liable for matters for which PHC is responsible under Section 8.2 or for punitive or exemplary damages; or (c) Product Liability Damages with respect to the failure of any Compositions produced by Eden or a Second Source pursuant to Article 5. Eden will maintain product liability insurance or self-insurance in such amounts as ordinary good business practice for its type of business would make advisable and will provide PHC with evidence of this coverage.

8.2 PHC’s Indemnity. PHC will indemnify, defend and hold harmless Eden, at PHC’s expense, from and against any Claims brought against or incurred by PHC arising from any act or omission of PHC or any third party acting on PHC’s behalf, including, without limitation, any Claim based upon (a) a breach of any representation, warranty or other obligation of PHC under this Agreement; (b) the negligence or intentional misconduct of PHC, provided, however, that in no event will PHC be liable for matters for which Eden is responsible for under Section 8.1 or for punitive or exemplary damages; and (c) Product Liability Damages with respect to the failure of any Compositions purchased by Eden from PHC. PHC will maintain product liability insurance or self-insurance in such amounts as ordinary good business practice for its type of business would make advisable and will provide Eden with evidence of this coverage.

8.3 Limitation on PHC’s Liability. PHC will not be liable under any circumstances to Eden (or to any third party, to the extent such limitation is permitted under applicable law) for any special, indirect, consequential or punitive damages, including, but not limited to, loss of profits, loss of business opportunities or loss of goodwill, even if advised of the possibility of such damages. EXCEPT FOR CLAIMS ARISING UNDER SECTIONS 8.2(B), 8.2(C), OR 9.1, IN NO EVENT WILL PHC’S LIABILITY FOR THE SUPPLY OF THE COMPOSITIONS TO EDEN EXCEED THE FEES PAID BY EDEN TO PHC FOR THE COMPOSITIONS GIVING RISE TO SUCH LIABILITY, OR, IF SUCH LIABILITY DOES NOT RELATE TO SPECIFIC COMPOSITIONS, IN NO EVENT WILL PHC’S LIABILITY EXCEED THE AMOUNT OF FEES PAID BY EDEN TO PHC FOR COMPOSITIONS PURSUANT TO THIS AGREEMENT DURING THE SIX (6) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY. PHC will have no liability of any kind to Eden under Section 8.2 to the extent a claim is based solely upon or arises solely out of the following: (a) the use of any Composition in a manner for which it was not designed or intended to be used as specified herein or in its labeling; (b) any modification, alteration or damage to any Compositions by Eden or any third party that causes it to become unsafe; or (c) the use of any Composition in a manner inconsistent with the applicable Regulatory Approvals in the jurisdiction of such use.

8.4 Limitation on Eden’s Liability. Eden will not be liable under any circumstances to PHC (or to any third party, to the extent such limitation is permitted under applicable law) for any special, indirect, consequential or punitive damages, including, but not limited to, loss of profits, loss of business opportunities or loss of goodwill, even if advised of the possibility of such damages. EXCEPT FOR CLAIMS ARISING UNDER SECTIONS 8.1(B), 8.1(C) OR 9.1, IN NO EVENT WILL EDEN’S LIABILITY TO PHC EXCEED THE AMOUNT OF FEES PAYABLE BY EDEN TO PHC UNDER THIS AGREEMENT DURING THE SIX (6) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

8.5 Procedure. If a Claim by a third party is made and a party (the “Indemnitee”) intends to claim indemnification under this Article 8, the Indemnitee will promptly notify the other party (the “Indemnitor”)

in writing of any Claim in respect of which the Indemnitee, or any of its subsidiaries, directors, officers, employees, shareholders, suppliers, distributors or subdistributors, intends to claim such indemnification and the Indemnitor will have sole control of the defense and/or settlement thereof, provided that the Indemnitee may participate in any such proceeding with counsel of its choice at its own expense. The indemnity agreement in this Article 8 will not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action will relieve such Indemnitor of any liability to the Indemnitee under this Article 8 only to the extent such failure is adversely prejudicial to its ability to defend such action. If the Indemnitor fails to provide defense of the Claim or to diligently defend or settle the same, the Indemnitee may defend or settle the Claim without prejudice to its rights to indemnification hereunder, provided that the Indemnitee does so diligently and in good faith. The Indemnitee may not enter into any settlement or agree to any stipulation that would adversely affect the rights of the Indemnitor or impose any additional obligation on the Indemnitor without the providing prior written notice to the Indemnitor. The Indemnitee, its employees and agents, will cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Claim, in order to be covered by this indemnification.

9. Confidentiality.

9.1 Confidential Information. Each party agrees to use commercially reasonable efforts to prevent any disclosure of the Confidential Information of the other party to any third parties by its agents or employees. Upon any termination of this Agreement, any Confidential Information of a party that has been provided to the other party will be returned upon written request.

9.2 Agreement Confidentiality. In the event any party proposes to issue any press release or public announcement concerning any of the provisions of this Agreement or the transactions contemplated hereby, such party will so advise the other party hereto, and the parties will thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other party’s written consent, except as may be required by any regulatory authority or by applicable law or regulation to confirm a party’s rights or obligations hereunder, and except for communications to such party’s employees or customers, or to investors or prospective investors, in each case subject to appropriate confidentiality obligations.

10. Term; Termination.

10.1 Term. This Agreement will take effect as of the Effective Date and will continue until the expiration of the last of the Patents to expire. Thereafter, this Agreement will automatically extend for additional consecutive five (5) year periods. Notwithstanding the foregoing, Eden may terminate this Agreement at any time, with or without cause, provided a Failure of Supply is not then in effect, by giving not less than thirty (30) days’ written notice to PHC.

10.2 Rights and Obligations on Termination. Upon termination of this Agreement, the parties will have the following rights and obligations:

(a) termination of this Agreement will not release Eden from the obligation to make payment of all amounts previously due and payable; and

(b) Eden may continue to sell any Products on hand in the H&G Market in the Territory for a period of up to twelve (12) months after the effective date of termination, subject to applicable Regulatory Approvals and provided any such continued sale of the Products shall be subject to the terms of this Agreement set forth at Sections 2.3, 3.1, 7, 8, 9, 11 and 12.

10.3 Remedies in the Event of Breach. Notwithstanding the terms of this Section 10, nothing in this Agreement will preclude either party from declaring the other party to be in breach of its performance obligations under this Agreement if such party fails to cure any material breach within thirty (30) days after notice thereof from the other party. Upon a declaration of breach, (a) the non-breaching party may seek recovery of monetary damages from the breaching party in a court of applicable jurisdiction; and (b) if PHC is the non-breaching party, PHC may withhold delivery of any outstanding Purchase Orders and otherwise suspend its performance under this Agreement without liability until such breach is remedied by Eden. PHC’s failure to fulfill any outstanding Purchase Orders or to supply Compositions to Eden, or PHC’s suspension of its performance under this Agreement, due to Eden’s uncured material breach shall not constitute a Failure of Supply.

11. Miscellaneous.

11.1 Relationship of the Parties. Each party is an independent contractor to the other in the operation and administration of this Agreement. Nothing in this Agreement will be construed as creating a partnership or joint venture between the parties.

11.2 Compliance with Laws. PHC and Eden will each be responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments in the Territory now or hereafter in effect relating to all activities with respect to the Products and compliance with this Agreement.

11.3 Governing Law and Compliance. This Agreement will be governed by the internal substantive laws of the Commonwealth of Pennsylvania without respect to its conflicts of law principles. The parties agree that the exclusive jurisdiction and venue of any legal action arising out of this Agreement will be the state or federal courts located in Pittsburgh, Pennsylvania, and each party hereby submits itself to the exclusive jurisdiction and venue of those courts for the purposes of such action. Notwithstanding the above, PHC, in its sole discretion, may bring an action against Eden in any other court of competent jurisdiction.

11.4 Assignment. Neither party will assign their rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; provided, however, that either party may: (a) assign this Agreement in its entirety to a wholly owned and controlled affiliate or an affiliate under common control and ownership; or (b) assign this Agreement to a successor to all or substantially all of such party’s business or assets by way of acquisition or merger, provided such successor assumes and agrees to perform all of the obligations of the assignor under this Agreement. Notwithstanding the foregoing, in the event PHC assigns any part of its business or obligations in any manner that prevents Eden from having adequate supply of or ability to purchase the Compositions, such event will be deemed a Failure of Supply as of the effective date of such assignment by PHC, and the provisions of Section 5 herein will apply.

11.5 Complete Agreement. This Agreement, and the Exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements whether written or oral relating hereto.

11.6 Waiver, Amendment. The failure of either party to enforce at any time any of the provisions of this Agreement will not, absent an express written waiver signed by such party specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement will be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement will be in writing and signed by both parties.

11.7 Notices. All notices or other communications to a party required or permitted hereunder will be in writing and will be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or will be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

If to Eden, to: 11816 North Creek Parkway N. Bothell, WA 98011	if to PHC, to: 440 William Pitt Way Pittsburg, PA 15238

Attn:	Attn:

Facsimile:	Facsimile:
with a copy to:	with a copy to:

Facsimile:	Facsimile:

Either party may change the above-specified recipient and/or mailing address by notice to the other parties given in the manner herein prescribed. All notices will be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail or delivery service).

11.8 Expenses. Except as expressly provided herein, PHC and Eden will pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

11.9 Illegality; Severability. In case any provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

11.10 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed as original and all of which together will constitute one instrument.

11.12 Execution of Further Documents. Each party agrees to execute and deliver without further consideration any applications, licenses, assignments or other documents, and to perform any other lawful acts as the other party may reasonably require to fully secure or evidence the rights or interests herein.

12. Defined Terms.

12.1 “Claim(s)” means all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest or penalties and costs and expenses of any nature, including, without limitation, disbursements, third party costs, settlements and reasonable attorney fees.

12.2 “Composition(s)” means the chemical formulations identified at Exhibit A.

12.3 “Confidential Information” means any confidential, proprietary or trade secret information, whether of a technical, business or other nature (including, without limitation, information relating to regulatory submissions, technology, software, products, services, designs, methodologies, business plans, finances, marketing plans, customers, prospects or other affairs), disclosed in writing and marked “Confidential” during the term of this Agreement or the term of the Confidentiality Agreement by the Disclosing Party to the Receiving Party, or if disclosed orally during either such term, is reduced to writing within the later of thirty (30) days of such disclosure or thirty (30) days of the Effective Date, excluding information that (a) was already in the possession of the Receiving Party prior to its receipt from the Disclosing Party under this Agreement or the Confidentiality Agreement (provided that the Receiving Party is able to provide the Disclosing Party with reasonable documentary proof thereof); (b)is or becomes part of the public domain by reason of acts not attributable to the Receiving Party; (c) is or becomes available to the Receiving Party from a source other than the Disclosing Party which source, to the best of the Receiving Party’s knowledge, has rightfully obtained such information and has no obligation of nondisclosure or confidentiality to the Disclosing Party with respect thereto; (d) is made available by the

Disclosing Party to a third party unaffiliated with the Disclosing Party on an unrestricted basis; (e) is independently developed by the Receiving Party completely without reference to any Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records; or (f) has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts, of the Receiving Party.

12.4 “EPA” means the United States Environmental Protection Agency or its successors.

12.5 “Failure of Supply” means a failure of supply by PHC as defined at Section 5.

12.6 “Home and Garden Market” or “H&G Market” means sales (a) directly to the general public; (b) to resellers or businesses that offer the Products to retailers or to the general public; and (c) to businesses that incorporate the Products into existing or new products to be sold to the general public, provided such Product sales are for the purposes of the protection of plants and seeds and the promotion of overall plant health. Eden will ensure that sales of the Products in the H&G Market is limited to packaged products that contain less than two (2) ounces of the Composition each.

12.7 “Intellectual Property” means letters patent and patent applications; trademarks, service marks and registrations thereof and applications therefor; copyrights and copyright registrations and applications; mask works and registrations thereof and applications therefor; and all inventions, discoveries, ideas, technology, know-how, trade secrets, trade dress, data, information, processes, formulas, drawings and designs, licenses, computer programs, software source code and object code, and all amendments, modifications and improvements thereto that are proprietary to a party hereto and for which such patent, trademark, copyright or mask work protections may exist and/or may be sought and obtained.

12.8 “Licensed Intellectual Property” means, with respect to a Failure of Supply, all Intellectual Property (excluding the Trademarks) and Regulatory Approvals (to the extent they can be licensed or otherwise made available under applicable law) used or held by PHC in connection with the manufacture or sale of the Compositions at the time of such Failure of Supply.

12.9 “Patent(s)” means any U.S. or foreign patents or patent applications relating to the Compositions held or acquired by PHC in connection with the Asset Purchase Agreement, together with any continuation, counterpart, divisional, issue, reissue, extension, renewal or reexamination of any of such patents or applications.

12.10 “Product(s)” means the Products incorporating the Compositions that are produced and sold by Eden as identified at Exhibit A.

12.11 “Product Liability Damages” means any liability, claim or expense, including but not limited to reasonable attorneys’ fees and medical expenses, arising in whole or in part out of claims of third parties for personal injury or loss of or damage to property relating to or arising out of the use of the Compositions or the Products, whether based on strict liability in tort, negligent manufacture of product, or any other allegation of liability arising directly from the design, testing, manufacture, packaging, labeling (including instructions for use), or sale of the Compositions or the Products, but excluding any liability, claim or expense based on contract (including, without limitation, warranty).

12.12 “Purchase Order(s)” means any purchase order submitted by Eden and accepted or required to be accepted by PHC in accordance with Article 3.6.

12.13 “Regulatory Approval” means any approval, permit, license or other authorization that is required prior to the marketing or distribution of the Compositions or the Products in any part of the Territory in accordance with then prevailing laws and regulations.

12.14 “Second Source” means a second source for any Product selected and qualified by Eden pursuant to Section 5.1.

12.15 “Specifications” means the specifications for the Compositions as detailed in the applicable EPA registrations.

12.16 “Term” means the period specified in Section 10.1.

12.17 “Territory” means all countries worldwide.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PHC:	EDEN:

PLANT HEALTH CARE, INC.	EDEN BIOSCIENCE CORPORATION

By:	By:
Name:	Name:
Title:	Title:

Attachments: Exhibit A, Exhibit B

EXHIBIT A

Products

Any current or future product sold in the H&G Market that incorporates the Compositions

Compositions

HarpinEA

Harpinab

Any additional Harpin protein-based products that are available or developed for sale

Trademarks

Messenger

Messenger

Harp-N-Tek

EXHIBIT B

JURISDICTIONS WHERE REGULATORY APPROVAL EXISTS FOR DISTRIBUTION

US PRODUCTS

a. U.S. federal regulatory approvals held in the name of Eden Bioscience Corporation:

i. US EPA Reg. No. 69834-2 (3% harpinEA)

ii.	US EPA Reg. No. 69834-4 (1% harpinEA) — Turf & Ornamental Label—no commercial products, no state registrations.

iii.	US EPA Reg. No. 69834-5 (1% harpinab)

iv.	US EPA Reg. No. 69834-6 (3% harpinEA) — me too registration for dried milk seed treatment. No state registrations.

v.	US EPA Reg. No. 80967-1-69834 (41% glyphosate) — Eden private label distributor registration/subregistration from MEY Corporation.

b.	U.S. federal regulatory applications currently pending at the EPA submitted in the name of Eden Bioscience Corporation*:

i.	US EPA File Symbol 69834-T (1% harpinab) — me too registration for seed treatment dried milk formulation (EBC-353).

ii.	US EPA File Symbol 69834-I (0.25% harpinab) — new product registration for seed treatment dried milk formulation (EBC-354).

iii.	US EPA File Symbol 69834-O (0.0125% harpinab + fertilizer) —EBC-280.

iv.	US EPA File Symbol 69834-RN (0.1% harpinab + fertilizer) — EBC-281.

v.	US EPA File Symbol 69834-RR (0.00125% harpinab + fertilizer) — EBC-282.

*	Note: Items c. iii, iv and v. are combination pesticide-fertilizer products that will require separate state registrations for both the pesticide and the fertilizer

c.	U.S. Fertilizer Products with Harp-N-TekTM — Registrations and/or Licenses held by Eden Bioscience Corporation**

i.	MightyPlantTM 18-18-18 plus micronutrients — Water Soluble All-Purpose Plant Food

ii.	MightyPlant CitruSSet 15-0-40 — Professional Water Soluble Fertilizer

iii.	MightyPlant 9-15-30 — Professional Water Soluble Fertilizer

iv.	MightyPlant 11-41-8 — Professional Water Soluble Fertilizer

**	Note: Federal Registration is not required for fertilizer products in the US. No pesticide claims are included on the MightyPlant labels and such products only require state registration/license as a fertilizer

d.	U.S. state regulatory product label approvals for harpin AB:

	ProAct (2lb 8oz)	Extend	E-Glyphosate Plus CoPAck (30 gal+1lb 4oz)	Messenger STS (2 lb)	N-Hibit (CST) (15 oz)	N-Hibit (hopper box) (12oz)
US EPA	Approved	Approved	Approved	Approved	Approved	Approved
Alabama	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Alaska	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Arizona	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Arkansas	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
California	Not Submitted	Not Submitted	Not Submitted	Limited	Not Submitted	Not Submitted
Colorado	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Connecticut	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Delaware	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Florida	Approved	Approved	Not Submitted	Approved	Approved	Approved
Georgia	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Hawaii	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Idaho	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Illinois	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Indiana	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Iowa	Approved	Not Submitted	Approved	Approved	Approved	Approved
Kansas	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Kentucky	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Louisiana	Approved	Not Submitted	Approved	Approved	Approved	Approved
Maine	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Maryland	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Massachusetts	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Michigan	Approved	Not Submitted	Approved	Approved	Approved	Approved
Minnesota	Approved	Not Submitted	Approved	Approved	Approved	Approved
Mississippi	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Missouri	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Montana	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Nebraska	Approved	Not Submitted	Approved	Approved	Approved	Approved
Nevada	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
New Hampshire	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
New Jersey	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
New Mexico	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
New York	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
North Carolina	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
North Dakota	Approved	Not Submitted	Approved	Approved	Approved	Approved
Ohio	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Oklahoma	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Oregon	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Pennsylvania	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Rhode Island	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
South Carolina	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
South Dakota	Approved	Not Submitted	Approved	Approved	Approved	Approved
Tennessee	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Texas	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Utah	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Vermont	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Virginia	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Washington	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
West Virginia	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Wisconsin	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Wyoming	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Washington DC	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Puerto Rico	Not Submitted	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted

e.	State regulatory approvals for MightyPlant products with Harp-N-Tek and for employ***

	MightyPlant (AG)	MightyPlant (AG)	MightyPlant (AG)	MightyPlant (AG)	Employ
	18-18-18 (25 lb)	15-0-40 (25 lb)	11-41-8 (25 lb)	9-15-30 (25 lb)	(5oz)
US EPA	Not Regulated	Not Regulated	Not Regulated	Not Regulated	Not Regulated
Alabama	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
Alaska	Not Regulated	Not Regulated	Not Regulated	Not Regulated	Not Regulated
Arizona	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Arkansas	Approved	Approved	Not Submitted	Not Submitted	Not Approved
California	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Colorado	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Connecticut	Approved	Not Submitted	Not Submitted	Not Submitted	Approved
Delaware	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Florida	Approved	Approved	Approved	Approved	Not Regulated
Georgia	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
Hawaii	Not Regulated	Not Regulated	Not Regulated	Not Regulated	Not Approved
Idaho	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Illinois	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Indiana	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Iowa	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Kansas	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Kentucky	Not Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Louisiana	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
Maine	Approved	Not Submitted	Not Submitted	Not Submitted	Approved
Maryland	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Massachusetts	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Michigan	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Minnesota	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Mississippi	Approved	Approved	Not Submitted	Not Submitted	Not Approved
Missouri	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Montana	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Nebraska	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Nevada	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
New Hampshire	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
New Jersey	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
New Mexico	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
New York	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
North Carolina	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
North Dakota	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Ohio	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Oklahoma	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Oregon	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Pennsylvania	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Rhode Island	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
South Carolina	Approved	Approved	Not Submitted	Not Submitted	Approved
South Dakota	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Tennessee	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
Texas	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Utah	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Vermont	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Virginia	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Washington	Not Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
West Virginia	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Wisconsin	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Wyoming	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Washington DC	Not Regulated	Not Regulated	Not Regulated	Not Regulated	Not Regulated
Puerto Rico	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved

***	Note: employTM Non-Plantfood Product is labeled for enhancement of nutrient uptake when applied as a tank mix with foliar nutritional products. employ is not subject to EPA registration and many states do not regulate products with such claims

INTERNATIONAL PRODUCT APPROVALS

f. International regulatory approvals for harpin EA:

3% harpinEA product is approved for use in several foreign countries on a variety of crops. This material is regulated as a pesticide in some countries, elsewhere it is designated a PGR, Plant Strengthener, or Biostimulant, etc. and in some countries it is not regulated. See regulatory approval table below for list of countries.

g.	International regulatory approvals for harpinab:

1% harpinab; product is approved for use in Germany as a Plant Strengthener on all crops.

h. International regulatory applications currently being sought for harpinab :

1% harpinab product is pending for use in Spain as a fertilizer on all crops

International Approvals:

4. Country	Status (Registrant)
USA (including Puerto Rico)	Registered (Eden)
Mexico	Registered (Eden Bioscience Mexico)
China	Approved, pending for the certificate
Guatamala	Registered (DuWest)
Honduras	Registered (DuWest)
Panama	Registered (Eden)
Costa Rica	Registered (DuWest)
El Salvador	Registered (DuWest)
Ecuador	Registered (UAP)
Germany	Approved (Eden)
Morocco	Considered as fertilizer; exempt from registration
Lesotho, Rwanda, Swaziland, Tanzania, Uganda,	Not subject to registration
Egypt	Registered (AMC — Agricultural Materials Company holds license for trading)
Kuwait, Jordan, Oman, Quatar,	Can be sold on the basis of the final US EPA registration certificate
United Arab Emirates	Registered (Eden listed as producer and AMC is listed as importer)
Spain	Registered (Eden Bioscience Europe SARL)
Cyprus	Registered (Manufacturer Eden Bioscience; applicant: E.H. Alevras & Sons Agricultural House Ltd); registration expires in November 2007

4. Country	Status (Registrant)
Finland	Exempt From Registration
Nicaragua	Registered (Eden)
Turkey	Registered (Agricultural Materials Company -Turkey)
Greece	Exempt from registration
Columbia	Registered (Clavio Benitez Ltd.; to be transferred to Agro S.A.))
South Africa	Not toxic; no registration needed (info from Dany Sapsford)

ProAct International registration status—Germany (Eden)

Exhibit C

Guaranty

FORM OF
GUARANTY

This guaranty (the “Guaranty”) is entered into as of _________ __, 200_ by PLANT HEALTH CARE plc, a public limited company duly organized and existing under the laws of England and Wales (“Guarantor”) for the benefit of EDEN BIOSCIENCE CORPORATION, a Washington corporation (“Payee”).

RECITALS

A. Pursuant to the terms of an Asset Purchase Agreement (the “Agreement”) of dated ____________, 2006 between Payee and Plant Health Care, Inc., a Pennsylvania corporation and a subsidiary of Guarantor (“Maker”), under which Maker agreed to purchase certain assets and assume certain obligations of Payee, Maker has delivered to Payee concurrently herewith a Secured Promissory Note in the original principal amount of $1,000,000 (the “Note”), along with a Security Agreement and Patent and Trademark Security Agreement (the “Security Agreement”). The Agreement, the Note, this Guaranty, and the Security Agreement, along with any amendments or modifications thereto, or instruments delivered in connection therewith, are collectively referred to herein as the “Documents.” Capitalized terms used in this Guaranty that are not defined herein shall have the meanings assigned to those terms in the Agreement.

B. Guarantor is the indirect parent of Maker and, as such, will derive direct and indirect economic benefits from the Agreement, including without limitation the provisions of the Note.

C. One of the conditions precedent to the obligations of Payee to consummate the transactions contemplated by the Agreement is receipt by Payee of this Guaranty from Guarantor. Guarantor is executing this Guaranty in order to satisfy that condition. Payee would not have accepted the Note but for the execution and delivery of this Guaranty.

NOW, THEREFORE, for valuable consideration, and in order to induce Payee to enter into the Agreement, Guarantor agrees as follows:

SECTION I
UNCONDITIONAL GUARANTY

Guarantor unconditionally, absolutely, and irrevocably guarantees payment and performance of all present and future debts, liabilities, and obligations of Maker to Payee under the Note, including, but not limited to, the due and punctual payment of the principal and interest owed pursuant to the Note, whether according to the present terms of the Note, or at any earlier or accelerated date or dates as provided therein, or pursuant to any amendment, modification, or replacement of the Note (collectively, the “Obligations”). The liability of Guarantor under this Guaranty includes accrued interest on any sum due under this Guaranty (calculated at the highest rate of interest in effect under the Note at the time in question) and expenses due pursuant to Section 10.6 of this Guaranty; provided, however, that the Obligations shall be subject to the rights of setoff provided to Maker under the Note.

SECTION II
WAIVERS BY GUARANTOR AND RIGHTS OF PAYEE

Guarantor intends that it shall remain unconditionally liable for payment of the Obligations regardless of any act or omission that otherwise might operate as a legal or equitable defense to discharge Maker, Guarantor, or any other guarantor of the Obligations in whole or in part. Therefore, Guarantor hereby waives any defense it has or may have to the enforceability of its obligations under this Guaranty (except those matters, if any, that may not be waived under the Uniform Commercial Code of the State of Delaware (the “UCC”) or other applicable law) by virtue of any of the following and, subject to the terms of the Documents and applicable law, Payee may do any of the following things as many times as Payee wishes, without Guarantor’s permission and without notifying Guarantor, and this will not affect Guarantor’s promise to pay the entire amount of the Obligations:

(a) Payee does not have to notify Guarantor of Payee’s acceptance of this Guaranty;

(b) Payee does not have to notify Guarantor of (i) Maker’s failure to pay all or any portion of the Obligations when due, or (ii) Maker’s failure to perform any other obligation under the Note;

(c) Payee may extend, renew, accelerate, or otherwise change the time for payment of any of Maker’s obligations to Payee;

(d) Payee may make any other changes to the Note pursuant to the terms of the Note;

(e) Payee may release Maker, any other guarantor of the Obligations, or anyone else against whom Payee may have the right to collect amounts that may become due under the Note;

(f) Payee may use the Collateral to satisfy the Obligations (in whole or in part, as applicable) and direct the order or manner of sale thereof pursuant to the terms and conditions of the Security Agreement in Payee’s good faith discretion;

(g) Payee may apply any money or Collateral received from or on behalf of Maker to the repayment of any indebtedness due to Payee from Maker in any order that Payee elect;

(h) Payee may release, surrender, substitute, add, or exchange any Collateral that Payee now holds or may later acquire as security for the Obligations, or Guarantor’s obligations hereunder;

(i) Payee may forbear from or forego pursuing Maker, or from foreclosing or otherwise realizing upon any security interest, letter of credit, or other guaranty;

(j) Payee may impair any Collateral, or Guarantor’s obligations hereunder, by Payee’s acts or omissions, including, but not limited to, Payee’s failure to perfect a security interest in any Collateral;

(k) Guarantor hereby waives any defense arising out of the absence, impairment, or loss of (i) any or all rights of recourse, reimbursement, contribution, or subrogation, or (ii) any other right or remedy of Guarantor against Maker, any other party, or any Collateral;

(l) Guarantor hereby waives any defense (i) arising by reason of any invalidity, ineffectiveness, or unenforceability of all or any portion of any of the Documents, or (ii) otherwise available to or asserted by Maker (other than full payment in cash);

(m) Guarantor waives diligence, demand for performance, notice of nonperformance, presentment, protest, notice of dishonor, and indulgences and notices of every other kind; and

(n) Guarantor agrees that Payee in its sole and absolute discretion may proceed against all or any portion of the Collateral by way of either judicial or nonjudicial foreclosure in accordance with the terms of the Security Agreement and applicable law.

If Guarantor pays the Obligations in accordance with the terms of this Guaranty, Payee shall assign Payee’s rights with respect to the Obligations under the Note and the Security Agreement to Guarantor (without recourse, warranty, or representation) provided, however, that such assignment shall be subject to the terms of this Guaranty, including the waivers set forth in this Section II of this Guaranty.

SECTION III
PAYEE’S RIGHT NOT TO PROCEED AGAINST MAKER,
OTHER GUARANTORS, OR COLLATERAL

If an Event of Default occurs under the Security Agreement and is continuing, Payee may enforce this Guaranty against Guarantor (a) without attempting to collect or without exhausting efforts to collect from Maker, any other guarantor, or anyone else who is or may be liable for the Obligations, or (b) without attempting to enforce the rights of Payee in any Collateral. Without limiting the foregoing, Payee may sue on the Note, may elect not to sue on the Note, may elect not to enforce the security interest in some or all of the Collateral, may sue less than all of the guarantors of the Obligations, or may take any other action authorized under the Documents or by law. In each case, Payee shall have the right to exercise all available remedies in whatever order Payee elects in accordance with the terms of the Agreement and applicable law and may join Guarantor in any suit on the Documents, or may proceed against Guarantor in a separate proceeding. In case of suit, sale, or foreclosure, only the net proceeds therefrom, after deducting all charges and expenses of any kind and nature whatsoever, shall be applied to the reduction of the amount due on the Note (or other Documents, as applicable), and Payee shall not be required to institute or prosecute proceedings to recover any deficiency as a condition of payment under or enforcement of this Guaranty. At any sale of all or any portion of the Collateral, Payee may in its discretion purchase all or any part of the Collateral and may apply against the amount bid therefor all or any portion of the balance of the Obligations. Guarantor hereby waives to the fullest extent permitted by applicable law at the time in question (including the UCC) the right to object to the amount that may be bid by Payee at such foreclosure sale.

SECTION IV
BANKRUPTCY AND ASSIGNMENT OF RIGHTS

Guarantor agrees that its obligation to pay the Obligations under the terms of this Guaranty shall not be impaired, modified, changed, released, or limited in any manner by any impairment, modification, change, release, defense, or limitation of the liability of Maker, or by the appointment of or existence of a receiver, trustee, debtor-in-possession, or estate under any bankruptcy or receivership case or proceeding with respect to Maker. That means, among other things, that if acceleration of the time for payment of any amount payable by Maker under any Document is stayed upon the insolvency, bankruptcy, or reorganization of Maker, all amounts owed by Maker to Payee that otherwise are subject to acceleration under the terms of the Documents nonetheless immediately shall be due and payable by Guarantor upon demand by Payee under this Guaranty for payment of such amounts (together with interest thereon in accordance with the last sentence of Section I of this Guaranty, regardless of whether Payee is entitled to recover such interest from Maker in any bankruptcy case filed by or with respect to Maker). Furthermore, if any payment made by Maker is reclaimed in a bankruptcy or receivership case or proceeding, Guarantor shall pay to Payee the amount reclaimed. Guarantor further assigns to Payee all rights Guarantor has or may have against Maker in any case or proceeding under the United States Bankruptcy Code, or any receivership or insolvency case or proceeding, until the Obligations have been paid in full. This assignment includes all rights of Guarantor to be paid by Maker even if those rights have nothing to do with this Guaranty. This assignment does not prevent Payee from enforcing Guarantor’s obligations under this Guaranty in any way.

SECTION V

GUARANTOR’S DUTY TO KEEP INFORMED OF MAKER’S AND OTHER
GUARANTORS’ FINANCIAL CONDITION

Guarantor now is informed adequately of Maker’s financial condition, and Guarantor agrees to keep so informed. Guarantor acknowledges that Payee has no obligation to provide Guarantor with any present or future information concerning the financial condition of Maker and changes in Maker’s or Guarantor’s financial condition shall not affect Guarantor’s obligations under this Guaranty. Guarantor has not relied on financial information furnished by Payee, and Guarantor will not do so in the future.

SECTION VI
REPRESENTATIONS AND WARRANTIES OF Guarantor

Guarantor represents and warrants to Payee as follows:

(a) The execution, delivery, and performance by Guarantor of this Guaranty do not and will not (i) conflict with or contravene any law, rule, regulation, judgment, order, or decree of any government, governmental instrumentality, or court having jurisdiction over Guarantor or Guarantor’s activities or properties, (ii) conflict with, or result in any default under, any agreement or instrument of any kind to which Guarantor is a party, or by which Guarantor, or any of Guarantor’s properties, may be bound or affected, or (iii) require the consent, approval, order, authorization of, registration with, or the giving of notice to any United States governmental authority or other governmental authority, or any person or entity not a party to the Documents;

(b) The execution, delivery, and performance by Guarantor of this Guaranty have been duly authorized by all necessary corporate action of Guarantor, do not require any shareholder approval, and do not contravene any provision of Guarantor’s articles of association or bylaws;

(c) This Guaranty constitutes the legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally, or by general principles of equity;

(d) There is no action, litigation, or other proceeding pending, or, to Guarantor’s knowledge, threatened against Guarantor before any court, arbitrator, or administrative agency that may have a material adverse effect on the assets or the business or financial condition of Guarantor, or that would prevent, hinder, or jeopardize the performance by Guarantor of Guarantor’s obligations under this Guaranty;

(e) Guarantor is familiar with all the covenants, terms, and conditions of the Agreement, the Note, and the other Documents; and

(f) Guarantor is not party to any contract, agreement, indenture, or instrument, or subject to any restrictions that individually or in the aggregate reasonably would be expected to have a Material Adverse Effect, or that would in any material way jeopardize the ability of Guarantor to perform its obligations under this Guaranty.

The foregoing representations and warranties are ongoing in nature and shall remain in force and effect until Guarantor has satisfied fully (or has been relieved of) its obligations under this Guaranty.

SECTION VII
SUBORDINATION OF INDEBTEDNESS OF MAKER TO GUARANTOR

Any indebtedness of Maker now or hereafter owed to Guarantor hereby is subordinated to the indebtedness of Maker owed to Payee, including, but not limited to, the obligation of Maker to pay interest and other amounts that would accrue and become due under or in respect of the Note or any other Document but for the filing by Maker (or with respect to Maker) of a petition in bankruptcy, or the operation of the automatic stay under Section 362(a) of the Bankruptcy Code (11 USC § 362(a)) (including, without limitation, Maker’s obligations to pay principal and interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities, and other payments related to or in respect of the Obligations contained in the Agreement). If Payee so requests, any or all indebtedness of Maker to Guarantor shall be collected, enforced, and received by Guarantor as trustee for Payee and shall be paid over to Payee on account of the Obligations, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

SECTION VIII
DURATION OF GUARANTY

This Guaranty will take effect on the date hereof without the necessity of any acceptance by Payee or any notice to Guarantor or to Maker, and will continue in full force and effect until such time that all of the Obligations shall have been fully and finally paid and satisfied. This Guaranty shall be reinstated automatically if any payment made in respect of the Obligations is reclaimed in a bankruptcy or receivership case or proceeding, until Payee is paid the reclaimed amount by Guarantor or another party and such amount is not subject to further reclamation.

SECTION IX
EVENTS OF DEFAULT; REMEDIES

9.1 Events of Default. The term “Event of Default,” whenever used in this Guaranty, means an Event of Default under the Note or the Security Agreement.

9.2 Effect of an Event of Default. Upon the occurrence and during the continuance of any Event of Default, the Obligations then, or at any time thereafter, at the option of Payee in accordance with the terms of the Note and the Security Agreement, immediately shall become due and payable without notice or demand, and Payee shall have an immediate right to pursue the remedies provided in this Guaranty.

9.3 Remedies. If an Event of Default occurs and is continuing, Payee shall have all rights and remedies provided by law including, but not limited to, the right of Payee to commence an action against Guarantor to recover any amount owed by Guarantor to Payee pursuant to the terms of this Guaranty. Guarantor hereby waives any notice of the occurrence of any Event of Default.

SECTION X
GENERAL PROVISIONS

10.1 Benefits of Agreement. Guarantor agrees that (a) this Guaranty shall inure to the benefit of and may be enforced by Payee (and Payee’s successors and assigns), and any subsequent holder of this Guaranty, the Note, and the other Documents, and (b) this Guaranty shall be binding upon and enforceable against Guarantor and Guarantor’s successors and permitted assigns, if any.

10.2 Assignment. Guarantor agrees that no assignment of its obligations under this Guaranty may be made without the prior, written consent of Payee at the time of such assignment (which consent may be withheld by Payee in Payee’s sole and absolute discretion). Subject to the terms of the Security Agreement, Payee may assign any or all of Payee’s rights and interests in and under this Guaranty, the Note, and the Security Agreement without the consent of Maker, Guarantor, or any other person or entity.

10.3 Governing Law. This Guaranty shall be construed according to the laws of the State of Delaware, without giving effect to its principles of conflicts of law.

10.4 Entire Agreement; Merger. This Guaranty constitutes the entire understanding between Payee and Guarantor with respect to Guarantor’s agreement to guarantee payment of the Obligations. No course of prior dealing between or among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement or modify any terms of this Guaranty. There are no conditions to the full effectiveness of this Guaranty. All prior and contemporaneous negotiations, understandings, and agreements between Guarantor and Payee with respect to the subject matter hereof are merged in this Guaranty.

10.5 Invalid Provisions. If any provision of this Guaranty is invalid, illegal, or unenforceable, such provision shall be considered severed from the rest of this Guaranty and the remaining provisions shall continue in full force and effect as if the invalid provision had not been included. This Guaranty may be changed, modified, or supplemented only by means of a written agreement signed by Guarantor and Payee at the time of such change, modification, or supplement.

10.6 Attorney Fees and Collection Expenses. If an Event of Default occurs, Payee shall be entitled to recover from Guarantor, upon demand, any reasonable out-of-pocket costs and expenses incurred in connection with the preservation of rights under, and enforcement of, this Guaranty and the other Documents, whether or not any lawsuit or arbitration proceeding is commenced, in all such cases including, without limitation, reasonable attorney fees and costs. Costs and expenses as referred to above shall include, without limitation, a reasonable hourly rate for collection personnel, whether employed in-house or otherwise, overhead costs as reasonably allocated to the collection effort, and all other reasonable out-of-pocket expenses actually incurred. Reasonable attorneys’ fees and costs shall include, without limitation, reasonable attorneys’ fees and costs incurred in connection with any bankruptcy case or other insolvency proceeding commenced by or against Maker, including all reasonable fees incurred in connection with (a) moving for relief from the automatic stay, to convert or dismiss the case or proceeding, or to appoint a trustee or examiner, or (b) proposing or opposing confirmation of a plan of reorganization or liquidation, in any case without regard to the identity of the prevailing party.

10.7 Consent to Jurisdiction and Venue. Guarantor hereby (a) irrevocably submits to the jurisdiction and venue of any state or federal court sitting in the State of Delaware, U.S.A., in any action or proceeding brought to enforce this Guaranty, or otherwise arising out of or relating to this Guaranty; (b) irrevocably waives to the fullest extent permitted by law any objection that Guarantor now or hereafter may have to the laying of venue in any such action or proceeding in any such forum; and (c) further irrevocably waives any claim that any such forum is an inconvenient forum. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, or in any other manner provided by law. Nothing in this Guaranty shall impair the right of Payee to bring any action or proceeding against Guarantor in any court of any other jurisdiction.

10.8 Waiver of Jury Trial. GUARANTOR HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY OF ANY CLAIM IT HAS OR HEREAFTER MAY HAVE AGAINST PAYEE (INCLUDING CROSS-CLAIMS AND COUNTERCLAIMS), INCLUDING, BUT NOT LIMITED TO, ANY CLAIM ARISING UNDER, IN CONNECTION WITH, OR IN RELATION TO THIS GUARANTY.

10.9 Direct, Unconditional Obligation. GUARANTOR UNDERSTANDS THAT PAYEE DOES NOT HAVE TO PURSUE MAKER OR PURSUE ANY OTHER REMEDIES BEFORE DEMANDING PAYMENT FROM GUARANTOR. GUARANTOR FURTHER UNDERSTANDS THAT IT WILL HAVE TO PAY AMOUNTS DUE FROM VESTA EVEN IF MAKER OR ANY OTHER GUARANTOR OF THE OBLIGATIONS DOES NOT MAKE THE PAYMENTS OR OTHERWISE IS RELIEVED OF THE OBLIGATION TO MAKE PAYMENTS.

PLANT HEALTH CARE plc (“Guarantor”)

By

Name:

Title:

Exhibit D

Security Agreement

FORM OF
SECURITY AGREEMENT AND PATENT AND TRADEMARK
SECURITY AGREEMENT

This Security Agreement and Patent and Trademark Security Agreement (the “Security Agreement”) is entered into as of ________ __, 200_, between PLANT HEALTH CARE, INC., a Pennsylvania corporation (“Debtor”) and EDEN BIOSCIENCE CORPORATION, a Washington corporation (“Secured Party”).

RECITALS

A. Pursuant to the terms of an Asset Purchase Agreement dated _______ __, 2006 (the “Agreement”) between Debtor and Secured Party, Secured Party is accepting from Debtor a Secured Promissory Note in the original principal amount of $1,000,000 (the “Note”) as a portion of the consideration paid pursuant to the Agreement. The Note, the Guaranty, this Security Agreement, and the Agreement, along with all amendments and modifications thereto, and all instruments delivered in connection therewith, are referred to as the “Documents.” Capitalized terms used in this Security Agreement that are not defined herein have the meanings assigned to those terms in the Agreement.

B. One of the conditions precedent to the agreement of Secured Party to close the transactions contemplated by the Agreement is that Debtor execute this Security Agreement and thereby grant Secured Party a first priority security interest in certain personal property of Debtor acquired from Secured Party pursuant to the Agreement and described in paragraph 1 of this Security Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Debtor and Secured Party agree as follows:

AGREEMENT

1. Security Agreement. Debtor hereby grants to Secured Party, on behalf of Secured Party, a security interest in the Collateral to secure the Obligations (as defined in the Guaranty) and agrees that Secured Party shall have the rights stated in this Security Agreement with respect to the Collateral, in addition to all other rights that Secured Party may have under applicable law and the other Documents. As used herein, the term “Collateral” means the following described property of Debtor, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located:

all of the “Equipment” and “Assigned Intellectual Property” as defined in the Agreement and all present and future right, title and interest of Debtor in and to that Exclusive License Agreement, dated as of May 1, 1995, between Secured Party and Cornell Research Foundation, as the same may be amended, modified, and the like from time to time (the “License”), solely to the extent permitted under such License, along with all proceeds (including insurance proceeds) of the same. In addition, the word “Collateral” includes all records and data relating to any of the property described above, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all of Debtor’s right, title, and interest in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media.

2. Representations and Warranties. Debtor represents and warrants to Secured Party as follows:

(a) The execution, delivery, and performance by Debtor of this Security Agreement do not and will not (i) conflict with or contravene any law, rule, regulation, judgment, order, or decree of any government, governmental instrumentality, or court having jurisdiction over Debtor or Debtor’s activities or properties, (ii) conflict with, or result in any default under, any agreement or instrument of any kind to which Debtor is a party, or by which Debtor, or any of Debtor’s properties, may be bound or affected (other than this Security Agreement), or (iii) require the consent, approval, order, authorization of, registration with, or the giving of notice to any United States governmental authority or other governmental authority, or any person or entity not a party to the Documents;

(b) The execution, delivery, and performance by Debtor of this Security Agreement has been duly authorized by all necessary corporate action of Debtor, do not require any shareholder approval, and do not contravene any provision of Debtor’s articles of incorporation or bylaws;

(c) This Security Agreement constitutes the legal, valid, and binding obligation of Debtor, enforceable against Debtor in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity;

(d) There is no action, litigation, or other proceeding pending, or, to Debtor’s knowledge, threatened against Debtor before any court, arbitrator, or administrative agency that may have a material adverse effect on the assets or the business or financial condition of Debtor, or that would prevent, hinder, or jeopardize the performance by Debtor of Debtor’s obligations under this Security Agreement, except for such actions disclosed on the Secured Parties Schedules to the Agreement;

(e) Debtor is familiar with all the covenants, terms, and conditions of the Agreement, the Note and the Guaranty; and

(f) Debtor is not party to any contract, agreement, indenture, or instrument, or subject to any restriction individually or in the aggregate that is reasonably likely to have a material adverse effect on Debtor’s financial condition or business, or that would in any way jeopardize the ability of Debtor to perform Debtor’s obligations under this Security Agreement.

The foregoing representations and warranties are on-going in nature and shall remain in force and effect until Debtor has satisfied fully (or has been relieved of) Debtor’s obligations under this Security Agreement.

3. Perfection of Secured Party’s Security Interest. Debtor agrees to execute such financing statements and to take whatever other reasonable actions are requested by Secured Party to perfect and continue Secured Party’s first lien security interest in the Collateral. Debtor hereby appoints Secured Party as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or to continue the security interest granted in this Security Agreement. In addition, Debtor hereby authorizes Secured Party at any time, and without further authorization from Debtor, to file a financing statement with respect to Debtor and the Collateral and to take such other lawful actions reasonably deemed necessary or desirable by Secured Party to perfect, or continue the perfection of, its security interest in the Collateral. Debtor will reimburse Secured Party for all expenses, up to $2,500, reasonably incurred in connection with the perfection and the continuation of the perfection of Secured Party’s security interest in the Collateral. This is a continuing Security Agreement and will continue in effect until all of the Obligations are indefeasibly satisfied in full.

4. Patent and Trademark Filings. Secured Party is hereby authorized to file this Agreement, or a summary thereof, with the U.S. Patent and Trademark Office in order to evidence Secured Party’s rights in any Assigned Intellectual Property. Debtor hereby appoints Secured Party as its attorney-in-fact to execute, and agrees upon request to execute, such other and further documents as Secured Party may reasonably deem necessary in order to evidence such rights, including execution of summaries thereof by Secured Party in the name of Debtor.

5. Transactions Involving Collateral. Except for accounts collected in the ordinary course of Debtor’s business or the disposition of assets, including used equipment, in the ordinary course of Debtor’s business, Debtor shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral in any manner not permitted by the Agreement. Debtor shall not pledge, mortgage, encumber, or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance, or charge, other than the security interest provided for in this Security Agreement, without the prior written consent of Secured Party.

Notwithstanding the foregoing, Debtor may sell items of Equipment from time to time without Secured Party’s consent, subject to Debtor’s obligation to prepay the Note as set forth therein.

6. Termination of Security Interest. At such time as all payment obligations under the Note have been satisfied in full, Secured Party shall execute and deliver to Debtor all deeds, assignments, termination statements and other instruments and to take such other actions as may be necessary or reasonably requested by Debtor to re-vest in Debtor full title to the Collateral, and Debtor hereby appoints Secured Party as its irrevocable attorney-in-fact from and after such time for the purpose of executing any such documents necessary to terminate the security interest granted herein.

7. Title. Debtor shall defend the rights of Secured Party in the Collateral against the claims and demands of all other persons.

8. Maintenance and Inspection of Collateral. Debtor shall maintain all tangible Collateral in substantially the same condition and repair (reasonable wear and tear excepted) as it was in when acquired from Secured Party pursuant to the Agreement. Debtor will not commit or permit damage to or destruction of any material part of the Collateral. Secured Party, and its designated representatives and agents, shall have the right to examine, inspect, and audit the Collateral wherever located in accordance with the Agreement. Debtor shall prosecute to completion all pending applications for intellectual property protection of the Assigned Intellectual Property, shall maintain in full force and effect all current registrations thereof, and shall protect and defend against all competing applications or registrations of intellectual property that may conflict therewith; provided that nothing herein shall require Debtor to prosecute or maintain any such applications in connection with Assigned Intellectual Property for which Debtor’s board of directors has determined in good faith that the loss or abandonment of such portion of the Assigned Intellectual Property would not have a material adverse effect on the value of the Collateral in the aggregate or on the ability of Debtor to perform Debtor’s obligations under this Security Agreement.

9. Compliance With Governmental Requirements. Debtor shall comply promptly in all material respects with all laws, ordinances, and regulations of all governmental authorities applicable to the production, disposition, or use of the Collateral, unless the failure to do so reasonably would not be expected to have a Material Adverse Effect. Debtor may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Secured Party’s interest in the Collateral, in Secured Party’s reasonable opinion, is not materially jeopardized.

10. Maintenance of Casualty Insurance. Debtor shall procure and maintain all risks insurance, including without limitation fire, theft, and liability coverage together with such other insurance as is customary in the industry with respect to the Collateral, in form, amounts, coverages, and basis as is customary in the industry and issued by a company or companies reasonably acceptable to Secured Party. Debtor, upon request of Secured Party, will deliver to Secured Party from time to time the policies or certificates of insurance in form reasonably satisfactory to Secured Party. Debtor also will make reasonable efforts to obtain stipulations that coverages will not be cancelled or diminished without at least ten days prior written notice to Secured Party and not including any disclaimer of the insurer’s liability for failure to give such a notice. In connection with all policies covering assets in which Secured Party holds a security interest, Debtor will provide Secured Party with such loss payable or other endorsements as Secured Party reasonably may require. If Debtor at any time fails to obtain or maintain any insurance as required under this Security Agreement, Secured Party may (but shall not be obligated to), after 30 days’ notice to Debtor, obtain such insurance as Secured Party deems appropriate, including if it so chooses “single interest insurance,” which will cover only Secured Party’s interest in the Collateral. Unless Debtor provides Secured Party with evidence of the insurance coverage as required herein, Secured Party may purchase insurance at Debtor’s expense to protect Secured Party’s interest. This insurance may, but need not, also protect Debtor’s interest. Debtor is responsible for the cost of any insurance purchased by Secured Party. The cost of this insurance may be added to the indebtedness secured hereunder.

11. Application of Insurance Proceeds. Debtor promptly shall notify Secured Party of any loss or damage to any material portion of the Collateral. Secured Party may make proof of loss if Debtor fails to do so within 15 days of the casualty. All proceeds of any insurance on the Collateral, including accrued proceeds thereon, shall be part of the Collateral.

12. Insurance Reports. Not more frequently than quarterly, upon the request of Secured Party, Debtor shall furnish to Secured Party reports on each existing policy of insurance covering any of the Collateral showing such information as Secured Party reasonably may request including the following: (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the property insured; (e) the then current value on the basis of which insurance has been obtained and the manner of determining that value; and (f) the expiration date of the policy.

13. Debtor’s Right to Possession. Until the occurrence of an Event of Default, Debtor shall have possession of the tangible personal property and beneficial use of all the Collateral and may use it in any lawful manner not inconsistent with this Security Agreement or the other Documents, provided that Debtor’s right to possession and beneficial use shall not apply to any Collateral where possession of the Collateral by Secured Party is required by law to perfect Secured Party’s security interest in such Collateral. If Secured Party at any time has possession of any Collateral, whether before or after an Event of Default, Secured Party shall exercise such reasonable care in the custody and preservation of the Collateral as Debtor shall request or as Secured Party would afford to its own property, but failure to honor any request by Debtor shall not of itself be deemed to be a failure to exercise reasonable care. Secured Party shall not be required to take any steps necessary to preserve any rights in the Collateral against prior secured parties, or to protect, preserve, or maintain any security interest given to secure the Collateral.

14. Expenditures by Secured Party. If not discharged or paid when due, Secured Party may (but shall not be obligated to), after prior written notice to Debtor, discharge or pay any amounts required to be discharged or paid by Debtor under this Security Agreement, including without limitation all taxes, liens, security interests, encumbrances, and other claims at any time levied or placed on the Collateral. Secured Party also may (but shall not be obligated to) pay all costs for insuring, maintaining, and preserving the Collateral in accordance with the terms of this Security Agreement. All such expenditures incurred or paid by Secured Party for such purposes then will bear interest at the Default Rate from the date incurred or paid by Secured Party to the date of repayment by Debtor. All such expenses shall become a part of the Obligations and, at Secured Party’s option, will (a) be payable on demand, (b) be added to the balance of the Agreement and be apportioned among and be payable with any installment payments to become due during either (i) the term of any applicable insurance policy or (ii) the remaining term of the Agreement, or (c) be treated as a balloon payment that will be due and payable at the Agreement’s maturity. This Security Agreement also will secure payment of these amounts. Such right shall be in addition to all other rights and remedies to which Secured Party may be entitled upon the occurrence of an Event of Default.

15. Events of Default. Each of the following shall constitute an Event of Default under this Security Agreement:

(a) The occurrence of an Event of Default under the Note;

(b) Any warranty, representation, or statement made or furnished to Secured Party by or on behalf of Debtor under this Security Agreement is false or misleading in any material respect, either now or at the time made or furnished; and

(c) This Security Agreement, the Note or the Guaranty ceases to be in full force and effect (including the failure of any document by its terms to create a valid and perfected first priority security interest or lien in all or any portion of the Collateral) at any time and for any reason.

16. Rights and Remedies on Default. If an Event of Default occurs under this Security Agreement, at any time thereafter, Secured Party shall have all the rights of a secured party under the Delaware Uniform Commercial Code. In addition and without limitation, Secured Party may exercise any one or more of the following rights and remedies:

(a) Secured Party may declare the entire Obligations, including any prepayment charge that Debtor would be required to pay, immediately due and payable, following written notice to Debtor;

(b) Secured Party may require Debtor to deliver to Secured Party all or any portion of the Collateral and any and all certificates of title and other documents relating to the Collateral. Secured Party may require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party. Secured Party also shall have full power to enter upon the property of Debtor to take possession of and remove the Collateral. If the Collateral contains other goods not covered by this Security Agreement at the time of repossession, Debtor agrees that Secured Party may take such other goods, provided that Secured Party makes reasonable efforts to return them to Debtor after repossession;

(c) Secured Party shall have full power to sell, lease, transfer, or otherwise deal with the Collateral or proceeds thereof in its own name or that of Debtor. Secured Party may sell the Collateral at public auction or private sale. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Secured Party will give Debtor reasonable notice of the time after which any private sale or any other intended disposition of the Collateral is to be made unless Debtor has signed, after an Event of Default occurs, a statement renouncing or modifying Debtor’s right to notification of sale. The requirements of reasonable notice shall be met if such notice is given at least ten days before the time of the sale or disposition. All expenses relating to the disposition of the Collateral, including, without limitation, the expenses of retaking, holding, insuring, preparing for sale and selling the Collateral, shall become a part of the Obligations secured by this Security Agreement and shall be payable on demand, with interest at the rate applicable to Prime Rate Loans from the date of expenditure until repaid;

(d) To the extent permitted by applicable law, Secured Party shall have the following rights and remedies regarding the appointment of a receiver: (i) Secured Party may have a receiver appointed as a matter of right, (ii) the receiver may be an employee of Secured Party and may serve without bond, and (iii) all fees of the receiver and his or her attorney shall become part of the Obligations secured by this Security Agreement and shall be payable on demand, with interest as set forth in the Note (including default interest), until repaid;

(e) Secured Party, either itself or through a receiver, may collect the payments, rents, income, and revenues from the Collateral. Secured Party at any time in its discretion may transfer any Collateral into its own name or that of its nominee and receive the payments, rents, income, and revenues therefrom and hold the same as security for the Obligations or apply it to payment of the Obligations in such order of preference as Secured Party may determine. Insofar as the Collateral consists of accounts, general intangibles, insurance policies, instruments, chattel paper, chooses in action, or similar property, Secured Party may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize on the Collateral as Secured Party may determine. For these purposes, Secured Party may, on behalf of and in the name of Debtor, receive, open, and dispose of mail addressed to Debtor; change any address to which mail and payments are to be sent; and endorse notes, checks, drafts, money orders, documents of title, instruments, and items pertaining to payment, shipment, or storage of any Collateral. To facilitate collection, Secured Party may notify account debtors and obligors on any Collateral to make payments directly to Secured Party;

(f) If Secured Party chooses to sell any or all of the Collateral and except as otherwise set forth in the Note, Secured Party may obtain a judgment against Debtor for any deficiency remaining on the Obligations due to Secured Party after application of all amounts received from the exercise of the rights provided in this Security Agreement. Debtor shall be liable for a deficiency even if the transaction described in this subsection is a sale of accounts or chattel paper;

(g) Except as may be expressly set forth to the contrary in this Security Agreement, Secured Party shall have all the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, as may be amended from time to time. In addition, Secured Party shall have and may exercise any or all other rights and remedies it may have available at law, in equity, or otherwise; and

(h) All of Secured Party’s rights and remedies, whether evidenced by this Security Agreement or the other Documents or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by Secured Party to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Debtor under this Security Agreement, after Debtor’s failure to perform, shall not affect Secured Party’s right to declare a default and to exercise its remedies.

17. Amendments and Waivers. No term, provision, or condition of this Security Agreement may be amended, waived, discharged, or terminated, except by a written instrument signed by Secured Party and, in the case of amendments, by Debtor.

18. Entire Agreement. This Security Agreement and the other Documents set forth and constitute the entire agreement between Secured Party and Debtor with respect to the Obligations and the Collateral. No oral promise or agreement of any kind or nature, other than those that have been reduced to writing and have been set forth in this Security Agreement and in the other Documents, has been made between Secured Party and Debtor with respect to the Obligations or the Collateral.

19. Applicable Law. This Security Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its choice of law principles.

20. Expenses. Debtor agrees to pay upon demand all of Secured Party’s reasonable costs and expenses, including attorneys’ fees, incurred in connection with the enforcement of this Security Agreement, subject to the second to the last sentence of Section 3 of this Security Agreement. Secured Party may pay someone else to help enforce this Security Agreement, and Debtor shall pay the costs and expenses of such enforcement. Costs and expenses include Secured Party’s reasonable attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (and including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Debtor also shall pay all court costs and such additional fees as may be directed by the court.

21. Jurisdiction. Debtor hereby irrevocably submits to the venue and jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Security Agreement. Debtor irrevocably waives to the fullest extent permitted by law any objection that Debtor now or hereafter may have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waives any claim that any such forum is an inconvenient forum. Debtor agrees that a final judgment in any such action or proceeding may be enforced in any other jurisdiction by suit on the judgment, or in any other manner provided by law. Nothing in this paragraph 21 of this Security Agreement shall impair the right of Secured Party to bring any action or proceeding hereunder in the courts of any other jurisdiction. In that regard, Debtor irrevocably submits to the nonexclusive jurisdiction of the appropriate courts of the jurisdiction in which Debtor is organized, or sitting in any place where property or an office of Debtor is located.

22. Caption Headings. Caption headings in this Security Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Security Agreement.

23. Notices. All notices required to be given under this Security Agreement shall be given in the manner specified in the Agreement.

24. Power of Attorney. Effective only during the continuance of an Event of Default, Debtor hereby appoints Secured Party as its true and lawful attorney-in-fact, irrevocably, with full power of substitution to do the following: (a) to demand, collect, receive, receipt for, sue and recover all sums of money or other property which may now or hereafter become due, owing or payable from the Collateral; (b) to execute, sign and endorse any and all claims, Instruments, receipts, checks, drafts or warrants issued in payment for the Collateral; (c) to settle or compromise any and all claims arising under the Collateral, and, in the place and stead of Debtor, to execute and deliver its release and settlement for the claim; and (d) to file any claim or claims or to take any action or institute or take part in any proceedings, either in its own name or in the name of Debtor, or otherwise, which in the discretion of Secured Party may seem to be necessary or advisable. This power is given as security for the Obligations, and the authority hereby conferred is and shall be irrevocable and shall remain in full force and effect until renounced by Secured Party.

25. Severability. If a court of competent jurisdiction finds any provision of this Security Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity. However, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Security Agreement in all other respects shall remain valid and enforceable.

26. Successor Interests. Subject to the limitations set forth above on transfer of the Collateral, this Security Agreement shall be binding upon and inure to the benefit of the parties, and their successors and assigns.

27. Waiver. Secured Party shall not be deemed to have waived any rights under this Security Agreement unless such waiver is given in writing and signed by Secured Party. No delay or omission on the part of Secured Party in exercising any right shall operate as a waiver of such right or any other right. A waiver by Secured Party of a provision of this Security Agreement shall not prejudice or constitute a waiver of Secured Party’s right otherwise to demand strict compliance with that provision or any other provision of this Security Agreement. No prior waiver by Secured Party, nor any course of dealing between Secured Party and Debtor, shall constitute a waiver of any of Secured Party’s rights, or of any of Debtor’s obligations, as to any future transactions. Whenever the consent of Secured Party is required under this Security Agreement, the granting of such consent by Secured Party in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Secured Party.

28. Statutory Notice.  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW (IF AND TO THE EXTENT APPLICABLE).

PLANT HEALTH CARE, INC. (“Debtor”)	EDEN BIOSCIENCE CORPORATION (“Secured Party”)
By	By
Name:	Name:
Title:	Title:

Annex B

WASHINGTON BUSINESS CORPORATION ACT

CHAPTER 23B.13 RCW
DISSENTERS’ RIGHTS

RCW Sections
23B.13.010	Definitions.
23B.13.020	Right to dissent.
23B.13.030	Dissent by nominees and beneficial owners.
23B.13.200	Notice of dissenters’ rights.
23B.13.210	Notice of intent to demand payment.
23B.13.220	Dissenters’ rights — Notice.
23B.13.230	Duty to demand payment.
23B.13.240	Share restrictions.
23B.13.250	Payment.
23B.13.260	Failure to take action.
23B.13.270	After-acquired shares.
23B.13.280	Procedure if shareholder dissatisfied with payment or offer.
23B.13.300	Court action.
23B.13.310	Court costs and counsel fees.

23B.13.010 Definitions. As used in this chapter:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)	“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder. [1989 c 165 § 140.]

23B.13.020 Right to dissent. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)	Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c)	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d)	An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e)	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)	A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)	The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a)	The proposed corporate action is abandoned or rescinded;

(b)	A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c)	The shareholder’s demand for payment is withdrawn with the written consent of the corporation. [2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

23B.13.030 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a)	The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b)	The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [2002 c 297 § 35; 1989 c 165 § 142.]

23B.13.200 Notice of dissenters’ rights. (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2)	If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220. [2002 c 297 § 36; 1989 c 165 § 143.]

23B.13.210 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)	A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [2002 c 297 § 37; 1989 c 165 § 144.]

23B.13.220 Dissenters’ rights — Notice. (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)	The notice must be sent within ten days after the effective date of the corporate action, and must:

(a)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c)	Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e)	Be accompanied by a copy of this chapter. [2002 c 297 § 38; 1989 c 165 § 145.]

23B.13.230 Duty to demand payment. (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2)	The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)	A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter. [2002 c 297 § 39; 1989 c 165 § 146.]

23B.13.240 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action. [1989 c 165 § 147.]

23B.13.250 Payment. (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)	The payment must be accompanied by:

(a)	The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b)	An explanation of how the corporation estimated the fair value of the shares;

(c)	An explanation of how the interest was calculated;

(d)	A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e)	A copy of this chapter. [1989 c 165 § 148.]

23B.13.260 Failure to take action. (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)	If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure. [1989 c 165 § 149.]

23B.13.270 After-acquired shares. (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)	To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280. [1989 c 165 § 150.]

23B.13.280 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a)	The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b)	The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c)	The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)	A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares. [2002 c 297 § 40; 1989 c 165 § 151.]

23B.13.300 Court action. (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)	The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)	The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)	The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)	The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)	Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270. [1989 c 165 § 152.]

23B.13.310 Court costs and counsel fees. (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b)	Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [1989 c 165 § 153.]

(PRELIMINARY COPY)

PROXY

EDEN BIOSCIENCE CORPORATION
PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 26, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Rhett Atkins and Bradley S. Powell, and each of them, as Proxy, with full power of substitution to represent and to vote, as designated below, all the voting shares of Eden Bioscience Corporation common stock held of record by the undersigned on December 22, 2006, at the Special Meeting of Shareholders to be held on February 26, 2007, or any adjournments or postponements thereof.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

1.     PROPOSAL TO APPROVE THE SALE OF THE COMPANY’S HARPIN PROTEIN TECHNOLOGY TO PLANT HEALTH CARE, INC. PURSUANT TO THE ASSET PURCHASE AGREEMENT DATED AS OF DECEMBER 1, 2006

FOR [  ]           AGAINST [  ]           ABSTAIN [  ]

2.     PROPOSAL TO ADJOURN THE SPECIAL MEETING TO ANOTHER TIME, DATE OR PLACE, IF NECESSARY IN THE JUDGMENT OF THE PROXY HOLDERS, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF PROPOSAL 1.

FOR [  ]           AGAINST [  ]           ABSTAIN [  ]

Your vote is important. Prompt return of this proxy card will help save the expense of additional solicitation efforts.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). Proxy cards properly executed and returned without direction will be voted FOR Proposals 1 and 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting and any adjournments or postponements thereof. The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement relating thereto.

Signature(s):
Signature(s):
Dated:	__________, 2007

Please sign above exactly as your name or names appear on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

FOLD AND DETACH HERE